Exhibit 99.4
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Index to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2007 and 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of CapitalSource Inc.
We have audited the accompanying consolidated balance sheets of CapitalSource Inc. (“CapitalSource”) as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of CapitalSource’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CapitalSource Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, CapitalSource adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109, as of January 1, 2007. In addition, as discussed in Note 2 to the consolidated financial statements, on January 1, 2009, CapitalSource adopted Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) and Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, and retrospectively adjusted all periods presented in the consolidated financial statements referred to above for the changes.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), CapitalSource’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2009 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
McLean, Virginia
March 2, 2009, except for the retrospective adoption of accounting principles described in Note 2, as to which the date is June 26, 2009

CapitalSource Inc.
Consolidated Balance Sheets

	December 31,	December 31,
	2008	2007
	($ in thousands)
ASSETS

Cash and cash equivalents	$1,338,563	$178,699
Restricted cash	419,383	513,803
Marketable securities, available-for-sale	642,714	—
Mortgage-related receivables, net	1,801,535	2,033,296
Mortgage-backed securities pledged, trading	1,489,291	4,030,180
Commercial real estate “A” Participation Interest, net	1,396,611	—
Loans held for sale	8,543	94,327
Loans:
Loans	9,396,751	9,717,146
Less deferred loan fees and discounts	(174,317)	(147,089)
Less allowance for loan losses	(423,844)	(138,930)

Loans, net	8,798,590	9,431,127
Interest receivable	117,516	95,441
Direct real estate investments, net	989,716	1,017,604
Investments	178,972	231,645
Goodwill	173,135	5,344
Other assets	1,065,063	407,898

Total assets	$18,419,632	$18,039,364

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$5,043,695	$—
Repurchase agreements	1,595,750	3,910,027
Credit facilities	1,445,062	2,207,063
Term debt	5,338,456	7,146,437
Other borrowings	1,573,813	1,679,374
Other liabilities	592,136	444,997

Total liabilities	15,588,912	15,387,898
Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 1,200,000,000 and 500,000,000 shares authorized, respectively; 282,804,211 and 220,704,800 shares issued and outstanding, respectively)	2,828	2,207
Additional paid-in capital	3,686,765	2,941,329
Accumulated deficit	(868,425)	(342,466)
Accumulated other comprehensive income, net	9,095	4,950

Total CapitalSource Inc. shareholders’ equity	2,830,263	2,606,020
Noncontrolling interests	457	45,446

Total shareholders’ equity	2,830,720	2,651,466

Total liabilities and shareholders’ equity	$18,419,632	$18,039,364

See accompanying notes.

CapitalSource Inc.
Consolidated Statements of Income

	Year Ended December 31,
	2008	2007	2006
	($ in thousands, except per share data)
Net investment income:
Interest income:
Loans	$946,593	$1,039,533	$847,730
Mortgage-backed securities pledged, trading	122,181	212,869	147,308
Other	39,787	25,501	21,495

Total interest income	1,108,561	1,277,903	1,016,533
Fee income	133,146	162,395	170,485

Total interest and fee income	1,241,707	1,440,298	1,187,018
Operating lease income	107,748	97,013	30,742

Total investment income	1,349,455	1,537,311	1,217,760
Interest expense:
Deposits	76,245	—	—
Borrowings	622,798	864,239	621,666

Total interest expense	699,043	864,239	621,666

Net investment income	650,412	673,072	596,094
Provision for loan losses	593,046	78,641	81,562

Net investment income after provision for loan losses	57,366	594,431	514,532
Operating expenses:
Compensation and benefits	143,401	157,755	135,912
Depreciation of direct real estate investments	35,889	32,004	11,468
Professional fees	52,578	29,375	28,340
Other administrative expenses	59,327	48,857	40,332

Total operating expenses	291,195	267,991	216,052
Other income (expense):
(Loss) gain on investments, net	(73,569)	20,270	12,101
(Loss) gain on derivatives	(41,082)	(46,150)	2,485
(Loss) gain on residential mortgage investment portfolio	(102,779)	(75,164)	2,528
Gain (loss) on debt extinguishment, net	58,856	678	(2,497)
Other income, net of expenses	(15,509)	25,716	22,711

Total other (expense) income	(174,083)	(74,650)	37,328

Net (loss) income before income taxes and cumulative effect of accounting change	(407,912)	251,790	335,808
Income tax (benefit) expense	(189,235)	87,563	37,177

Net (loss) income before cumulative effect of accounting change	(218,677)	164,227	298,631
Cumulative effect of accounting change, net of taxes	—	—	370

Net (loss) income	(218,677)	164,227	299,001
Net income attributable to noncontrolling interests	1,426	4,938	4,711

Net (loss) income attributable to CapitalSource Inc.	$(220,103)	$159,289	$294,290

Net (loss) income per share attributable to CapitalSource Inc.:
Basic	$(0.88)	$0.83	$1.77
Diluted	$(0.88)	$0.82	$1.74
Average shares outstanding:
Basic	251,213,699	191,697,254	166,273,730
Diluted	251,213,699	193,282,656	169,220,007
See accompanying notes.

CapitalSource Inc.
Consolidated Statements of Shareholders’ Equity

					Accumulated
					Other
		Additional			Comprehensive	Treasury		Total
	Common	Paid-in	Accumulated	Deferred	(Loss)	Stock,	Noncontrolling	Shareholders’
	Stock	Capital	Deficit	Compensation	Income, net	at cost	Interests	Equity
	($ in thousands)
Total shareholders’ equity as of December 31, 2005 (as reported)	$1,404	$1,248,745	$46,783	$(65,729)	$(1,339)	$(29,926)	—	$1,199,938
Impact of FSP APB 14-1 adoption	—	59,005	(13,095)	—	—	—	—	45,910

Total shareholder’s equity as of January 1, 2006	1,404	1,307,750	33,688	(65,729)	(1,339)	(29,926)	—	1,245,848
Purchase of subsidiaries	—	—	—	—	—	—	56,342	56,342
Net income	—	—	294,290	—	—	—	4,711	299,001
Other comprehensive income:
Unrealized gains, net of tax	—	—	—	—	3,804	—	—	3,804

Total comprehensive income								302,805
Cumulative effect of accounting change, net of taxes	—	(370)	—	—	—	—	—	(370)
Dividends paid	—	8,503	(346,746)	—	—	—	(4,703)	(342,946)
Issuance of common stock, net	391	912,767	—	—	—	—	—	913,158
Stock option expense	—	8,598	—	—	—	—	—	8,598
Exercise of options	7	7,043	—	—	—	—	—	7,050
Restricted stock activity	13	(50,146)	(48)	65,729	—	—	—	15,548
Tax benefit on exercise of options	—	3,018	—	—	—	—	—	3,018
Tax benefit on vesting of restricted stock grants	—	1,263	—	—	—	—	—	1,263

Total shareholders’ equity as of December 31, 2006	1,815	2,198,426	(18,816)	—	2,465	(29,926)	56,350	2,210,314
Purchase of subsidiary	—	—	—	—	—	—	635	635
Conversion of noncontrolling interests into CapitalSource Inc. common stock	5	11,528	—	—	—	—	(11,533)	—
Net income	—	—	159,289	—	—	—	4,938	164,227
Other comprehensive income:
Unrealized gains, net of tax	—	—	—	—	2,485	—	—	2,485

Total comprehensive income								166,712
Cumulative effect of adoption of FIN 48	—	—	(5,702)	—	—	—	—	(5,702)
Dividends paid	—	10,064	(477,237)	—	—	—	(4,944)	(472,117)
Issuance of common stock, net	374	684,190	—	—	—	29,926	—	714,490
Stock option expense	—	7,569	—	—	—	—	—	7,569
Exercise of options	4	4,746	—	—	—	—	—	4,750
Restricted stock activity	9	22,752	—	—	—	—	—	22,761
Tax benefit on exercise of options	—	1,077	—	—	—	—	—	1,077

					Accumulated
					Other
		Additional			Comprehensive	Treasury		Total
	Common	Paid-in	Accumulated	Deferred	(Loss)	Stock,	Noncontrolling	Shareholders’
	Stock	Capital	Deficit	Compensation	Income, net	at cost	Interests	Equity
	($ in thousands)
Tax benefit on vesting of restricted stock grants	—	977	—	—	—	—	—	977

Total shareholders’ equity as of December 31, 2007	2,207	2,941,329	(342,466)	—	4,950	—	45,446	2,651,466
Conversion of noncontrolling interests into CapitalSource Inc. common stock	20	44,969	—	—	—	—	(44,989)	—
Net income (loss)	—	—	(220,103)	—	—	—	1,426	(218,677)
Other comprehensive income:
Unrealized gains net of tax	—	—	—	—	4,145	—	—	4,145

Total comprehensive loss								(214,532)
Dividends paid	—	4,463	(305,856)	—	—	—	(1,426)	(302,819)
Proceeds from issuance of common stock, net	539	601,047	—	—	—	—	—	601,586
Exchange of convertible debt	62	73,078	—	—	—	—	—	73,140
Stock option expense	—	1,019	—	—	—	—	—	1,019
Exercise of options	1	361	—	—	—	—	—	362
Restricted stock activity	(1)	31,140	—	—	—	—	—	31,139
Tax benefit on exercise of options	—	109	—	—	—	—	—	109
Tax expense on vesting of restricted stock grants	—	(10,750)	—	—	—	—	—	(10,750)

Total shareholders’ equity as of December 31, 2008	$2,828	$3,686,765	$(868,425)	$—	$9,095	$—	$457	$2,830,720

See accompanying notes.

CapitalSource Inc.
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2008	2007	2006
	($ in thousands)
Operating activities:
Net (loss) income	$(218,677)	$164,227	$299,001
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities, net of impact of acquisitions:
Stock option expense	1,019	7,569	8,598
Restricted stock expense	42,575	36,921	24,695
(Gain) loss on extinguishment of debt	(58,856)	(678)	2,497
Non-cash prepayment fee	—	—	(8,353)
Cumulative effect of accounting change, net of taxes	—	—	(370)
Amortization of deferred loan fees and discounts	(90,967)	(88,558)	(86,248)
Paid-in-kind interest on loans	15,852	(30,053)	331
Provision for loan losses	593,046	78,641	81,562
Amortization of deferred financing fees and discounts	118,140	64,676	56,165
Depreciation and amortization	39,457	35,891	14,755
(Benefit) provision for deferred income taxes	(152,451)	41,793	(50,654)
Non-cash loss (gain) on investments, net	82,250	(865)	8,024
Impairment of Parent Company goodwill	5,344	—	—
Non-cash loss (gain) on property and equipment disposals	17,202	1,037	(404)
Unrealized loss (gain) on derivatives and foreign currencies, net	41,093	42,599	(1,470)
Unrealized loss on residential mortgage investment portfolio, net	50,085	75,507	4,758
Net decrease (increase) in mortgage-backed securities pledged, trading	2,559,389	(494,153)	(375,244)
Amortization of discount on residential mortgage investments	(8,619)	(39,380)	(32,090)
Accretion of discount on commercial real estate “A” participation interest	(23,777)	—	—
Increase in interest receivable	(16,515)	(23,673)	(27,889)
Decrease (increase) in loans held for sale, net	269,983	(598,897)	(9,143)
(Increase) decrease in other assets	(483,124)	(234,964)	10,285
Increase in other liabilities	123,943	194,974	82,576

Cash provided by (used in) operating activities, net of impact of acquisitions	2,906,392	(767,386)	1,382
Investing activities:
Decrease (increase) in restricted cash	94,420	(272,899)	47,538
Decrease (increase) in mortgage-related receivables, net	214,298	265,839	(2,333,434)
Decrease in commercial real estate “A” participation interest, net	447,804	—	—
Acquisition of CS Advisors CLO II	(18,619)	—	—
Decrease (increase) in receivables under reverse-repurchase agreements, net	—	51,892	(18,649)
Increase in loans, net	(12,551)	(1,434,109)	(1,919,862)
Acquisition of real estate, net of cash acquired	(10,121)	(248,120)	(498,005)
Acquisition of investments, net	(48,956)	(28,724)	(32,583)
Acquisition of marketable securities, available for sale, net	(639,116)	—	—
Net cash acquired in FIL transaction	3,187,037	—	—
Acquisition of property and equipment, net	(5,594)	(5,379)	(4,605)

Cash provided by (used in) investing activities	3,208,602	(1,671,500)	(4,759,600)
Financing activities:
Payment of deferred financing fees	(75,931)	(53,107)	(56,623)
Deposits accepted, net of repayments	(126,773)	—	—
(Repayments) borrowings under repurchase agreements, net	(2,314,277)	399,259	393,114
(Repayments) borrowings on credit facilities, net	(912,276)	(47,414)	130,567
Borrowings of term debt	56,108	2,860,607	5,508,204
Repayments of term debt	(1,808,720)	(1,503,018)	(1,548,875)
(Repayments) borrowings under other borrowings	(74,177)	320,630	206,685
Proceeds from issuance of common stock, net of offering costs	601,755	714,490	603,422
Proceeds from exercise of options	362	4,750	7,050
Tax (expense) benefits on share-based payments	(10,641)	2,054	4,281
Payment of dividends	(290,560)	(476,817)	(417,352)

	Year Ended December 31,
	2008	2007	2006
	($ in thousands)
Cash (used in) provided by financing activities	(4,955,130)	2,221,434	4,830,473

Increase (decrease) in cash and cash equivalents	1,159,864	(217,452)	72,255
Cash and cash equivalents as of beginning of year	178,699	396,151	323,896

Cash and cash equivalents as of end of year	$1,338,563	$178,699	$396,151

Supplemental information:
Cash paid during the year for:
Interest	$641,312	$768,259	$524,759
Income taxes, net of refunds	65,992	93,221	89,835
Noncash transactions from investing and financing activities:
Issuance of common stock in connection with dividends and real estate acquisition	$—	$—	$309,736
Assumption of FIL assets and liabilities	3,292,185	—	—
Exchange of common stock for convertible debentures	44,880	—	—
Assets acquired through foreclosure	127,315	20,225	—
Assumption of note payable	25,729	—	—
Acquisition of real estate	2,120	110,675	235,766
Conversion of noncontrolling interests into common stock	44,989	11,533	—
Assumption of intangible lease liability	—	30,476	—
Assumption of term debt	—	71,027	—
Change in fair value of standby letters of credit	—	104	1,565
Acquisition of investments in unconsolidated trusts	—	2,544	6,522
Dividends declared but not paid	13,827	—	—
See accompanying notes.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Organization
     CapitalSource Inc. (“CapitalSource”), a Delaware corporation, is a commercial lender that provides financial products to middle market businesses, and, through our wholly owned subsidiary, CapitalSource Bank, provides depository products and services in southern and central California. Our primary products include:
•	Depository Products and Services — Savings and money market accounts, Individual Retirement Accounts and certificates of deposit insured up to the maximum amounts permitted by the Federal Deposit Insurance Corporation (“FDIC”);

•	First Mortgage Loans — Commercial loans that are secured by senior first mortgage on real property of the client;

•	Senior Secured Asset-Based Loans — Commercial loans that are underwritten based on our assessment of the client’s eligible collateral, including accounts receivable, real estate related receivables and/or inventory;

•	Senior Secured Cash Flow Loans — Commercial loans that are underwritten based on our assessment of a client’s ability to generate cash flows sufficient to repay the loan and maintain or increase its enterprise value during the term of the loan, thereby facilitating repayment of the principal at maturity;

•	Direct Real Estate Investments — Investments in income-producing healthcare facilities that are generally leased through long-term, triple-net operating leases;

•	Term B, Second Lien and Mezzanine Loans — Commercial loans, including subordinated mortgage loans, that come after a client’s senior term loans in right of payment or upon liquidation;

•	Equity Investments — Opportunistically invested, typically in conjunction with commercial financing relationships and on the same terms as other equity investors; and

•	Residential Mortgage Investments — Invested in residential mortgage loans and residential mortgage-backed securities that constituted qualifying REIT assets.
     We currently operate as three reportable segments: 1) Commercial Banking, 2) Healthcare Net Lease, and 3) Residential Mortgage Investment. Our Commercial Banking segment comprises our commercial lending business activities; our Healthcare Net Lease segment comprises our direct real estate investment business activities; and our Residential Mortgage Investment segment comprises our residential mortgage investment and other investment activities in which we formerly engaged to optimize our qualification as a real estate investment trust (“REIT”).
     From January 1, 2006 to the third quarter of 2007, we presented financial results through two reportable segments: 1) Commercial Lending & Investment and 2) Residential Mortgage Investment. Our Commercial Lending & Investment segment comprised our commercial lending and direct real estate investment business activities and our Residential Mortgage Investment segment comprised all of our activities related to our investments in residential mortgage loans and residential mortgage-backed securities (“RMBS”). Changes were made in the way management organizes financial information to make operating decisions, resulting in the activities previously reported in the Commercial Lending & Investment segment being disaggregated into the Commercial Finance segment and the Healthcare Net Lease segment as described above. Beginning in the third quarter of 2008, we changed the name of our Commercial Finance segment to Commercial Banking to incorporate depository products and services of CapitalSource Bank. We have reclassified all comparative prior period segment information to reflect our three reportable segments. For financial information about our segments, see Note 26, Segment Data, in our accompanying audited consolidated financial statements for the years ended December 31, 2008.
Note 2. Summary of Significant Accounting Policies
     Our financial reporting and accounting policies conform to U.S. generally accepted accounting principles (“GAAP”).

Use of Estimates
     The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Management has made significant estimates in certain areas, including valuing certain financial instruments and other assets, assessing financial instruments and other assets for impairment, assessing the realization of deferred tax assets and determining the allowance for loan losses. Actual results could differ from those estimates.
Principles of Consolidation
     The accompanying financial statements reflect our consolidated accounts, including those of our majority-owned subsidiaries and variable interest entities (“VIEs”) where we determined that we are the primary beneficiary. All significant intercompany accounts and transactions have been eliminated.
Fair Value Measurements
     Effective January 1, 2008, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”), which establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. This statement applies whenever other accounting standards require or permit fair value measurement. Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (the “exit price”) in an orderly transaction between market participants.
     SFAS No. 157 establishes a fair value hierarchy which prioritizes the inputs into valuation techniques used to measure fair value. The hierarchy prioritizes observable data from active markets, placing measurements using those inputs in Level 1 of the fair value hierarchy, and gives the lowest priority to unobservable inputs and classifies these as Level 3 measurements. The three levels of the fair value hierarchy under SFAS No. 157 are described below:
     Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date;
     Level 2 — Valuations based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active or models for which all significant inputs are observable in the market either directly or indirectly; and
     Level 3 — Valuations based on models that use inputs that are unobservable in the market and significant to the overall fair value measurement.
     A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
     Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measurement. Therefore, even when market assumptions are not readily available, management’s own assumptions attempt to reflect those that market participants would use in pricing the asset or liability at the measurement date. For more information on our application of SFAS No. 157, see Note 25, Fair Value Measurements.
Cash and Cash Equivalents
     We consider all highly liquid investments with original maturities of three months or less to be cash equivalents. For the purpose of reporting cash flows, cash and cash equivalents include collections from our borrowers, amounts due from banks, U.S. Treasury securities, short-term investments and commercial paper with an initial maturity of three months or less.

Loans
     Loans held in our portfolio are recorded at the principal amount outstanding, net of deferred loan costs or fees and any discounts received or premiums paid on purchased loans. Deferred costs or fees, discounts and premiums are amortized over the contractual term of the loan, adjusted for actual prepayments, using the interest method. We use contractual payment terms to determine the constant yield needed to apply the interest method.
     Loans held for sale are accounted for at the lower of cost or fair value, which is determined on an individual loan basis, and include loans we originated or purchased that we intend to sell all or part of that loan in the secondary market. Direct loan origination costs or fees, discounts and premiums are deferred at origination of the loan and not amortized into income.
     As part of our management of the loans held in our portfolio, we will occasionally transfer loans from held in portfolio to held for sale. Upon transfer, the associated allowance for loan loss is charged-off and the carrying value of the loans is adjusted to the estimated fair value less costs to sell. The loans are subsequently accounted for at the lower of cost or fair value, with valuation changes recorded in other income, net of expenses in the accompanying audited consolidated statements of income. Gains or losses on the sale of these loans are also recorded in other income, net of expenses in the accompanying audited consolidated statements of income. In certain circumstances, loans designated as held for sale may later be transferred back to the loan portfolio based upon our intent to retain the loan. We transfer these loans to our portfolio at the lower of cost or fair value.
Allowance for Loan Losses
     Our allowance for loan losses represents management’s estimate of incurred loan losses inherent in our loan portfolio as of the balance sheet date. The estimation of the allowance is based on a variety of factors, including past loan loss experience, the current credit profile of our borrowers, adverse situations that have occurred that may affect the borrowers’ ability to repay, the estimated value of underlying collateral and general economic conditions. Losses are recognized when available information indicates that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated.
     We perform periodic and systematic detailed reviews of our loan portfolios to identify credit risks and to assess the overall collectibility of those portfolios. The allowance on certain pools of loans with similar characteristics is based on aggregated portfolio segment evaluations generally by loan type and is estimated using reserve factors that are reflective of estimated historical and industry loss rates. The commercial portfolios are reviewed on an individual loan basis. Loans subject to individual reviews are analyzed and segregated by risk according to our internal risk rating scale. These risk classifications, in conjunction with an analysis of historical loss experience, current economic conditions, industry performance trends, and any other pertinent information, including individual valuations on nonperforming loans, are factored in the estimation of the allowance for loan losses. The historical loss experience is updated quarterly to incorporate the most recent data reflective of the current economic environment.
     If necessary, a specific allowance for loan losses is established for individual impaired commercial loans. A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the agreement. Once a loan has been identified as individually impaired, management measures impairment in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, (“SFAS No. 114”). Individually impaired loans are measured based on the present value of payments expected to be received, observable market prices, or the estimated fair value of the collateral. We generally do not factor in guarantees from or capital call agreements with our borrowers’ private equity sponsors in determining the overall allowance for loan losses. If the recorded investment in impaired loans exceeds the present value of payments expected to be received, a specific allowance is established as a component of the allowance for loan losses.
     When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged off against the allowance for loan losses. To the extent we later collect amounts previously charged off, we will recognize a recovery by increasing the allowance for loan losses for the amount received.
     We also consider whether losses may have been incurred in connection with unfunded commitments to lend although, in making this assessment, we exclude from consideration those commitments for which funding is subject to our approval based on the adequacy of underlying collateral that is required to be presented by a client or other terms and conditions.

Real Estate Owned
     Real Estate Owned (“REO”), includes foreclosed property received in full satisfaction of a loan. We recognize REO upon the earlier of the loan foreclosure event or when we take physical possession of the property (i.e., through a deed in lieu of foreclosure transaction). REO is initially measured at its fair value less its estimated costs to sell. We treat any excess of our recorded investment in the loan over the fair value less estimated costs to sell the property as a charge-off to the allowance for loan losses.
     REO that we do not intend to sell are classified separately as held for use, are depreciated and are recorded in other assets in the accompanying audited consolidated balance sheets. We report REO that we intend to sell, are actively marketing and that are available for immediate sale in their current condition as held for sale. These REO are reported at the lower of their carrying amount or fair value less estimated selling costs, from the date of foreclosure, and are not depreciated. The fair value of our REO is determined by third party appraisals, when available. When third party appraisals are not available, we estimate fair value based on factors such as prices for similar properties in similar geographical areas and/or assessment through observation of such properties. We recognize a loss for any subsequent write-down of the REO to its fair value less its estimated costs to sell through a valuation allowance with an offsetting charge to other (expense) income in the accompanying audited consolidated statements of income. A recovery is recognized for any subsequent increase in fair value less estimated costs to sell up to the cumulative loss previously recognized through the valuation allowance. We recognize cost of operating and gains or losses on sales of REO through other (expense) income in the accompanying audited consolidated statements of income.
Goodwill Impairment
     Under SFAS No. 142, Goodwill and Other Intangible Assets, goodwill must be allocated to reporting units and tested for impairment. We test goodwill for impairment at least annually, and more frequently if events or circumstances, such as adverse changes in the business climate, indicate that there may be justification for conducting an interim test. Impairment testing is performed at the reporting unit level. The first step of the test is a comparison of the fair value of each reporting unit to its carrying amount, including goodwill. The fair values of each reporting unit are determined using either independent third party or internal valuations. If the fair value is less than the carrying value, then the second step of the test is needed to measure the amount of potential goodwill impairment. The implied fair value of the goodwill is calculated and compared with the carrying amount of goodwill. If the carrying value of goodwill exceeds the implied fair value of that goodwill, then we would recognize an impairment loss in the amount of the difference, which would be recorded as a charge against net (loss) income.
     During the year ended December 31, 2008, we recorded goodwill impairment of $5.3 million included in other (expense) income on the accompanying audited consolidated statement of income. The remaining balance of goodwill of $173.1 million as of December 31, 2008 was entirely attributable to the acquisition of CapitalSource Bank and was not considered to be impaired as of December 31, 2008.
Investments in Debt Securities and Equity Securities That Have Readily Determinable Fair Values
     All debt securities, as well as all purchased equity securities that have readily determinable fair values, are classified on our consolidated balance sheets based on management’s intention on the date of purchase. Debt securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All RMBS that we purchase and classify as trading investments are stated at fair value with unrealized gains and losses included in gain (loss) on residential mortgage investment portfolio on the accompanying audited consolidated statements of income. All other debt securities, as well as equity investments in publicly traded entities, are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in accumulated other comprehensive income (loss) on our accompanying audited consolidated balance sheets on an after-tax basis.
Investments in Equity Securities That Do Not Have Readily Determinable Fair Values
     Purchased common stock or preferred stock that is not publicly traded and/or does not have a readily determinable fair value is accounted for pursuant to the equity method of accounting if our ownership position is large enough to significantly influence the operating and financial policies of an investee. This is generally presumed to exist when we own between 20% and 50% of a corporation, or when we own greater than 5% of a limited partnership or limited liability company. Our share of earnings and losses in equity method investees is included in other income, net of expenses in the accompanying audited consolidated statements of income. If our ownership position is too small to provide such influence, the cost method is used to account for the equity interest.

     For investments accounted for using the cost or equity method of accounting, management evaluates information such as budgets, business plans, and financial statements of the investee in addition to quoted market prices, if any, in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline in value include, but are not limited to, recurring operating losses and credit defaults. We compare the estimated fair value of each investment to its carrying value each quarter. For any of our investments in which the estimated fair value is less than its carrying value, we consider whether the impairment of that investment is other-than-temporary.
     If it has been determined that an investment has sustained an other-than-temporary decline in its value, the equity interest is written down to its fair value through income and a new carrying value for the investment is established.
     Realized gains or losses resulting from the sale of investments are included in (loss) gain on investments, net in the accompanying audited consolidated statements of income.
Mortgage-Related Receivables
     Investments in mortgage-related receivables are recorded at amortized cost. Premiums and discounts that relate to such receivables are amortized into interest income over the estimated lives of such assets using the interest method.
Transfers of Financial Assets
     We account for transfers of commercial loans and other financial assets to third parties or special purpose entities (“SPEs”) that we establish as sales if we determine that we have relinquished effective control over the assets. In such transactions, we allocate the recorded carrying amount of transferred assets between retained and sold interests based upon their fair values. We record gains and losses based upon the difference of proceeds received and the carrying amount of transferred assets that are allocated to sold interests.
     We account for transfers of financial assets in which we receive cash consideration, but for which we determine that we have not relinquished control, as secured borrowings.
Investments in Warrants and Options
     In connection with certain lending arrangements, we sometimes received warrants or options to purchase shares of common stock or other equity interests from a client without any payment of cash in connection with certain lending arrangements. These investments are initially recorded at estimated fair value. The carrying value of the related loan is adjusted to reflect an original issue discount equal to the estimated fair value ascribed to the equity interest. Such original issue discount is accreted to fee income over the contractual life of the loan in accordance with our income recognition policy.
     Warrants and options that are assessed as derivatives are subsequently measured at fair value through earnings as a component of (loss) gain on investments, net on the accompanying audited consolidated statements of income.
Deferred Financing Fees
     Deferred financing fees represent fees and other direct incremental costs incurred in connection with our borrowings. These amounts are amortized into income as interest expense over the estimated life of the borrowing using the interest method.
Property and Equipment
     Property and equipment are stated at cost and depreciated or amortized using the straight-line method over the following estimated useful lives:

Buildings and improvements	10 to 40 years
Leasehold improvements	remaining lease term
Computer software	3 years
Equipment	5 years
Furniture	7 years

Direct Real Estate Investments
     We lease our direct real estate investments through long-term, triple-net operating leases. Under these triple-net leases, the client agrees to pay all facility operating expenses, as well as make capital improvements.
     We allocate the purchase price of our direct real estate investments to net tangible and identified intangible assets acquired, primarily lease intangibles, based on their estimated fair values at the time of acquisition. In making estimates of fair values for purposes of allocating the purchase price, we utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. When valuing the acquired properties, we do not include the value of any in-place leases. We also consider information obtained about each property as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired and liabilities assumed.
     Depreciation is computed on a straight-line basis over the estimated useful lives ranging from 10 to 40 years for buildings. Equipment related to our direct real estate investments is depreciated in accordance with our property and equipment policy, as outlined above.
     In assessing lease intangibles, we recognize above-market and below-market in-place lease values for acquired operating leases based on the present value of the difference between: (1) the contractual amounts to be received pursuant to the leases negotiated and in-place at the time of acquisition of the facilities; and (2) management’s estimate of fair market lease rates for the facility or equivalent facility, measured over a period equal to the remaining non-cancelable term of the lease. Factors to be considered for lease intangibles also include estimates of carrying costs during hypothetical lease-up periods, market conditions, and costs to execute similar leases. The capitalized above-market or below-market lease values are classified as intangible assets, net and lease obligations, net, respectively, and are amortized to operating lease income over the remaining non-cancelable term of each lease. We also acquired select direct real estate investments through transactions in which we typically execute long-term triple-net leases, at market rates, simultaneously with such acquisitions.
     We assess our real estate investments and the related intangible assets for impairment indicators whenever events or changes in circumstances indicate the carrying amount may not be recoverable; such assessment is performed not less than annually. Our assessment of the existence of impairment indicators is based on factors such as, but not limited to, market conditions, operator performance and the lessee’s compliance with lease terms. If we determine that indicators of impairment are present, we evaluate the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying facilities. Provisions for impairment losses related to long-lived assets may be recognized when expected future undiscounted cash flows are determined to be less than the carrying values of the assets. An adjustment is made to the net carrying value of the leased properties and other long-lived assets for the excess over their estimated fair value. The fair value of the real estate investment is determined by market research, which includes valuing the property as a healthcare facility as well as other alternative uses. All impairments are taken as a period cost at that time, and depreciation is adjusted going forward to reflect the new value assigned to the asset.
     If we decide to sell a real estate investment, we evaluate the recoverability of the carrying amounts of the assets. If the evaluation indicates that the carrying value is not recoverable from estimated net sales proceeds, the property is written down to estimated fair value less costs to sell. Our estimates of cash flows and fair values of the properties are based on current market conditions and consider matters such as rental rates and occupancies for comparable properties, recent sales data for comparable properties, and, where applicable, contracts or the results of negotiations with purchasers or prospective purchasers.
Interest and Fee Income Recognition on Loans
     Interest and fee income, including income on impaired loans, fees due at maturity and paid-in-kind (“PIK”) interest, is recorded on an accrual basis to the extent that such amounts are expected to be collected. Carrying value adjustments of revolving lines of credit are amortized into interest and fee income over the contractual life of a loan on a straight line basis, while carrying value adjustments of all other loans are amortized into earnings over the contractual life of a loan using the interest method.
     Loan origination fees are deferred and amortized as adjustments to the related loan’s yield over the contractual life of the loan. We do not take loan fees into income when a loan closes. In connection with the prepayment of a loan, any remaining unamortized deferred fees for that loan are accelerated and, depending upon the terms of the loan, there may be an additional fee that is charged based upon the prepayment and recognized in the period of the prepayment.

     We accrete any discount from purchased loans into fee income in accordance with our policies up to the amount of contractual interest and principal payments expected to be collected. If management assesses that, upon purchase, a portion of contractual interest and principal payments are not expected to be collected, a portion of the discount will not be accreted (non-accretable difference).
     We will generally place a loan on non-accrual status if a loan is 90 days or more past due, or we expect that the borrower will not be able to service its debt and other obligations. When a loan is placed on non-accrual status, the recognition of interest and fee income on that loan will stop until factors indicating doubtful collection no longer exist and the loan has been brought current. Payments received on non-accrual loans are applied to principal. On the date the borrower pays all overdue amounts in full, the borrower’s loan will emerge from non-accrual status and all overdue charges (including those from prior years) are recognized as interest income in the current period.
Operating Lease Income Recognition
     Substantially all of our direct real estate investments are leased through long-term, triple-net operating leases and typically include fixed rental payments, subject to escalation over the life of the lease. We recognize operating lease income on a straight-line basis over the life of the lease when collectibility is reasonably assured. We do not recognize any income on contingent rents until payments are received and all contingencies have been eliminated.
Income Recognition and Impairment Recognition on Securities
     For most of our investments in debt securities, we use the interest method to amortize deferred items, including premiums, discounts and other basis adjustments, into interest income over the estimated lives of the securities.
     Declines in the fair value of debt securities classified as available-for-sale securities are recognized in earnings when we have concluded that a decrease in the fair value of a security is other-than-temporary. This review considers a number of factors, including the severity of the decline in fair value, credit ratings and the length of time the investment has been in an unrealized loss position. We recognize impairment when quantitative and qualitative factors indicate that we may not recover the unrealized loss. One of the factors we consider is our intent and ability to hold the investment until a point in time at which recovery can be reasonably expected to occur. We apply significant judgment in determining whether impairment loss recognition is appropriate. Debt securities that are classified as trading are not assessed for impairment.
     For investments in non-investment grade securitized assets that are classified as available-for-sale, changes in the effective yield due to changes in estimated cash flows are recognized on a prospective basis as adjustments to interest income in future periods. Additionally, we assess and measure impairment in such investments and recognize an impairment loss when the fair value of a security declines below its recognized carrying amount and an adverse change in expected cash flows has occurred. Determination of whether an adverse change has occurred involves judgment about expected prepayments and credit events.
Derivative Instruments
     We enter into derivative contracts primarily to manage the interest rate risk associated with certain assets, liabilities, or probable forecasted transactions. As of December 31, 2008 and 2007, all of our derivatives were held for risk management purposes and none were designated as accounting hedges.
     Our derivatives are recorded in other assets or other liabilities, as appropriate, on our accompanying audited consolidated balance sheets. The changes in fair value of our derivatives and the related interest accrued are recognized in other income, net of expenses on the accompanying audited consolidated statements of income.
Securities Purchased under Agreements to Resell and Securities Sold under Agreements to Repurchase
     Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. Our policy is to obtain the use of securities purchased under agreements to resell. The market value of the underlying securities that collateralize the related receivable on agreements to resell is monitored, including accrued interest. We may require counterparties to deposit additional collateral or return collateral pledged, when appropriate.

     In instances where we acquire mortgage-backed securities through repurchase agreements with the same counterparty from whom the investments were purchased, we account for the purchase commitment and repurchase agreement on a net basis and record a forward commitment to purchase mortgage-backed securities as a derivative instrument. Such forward commitments are recorded at fair value with subsequent changes in fair value recognized in income.
Income Taxes
     When we filed our federal income tax return for the year ended December 31, 2006, we elected REIT status under the Internal Revenue Code (the “Code”). We operated as a REIT through 2008, but revoked our REIT election effective January 1, 2009. While we were a REIT, we were required to distribute at least 90% of our REIT taxable income to our shareholders and meet the various other requirements imposed by the Code, through actual operating results, asset holdings, distribution levels and diversity of stock ownership. While we were a REIT, we generally were not subject to corporate-level income tax on the earnings distributed to our shareholders that we derived from our REIT qualifying activities. We were subject to corporate-level tax on the earnings we derived from our taxable REIT subsidiaries (“TRSs”). We were still subject to foreign, state and local taxation in various foreign, state and local jurisdictions, including those in which we transact business or reside.
     As certain of our subsidiaries were TRSs, we continued to report a provision for income taxes within our consolidated financial statements. We use the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates for the periods in which the differences are expected to reverse to the extent that they relate to tax positions that are more likely than not to be sustained upon examination based on the technical merits of the position. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the changes. A valuation allowance is recognized for a deferred tax asset if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. The evaluation pertaining to the tax expense and related tax asset and liability balances involves a high degree of judgment and subjectivity around the ultimate measurement and resolution of these matters.
     Effective January 1, 2009, we provide for income taxes as a “C” corporation on income earned from our operations.
     We adopted FIN No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (“FIN 48”) on January 1, 2007 and recognized an approximate $5.7 million increase in the liability for unrecognized tax benefits. This increase was accounted for as an increase to the January 1, 2007 balance of accumulated deficit. See Note 16, Income Taxes, for further discussion of our income taxes and our adoption of FIN 48.
Net Income per Share
     Basic net income per share is based on the weighted-average number of common shares outstanding during each period. Diluted net income per share is based on the weighted average number of common shares outstanding during each period, plus common share equivalents computed for stock options, stock units, stock dividends declared, restricted stock and convertible debt. Diluted net income per share is adjusted for the effects of other potentially dilutive financial instruments only in the periods in which such effect is dilutive.
Stock-Based Compensation
     We adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which is a revision of SFAS No. 123, Accounting for Stock-Based Payment (“SFAS No. 123”), using the modified prospective method on January 1, 2006. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.
Bonuses
     Bonuses are accrued ratably, pursuant to a variable methodology partially based on the performance of CapitalSource, over the annual performance period.

     On a quarterly basis, management recommends a bonus accrual to the compensation committee of our Board of Directors pursuant to our variable bonus methodology. This recommendation is in the form of a percentage of regular salary paid and is based upon the cumulative regular salary paid from the start of the annual performance period through the end of the particular quarterly reporting period. In developing its recommendation to the compensation committee, management analyzes certain key performance metrics for CapitalSource. The actual bonus accrual recorded is that amount approved each quarter by the compensation committee.
Marketing
     Marketing costs, including advertising, are expensed as incurred.
Segment Reporting
     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires that a public business enterprise report financial and descriptive information about its reportable operating segments including a measure of segment profit or loss, certain specific revenue and expense items and segment assets. We currently operate as three reportable segments: 1) Commercial Banking, 2) Healthcare Net Lease, and 3) Residential Mortgage Investment. Our Commercial Banking segment comprises our commercial lending and investing business activities; our Healthcare Net Lease segment comprises our direct real estate investment business activities; and our Residential Mortgage Investment segment comprises our residential mortgage investment and other investment activities in which we formerly engaged to optimize our REIT qualification. During the first quarter of 2009, we sold all of our Agency RMBS in our Residential Mortgage Investment segment, and we intend to merge the remaining assets currently in this segment into our Commercial Banking segment and to discontinue this segment in 2009.
New Accounting Pronouncements
     In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”), which clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under SFAS No. 133. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and requires retroactive application for all periods presented in the consolidated financial statements.
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51 (“SFAS No. 160”), which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 also amends certain consolidation procedures for consistency with the requirements of SFAS No. 141(R). The effective date for SFAS No. 160 is the beginning of the first fiscal year beginning after December 15, 2008.
     We adopted FSP APB 14-1 and SFAS No. 160 on January 1, 2009. The consolidated financial statements presented herein have been adjusted to reflect the retrospective application of FSP APB 14-1 and SFAS No. 160. With the adoption of FSP APB 14-1 and SFAS No. 160, the Company’s Consolidated Balance Sheets, Consolidated Statements of Income, and Consolidated Statements of Cash Flows were retrospectively adjusted as follows:

Consolidated Balance Sheets

	December 31, 2008
	As Reported	As Adjusted	Effect of Change
	($ in thousands)
Other assets	$1,060,332	$1,065,063	$4,731
Other borrowings	1,560,224	1,573,813	13,589
Additional paid-in capital	3,683,065	3,686,765	3,700
Accumulated deficit	(855,867)	(868,425)	(12,558)
Total shareholders’ equity	2,839,121	2,830,720	(8,401)

	December 31, 2007
	As Reported	As Adjusted	Effect of Change
	($ in thousands)
Other assets	$408,883	$407,898	$(985)
Other borrowings	1,704,108	1,679,374	(24,734)
Additional paid-in capital	2,902,501	2,941,329	38,828
Accumulated deficit	(327,387)	(342,466)	(15,079)
Total shareholders’ equity	2,582,271	2,651,466	69,195
Consolidated Statements of Income

	Year Ended December 31, 2008
	As Reported	As Adjusted	Effect of Change
	($ in thousands, except per share amounts)
Interest expense: borrowings	$635,865	$622,798	$(13,067)
Income tax benefit	(199,781)	(189,235)	10,546
Net loss	(222,624)	(218,677)	3,947
Net income attributable to noncontrolling interests (1)	1,426	1,426	—
Net loss attributable to CapitalSource Inc.	—	(220,103)	(220,103)
Net loss per share attributable to CapitalSource Inc. (2):
Basic	(0.89)	(0.88)	0.01
Diluted	(0.89)	(0.88)	0.01

	Year Ended December 31, 2007
	As Reported	As Adjusted	Effect of Change
	($ in thousands, except per share amounts)
Interest expense: borrowings	$847,241	$864,239	$16,998
Income tax expense	87,563	87,563	—
Net income	176,287	164,227	(12,060)
Net income attributable to noncontrolling interests (1)	4,938	4,938	—
Net income attributable to CapitalSource Inc.	—	159,289	159,289
Net income per share attributable to CapitalSource Inc. (2):
Basic	0.92	0.83	(0.09)
Diluted	0.91	0.82	(0.09)

	Year Ended December 31, 2006
	As Reported	As Adjusted	Effect of Change
	($ in thousands, except per share amounts)
Interest expense: borrowings	$606,725	$621,666	$14,941
Income tax expense	67,132	37,177	(29,955)
Net income	279,276	299,001	19,725
Net income attributable to noncontrolling interests (1)	4,711	4,711	—
Net income attributable to CapitalSource Inc.	—	294,290	294,290
Net income per share attributable to CapitalSource Inc. (2):
Basic	1.68	1.77	0.09
Diluted	1.65	1.74	0.09

(1)	The caption “Noncontrolling interests expense” was changed to “Net income attributable to noncontrolling interests” to conform to the presentation requirements of SFAS No. 160.

(2)	The caption “Net (loss) income per share” was changed to “Net (loss) income per share attributable to CapitalSource Inc.” to conform to the presentation requirements of SFAS No. 160.
Consolidated Statements of Cash Flows

	Year Ended December 31, 2008
	As Reported	As Adjusted	Effect of Change
	($ in thousands)
Net loss	$(222,624)	$(218,677)	$3,947
Operating activities:
Adjustments to reconcile net loss to net cash provided by (used in) operating activities, net of impact of acquisitions:
Amortization of deferred financing fees and discounts	131,207	118,140	(13,067)
Benefit for deferred income taxes	(162,997)	(152,451)	10,546
Payment of dividends	(289,134)	(290,560)	(1,426)

	Year Ended December 31, 2007
	As Reported	As Adjusted	Effect of Change
	($ in thousands)
Net income	$176,287	$164,227	$(12,060)
Operating activities:
Adjustments to reconcile net income to net cash provided by (used in) operating activities, net of impact of acquisitions:
Amortization of deferred financing fees and discounts	47,672	64,676	17,004
Provision for deferred income taxes	41,793	41,793	—
Payment of dividends	(471,873)	(476,817)	(4,944)

	Year Ended December 31, 2006
	As Reported	As Adjusted	Effect of Change
	($ in thousands)
Net income	$279,276	$299,001	$19,725
Operating activities:
Adjustments to reconcile net income to net cash provided by (used in) operating activities, net of impact of acquisitions:
Amortization of deferred financing fees and discounts	41,232	56,165	14,933
Benefit for deferred income taxes	(20,699)	(50,654)	(29,955)
Payment of dividends	(412,649)	(417,352)	(4,703)
     In February 2007, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”), which permits all entities to choose to measure eligible financial assets and liabilities at fair value (the “fair value option”). The fair value option may be applied on an instrument by instrument basis, and once elected, the option is irrevocable. Effective January 1, 2008, we adopted the provisions of SFAS No. 159, but decided not to elect the fair value option for any eligible financial assets and liabilities. Accordingly, the initial application of SFAS No. 159 did not have any effect on our consolidated financial statements.
     In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”), which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS No. 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The effective date for SFAS No. 141(R) is for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We adopted SFAS No. 141(R) on January 1, 2009 and it did not have material impact on our consolidated financial statements.
     Effective January 1, 2008, we adopted SFAS No. 157, and it did not have a significant effect on fair value measurements in our consolidated financial statements. In February 2008, the FASB issued FASB Staff Position (“FSP”) SFAS 157-2, Effective Date of FASB Statement No. 157 (“FSP SFAS 157-2”), which delayed the effective date of SFAS No. 157 for all non financial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until years beginning after November 15, 2008. We adopted FSP SFAS 157-2 on January 1, 2009 and it did not have material impact on our consolidated financial statements. In October 2008, the FASB issued FSP SFAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP SFAS 157-3”). FSP SFAS 157-3 clarifies the application of SFAS No. 157, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP SFAS 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued. We have concluded that our application of SFAS No. 157 in all periods has been consistent with FSP SFAS 157-3, and there was no impact on our consolidated financial statements as a result of adopting this standard.
     In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133 (“SFAS No. 161”), which intends to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS No. 161 applies to all derivative instruments within the scope of SFAS No. 133, Accounting for Derivative instruments and Hedging Activities (“SFAS No. 133”). It also applies to non-derivative hedging instruments and all hedged items designated and qualifying as hedges under SFAS No. 133. The effective date of SFAS No. 161 is the beginning of the first fiscal year beginning after November 15, 2008. We adopted SFAS No. 161 on January 1, 2009 and it did not have material impact on our consolidated financial statements.
     In December 2008, the FASB issued FSP SFAS 140-4 and FASB Interpretation No. (“FIN”) 46(Revised 2003)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (“FSP FAS 140-4 and FIN 46(R)-8”), which amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to require public entities to provide additional disclosures about transfers of financial assets. It also amends FIN 46(R), Consolidation of Variable Interest Entities, to require public entities, including sponsors that have a variable interest in a VIE, to provide additional disclosures about their involvement with variable interest entities. Additionally, FSP FAS 140-4 and FIN 46(R)-8 requires certain disclosures to be provided by a public enterprise that is (a) a sponsor of a qualifying SPE that holds a variable interest in the qualifying SPE but was not the transferor of financial assets to the qualifying SPE and (b) a servicer of a qualifying SPE that holds a significant variable interest in the qualifying SPE but was not the transferor of financial assets to the qualifying SPE. The disclosures required by FSP FAS 140-4 and FIN 46(R)-8 are intended to provide greater transparency to financial statement users about a transferor’s continuing involvement with transferred financial assets and an enterprise’s involvement with VIEs and qualifying SPEs. The effective date for FSP FAS 140-4 and FIN 46(R)-8 is the first interim or annual period ending after December 15, 2008. We adopted FSP FAS 140-4 and FIN 46(R)-8 on December 31, 2008 and it did not have material impact on our consolidated financial statements.
Reclassifications
     Certain amounts in prior year’s consolidated financial statements have been reclassified to conform to the current year presentation, including the reclassification of accrued interest, which was previously included in the mortgage-related receivables, net, mortgage-backed securities pledged, trading, loans, investments and other assets line items, to a separate line item in the accompanying audited consolidated balance sheets. Accordingly, the reclassification in accrued interest has been appropriately reflected throughout the accompanying audited consolidated financial statements.
Note 3. Acquisition
     In July 2008, we acquired approximately $5.2 billion of deposits, a pool of commercial real estate loans (the “A” Participation Interest”) and 22 retail banking branches from Fremont Investment & Loan (“FIL”) and commenced operations of CapitalSource Bank. The results of CapitalSource Bank’s operations have been included in the consolidated financial statements since that date. The “A” Participation Interest had an outstanding principal balance of $1.9 billion as of July 25, 2008 and was acquired at a 3% discount to its net book value. The cash purchase price of this acquisition was $105.2 million, excluding estimated transaction costs. We did not acquire FIL, any contingent liabilities or any business operations except FIL’s retail branch network.

     For purposes of calculating the purchase price of the acquired retail banking assets and liabilities, we considered the cash purchase price and $10.6 million of total transaction costs, resulting in a total purchase price of $115.7 million. Based upon the estimated fair values as of July 25, 2008, the purchase price has been allocated to the net tangible and intangible assets acquired and liabilities assumed by us in connection with the acquisition as follows ($ in thousands):

Cash	$3,292,185
“A” Participation Interest	1,820,638
Interest receivable	5,244
Goodwill	173,135
Other assets	7,597
Other liabilities	(12,231)
Deposits	(5,170,833)

Total purchase price	$115,735

     The amount of goodwill recognized represents the difference between the purchase price paid and the fair value of the net assets acquired. The entire amount of the goodwill is allocated to our Commercial Banking segment and is deductible for tax purposes.
     The following pro forma financial information gives effect to the acquisition and includes certain purchase accounting adjustments, such as increased depreciation and amortization expense on acquired assets. Additionally, such information does not include the impacts of any revenue, cost or other operating synergies that have resulted or may result from the acquisition. This pro forma financial information is presented as though the acquisition had been completed as of the beginning of the periods presented.

	Year Ended December 31,
	2008	2007
	($ in thousands, except per share amounts)
Pro forma investment income	$753,223	$828,583
Pro forma net (loss) income attributable to CapitalSource Inc.	(173,846)	204,246
Pro forma net (loss) income per share attributable to CapitalSource Inc. — basic	(0.69)	1.07
Pro forma net (loss) income per share attributable to CapitalSource Inc. — diluted	(0.69)	1.06
Note 4. Cash and Cash Equivalents and Restricted Cash
     As of December 31, 2008 and 2007, our current cash and cash equivalents and restricted cash balances were as follows:

	December 31,
	2008	2007
	($ in thousands)
Cash and due from banks(1)	$249,610	$82,588
Interest-bearing deposits in other banks(2)	19,963	30,778
Other short-term investments(3)	984,237	411,267
Investment securities(4)	504,136	167,869

Total cash and cash equivalents and restricted cash	$1,757,946	$692,502

(1)	Represents principal and interest collections on loan assets held by securitization trusts or pledged to credit facilities and escrows for future expenses related to our direct real estate investments. The restricted portion of the balance was $60.9 million and $82.1 million as of December 31, 2008 and 2007, respectively.

(2)	Represents principal and interest collections on loan assets pledged to credit facilities. The restricted portion was $8.4 million and $6.2 million as of December 31, 2008 and 2007, respectively.

(3)	Represents cash invested in money market funds that invest primarily in U.S. Treasury securities and repurchase agreements secured by U.S. Treasury securities and principal and interest collections on loan assets held by securitization trusts or pledged to credit facilities. The restricted portion was $150.0 million and $268.2 million as of December 31, 2008 and 2007, respectively.

(4)	Represents Discount Notes with AAA ratings totaling $303.0 million issued by the Federal Home Loan Bank (“FHLB”) Fannie Mae and Freddie Mac (“Agency Discount Notes”) with a remaining weighted average maturity of 61 days. Approximately $2.2 million of the investment securities are U.S. Treasury securities with a remaining weighted average maturity of 29 days and approximately $200.0 million are FHLB discount notes with a remaining weighted average maturity of nine days, that collateralize various financings under our repurchase agreements and derivatives, which are held under the custody of our prime broker. The restricted portion was $200.0 million and $157.3 million as of December 31, 2008 and 2007, respectively.

     As of December 31, 2008, approximately $1.2 billion of our cash and cash equivalents was held by CapitalSource Bank and can only be used by CapitalSource Bank.
Note 5. Mortgage-Related Receivables and Related Owner Trust Securitizations
     In February 2006, we purchased beneficial interests in SPEs that acquired and securitized pools of adjustable rate, prime residential mortgage loans. These beneficial interests are subordinate to other interests issued by the SPEs that are held by third parties. In accordance with the provisions of FIN 46(R), we determined that the SPEs were variable interest entities designed to create and pass along risks related to the credit performance of the underlying residential mortgage loan portfolio. We concluded that we were the primary beneficiary of the SPEs as we expected that our subordinated interests will absorb a majority of the expected losses related to these risks. As a result, we consolidated the assets and liabilities of such entities for financial statement purposes. In so doing, we also determined that the SPEs’ interest in the underlying mortgage loans constituted, for accounting purposes, receivables secured by underlying mortgage loans. As a result, through consolidation, we recorded mortgage-related receivables, as well as the principal amount of related debt obligations incurred by the SPEs to fund these receivables, on our accompanying audited consolidated balance sheets as of December 31, 2008 and 2007. The carrying amount of the assets and liabilities of the SPEs reported on our consolidated balance sheet as of December 31, 2008, were $1.8 billion and $1.7 billion, respectively. We are restricted from pledging or exchanging the assets held by the SPEs. Cash flows from the underlying residential mortgage loans are designated to pay off the related liabilities. Recourse is limited to the assets held in the SPE and does not extend to the general credit of CapitalSource. Our economic exposure at December 31, 2008 is limited to $84.3 million in beneficial interests we purchased in the respective securitization trusts.
     Recognized mortgage-related receivables are, in economic substance, mortgage loans. Such mortgage loans are all prime, hybrid adjustable-rate loans. At acquisition by us, mortgage loans that back mortgage-related receivables had a weighted average loan-to-value ratio of 73% and a weighted average Fair Isaac & Co. (“FICO”) score of 737.
     As of December 31, 2008 and 2007, the carrying amount of our residential mortgage-related receivables, including accrued interest and the unamortized balance of purchase discounts, was $1.8 billion and $2.0 billion, respectively. As of December 31, 2008 and 2007, the weighted average interest rate on such receivables was 5.36% and 5.38%, respectively, and the weighted average contractual maturity was approximately 27 years and 28 years, respectively. As of December 31, 2008, approximately 95% of recognized mortgage-related receivables were financed with permanent term debt that was recognized by us through the consolidation of the referenced SPEs.
     As of December 31, 2008 and 2007, mortgage-related receivables, whose underlying mortgage loans are 90 or more days past due or were in the process of foreclosure and foreclosed were as follows:

	December 31,
	2008		2007
	($ in thousands)
Mortgage-related receivables whose underlying mortgage loans are 90 or more days past due or were in the process of foreclosure(1)	$51,348		$14,751
Percentage of mortgage-related receivables	2.82	%(2)	0.72%

(1)	Mortgage loans 90 or more days past due are also placed on non-accrual status.

(2)	By comparison, in its December 2008 Monthly Summary Reports, which reflected up to November 2008 performance, Fannie Mae reported single-family delinquency (“SDQ”) rate of 2.13%. The SDQ rates are based on loans 90 days or more delinquent or in foreclosure as of period end. Freddie Mac reported a SDQ rate of 1.78% in its December 2008 Monthly Summary Report, which reflected up to December 2008 performance, The SDQ rate from Freddie Mac includes loans underlying their structured transactions. The comparable December 2008 statistic for mortgage-related receivables was 3.02%.
     During the year ended December 31, 2008, the carrying value of foreclosed assets increased by $4.5 million from December 31, 2007. As of December 31, 2008 and 2007, the carrying values of the foreclosed assets were $7.3 million and $2.8 million, respectively.

     In connection with recognized mortgage-related receivables, we recorded provisions for loan losses of $16.2 million and $1.1 million for the years ended December 31, 2008 and 2007, respectively. During the years ended December 31, 2008 and 2007, we charged off $7.6 million and $0.7 million, respectively, net of recoveries, of these mortgage-related receivables. The allowance for loan losses was $9.3 million and $0.8 million as of December 31, 2008 and 2007, respectively, and were recorded on a net basis in the accompanying audited consolidated balance sheets as a reduction to the carrying value of mortgage-related receivables.
     During the years ended December 31, 2008, 2007 and 2006, we recognized interest income on our mortgage-related receivables and related owner trust securitizations of $94.5 million, $127.3 million and $115.5 million, respectively, as a component of interest income on loans in the accompanying audited consolidated statements of income.
Note 6. Residential Mortgage-Backed Securities and Certain Derivative Instruments
     We invested in RMBS, which are securities collateralized by residential mortgage loans. These securities include mortgage-backed securities that were issued and guaranteed by Fannie Mae or Freddie Mac (hereinafter, “Agency RMBS”). We also invested in RMBS issued by non-government-sponsored entities that are credit-enhanced through the use of subordination or in other ways (hereinafter, “Non-Agency RMBS”). All of our Agency RMBS are collateralized by adjustable rate residential mortgage loans, including hybrid adjustable rate mortgage loans. We account for our Agency RMBS as debt securities that are classified as trading investments and included in mortgage-backed securities pledged, trading on our accompanying audited consolidated balance sheets. We account for our Non-Agency RMBS as debt securities that are classified as available-for-sale and included in investments on our accompanying audited consolidated balance sheets. For additional information about our Non-Agency RMBS and other mortgage-backed securities held at CapitalSource Bank, see Note 8, Marketable Securities and Investments.
     As of December 31, 2008 and 2007, we owned $1.5 billion and $4.0 billion, respectively, in Agency RMBS, including accrued interest, that were pledged as collateral for repurchase agreements used to finance the acquisition of these investments. As of December 31, 2008 and 2007, our portfolio of Agency RMBS comprised hybrid adjustable-rate securities with varying fixed period terms issued and guaranteed by Fannie Mae or Freddie Mac. The weighted average net coupon of Agency RMBS in our portfolio was 5.01% and 5.07% as of December 31, 2008 and 2007, respectively.
     As of December 31, 2008 and 2007, the fair values of Agency RMBS, including accrued interest, in our portfolio was $1.5 billion and $4.1 billion, respectively. During the years ended December 31, 2008, 2007 and 2006, we recognized unrealized losses of $18.5 million, unrealized gains of $34.9 million and unrealized losses of $3.8 million, respectively, related to these investments as a component of (loss) gain on residential mortgage investment portfolio in the accompanying audited consolidated statements of income. During the year ended December 31, 2008, we sold Agency RMBS with a face value of $2.1 billion, realizing a gain of $21.4 million as a component of (loss) gain on residential mortgage investment portfolio in the accompanying audited consolidated statements of income. During the year ended December 31, 2008, we also unwound derivatives related to the sold Agency RMBS. During the year ended December 31, 2007, we did not sell any Agency RMBS. During the year ended December 31, 2006, we recognized a net unrealized loss of $10.8 million in (loss) gain on residential mortgage investment portfolio related to period changes in the fair value of our forward commitments to purchase Agency RMBS that were being accounted for on a net basis.
     We use various derivative instruments to hedge the interest rate risk associated with the mortgage investments in our portfolio with the risk management objective to maintain approximately a zero, net duration position. We accounted for these as derivative instruments and, as such, adjust these instruments to fair value through income as a component of (loss) gain on residential mortgage investment portfolio in the accompanying audited consolidated statements of income. During the years ended December 31, 2008, 2007 and 2006, we recognized a net realized and unrealized losses of $101.6 million, $79.6 million and net realized and unrealized gains of $18.1 million, respectively, related to these derivative instruments. These amounts include interest-related accruals that we recognize in connection with the periodic settlement of these instruments.
     During the first quarter of 2009, we sold all of our Agency RMBS remaining in our residential mortgage investment portfolio, realizing a gain of $28.0 million. We also unwound all derivatives related to the sold Agency RMBS and recognized a realized loss of $79.0 million related to the unwound derivatives.

Note 7. Commercial Lending Assets and Credit Quality
     As of December 31, 2008 and 2007, our total commercial loan portfolio had an outstanding balance of $10.9 billion and $9.9 billion, respectively. Included in these amounts were loans, the “A” Participation Interest, loans held for sale and related interest and fee receivables (collectively, “Commercial Lending Assets”). As of December 31, 2008 and 2007, interest and fee receivables totaled $93.3 million and $56.3 million, respectively. Our loans held for sale were recorded at the lower of cost or fair market value on the accompanying audited consolidated balance sheets. During the year ended December 31, 2008, we transferred $85.7 million of loans designated as held for sale back to the loan held for investment portfolio based upon our intent to retain the loans for investment. During the year ended December 31, 2008, 2007 and 2006, we recognized net gains on the sale of loans of $2.8 million, $9.1 million and $2.0 million, respectively.
     Also included in loans on the accompanying audited consolidated balance sheets are purchased loans, which totaled $841.2 million and $638.4 million as of December 31, 2008 and 2007, respectively. The accretable discount on purchased loans as of December 31, 2008 and 2007 totaled $77.5 million and $22.5 million, respectively, which is reflected in deferred loan fees and discounts in our accompanying audited consolidated balance sheets. During the years ended December 31, 2008 and 2007, we accreted $19.3 million and $5.9 million, respectively, into fee income from purchased loan discounts. For the year ended December 31, 2008, we had $74.3 million of additions to accretable discounts.
     The following table presents our commercial loan balances, including related interest receivable, by type of loans as of December 31, 2008 and 2007.

	December 31,
	2008		2007
		($ in thousands)
Composition of commercial loans by loan type:
Commercial loans	$6,387,000	67.3%	$6,486,601	65.8%
Real estate	2,121,666	22.3	2,232,916	22.6
Real estate — construction	986,207	10.4	1,148,220	11.6

Total	$9,494,873	100.0%	$9,867,737	100.0%

Commercial Real Estate “A” Participation Interest
     As discussed in Note 3, Acquisition, on July 25, 2008, we acquired the “A” Participation Interest, which, at the date of acquisition was a $1.9 billion interest in a $4.8 billion pool of commercial real estate loans. On the date of acquisition, we recorded the “A” Participation Interest at its estimated fair value of $1.8 billion, a $63.1 million discount to the underlying principal balance of the instrument.
     The activity with respect to the “A” Participation Interest for the period from July 25, 2008 to December 31, 2008 was as follows ($ in thousands):

“A” Participation Interest as of July 25, 2008	$1,820,638
Principal payments	(447,804)
Discount accretion	23,777

“A” Participation Interest as of December 31, 2008	$1,396,611

     During the period from July 25, 2008 to December 31, 2008, we recognized $54.2 million in interest income on the “A” Participation Interest.
     The “A” Participation Interest is reported at the outstanding principal balance less the associated discount and the interest is accrued as earned. The discount is accreted into interest income over the estimated life of the instrument using the interest method.
     The “A” Participation Interest is governed by a participation agreement that is structured to minimize our exposure to credit risk. We have pari passu rights in the underlying loans pursuant to which we receive 70% of all borrower principal repayments from the underlying loans and properties. In addition, under the participation agreement, iStar FM Loans, LLC, the holder of the “B” Participation Interest, assumed all future funding obligations with respect to the loans underlying the participation agreement. Accordingly, although the holder of the “B” Participation Interest continues to increase its percentage of the overall funding of the underlying loans, we continue to receive 70% of all borrower repayments. Thus, the structure of the “A” Participation Interest accelerates the paydown of the “A” Participation Interest, relative to the paydown of the overall underlying portfolio. This accelerated paydown serves to reduce our exposure to credit risk. Additionally, the “A” Participation Interest is structured so that we do not have loan and property-level risk. We receive payments based on the cash flows of the entire underlying pool of assets and not any one asset in particular. Therefore, we will incur a loss only if the portfolio, as a whole, fails to perform at least to the extent of the “A” Participation Interest balance.
Credit Quality
     As of December 31, 2008 and 2007, the principal balances of loans contractually delinquent, non-accrual loans and impaired loans in our commercial lending assets were as follows:

	December 31,
Commercial Loan Asset Classification	2008	2007
	($ in thousands)
Loans 30-89 days contractually delinquent	$299,322	$83,511
Loans 90 or more days contractually delinquent(1)	141,104	58,411
Non-accrual loans(2)	439,547	170,522
Impaired loans(3)	692,278	318,945

(1)	The aggregate principal balance of loans 90 or more days contractually delinquent that are on accrual status was $30.5 million and $2.2 million as of December 31, 2008 and 2007, respectively.

(2)	Includes commercial loans with aggregate principal balances of $145.2 million and $55.5 million as of December 31, 2008 and 2007, respectively, which were also classified as loans 30 or more days contractually delinquent. Includes non-performing loans classified as held for sale that had an aggregate principal balance of $14.5 million as of December 31, 2008. As of December 31, 2007, there were no non-performing loans classified as held for sale.

(3)	Includes commercial loans with aggregate principal balances of $247.6 million and $55.5 million as of December 31, 2008 and 2007, respectively, which were also classified as loans 30 or more days contractually delinquent, and commercial loans with aggregate principal balances of $423.4 million and $170.5 million as of December 31, 2008 and 2007, respectively, which were also classified as loans on non-accrual status. The carrying values of impaired commercial loans were $683.1 million and $311.6 million as of December 31, 2008 and 2007, respectively, prior to the application of allocated reserves.
     Consistent with the provisions of SFAS No. 114, we consider a loan to be impaired when, based on current information, we determine that it is probable that we will be unable to collect all amounts due in accordance with the contractual terms of the original loan agreement. In this regard, impaired loans include those loans where we expect to encounter a significant delay in the collection of, and/or shortfall in the amount of contractual payments due to us, as well as loans that we have assessed as impaired, but for which we ultimately expect to collect all payments. As of December 31, 2008 and 2007, we had $359.3 million and $119.7 million of impaired commercial loans, respectively, with allocated reserves of $87.4 million and $27.4 million, respectively. As of December 31, 2008 and 2007, we had $333.0 million and $199.2 million, respectively, of commercial loans that we assessed as impaired and for which we did not record any allocated reserves based upon our belief that it is probable that we ultimately will collect all principal and interest amounts due.
     As of December 31, 2008, no allowance for loan loss was deemed necessary with respect to the “A” Participation Interest.
     The average balances of impaired commercial loans during the years ended December 31, 2008, 2007 and 2006 were $535.2 million, $308.4 million and $238.6 million, respectively. The total amounts of interest income that were recognized on impaired commercial loans during the years ended December 31, 2008, 2007 and 2006, were $29.0 million, $19.7 million and $10.0 million, respectively. The amounts of cash basis interest income that were recognized on impaired commercial loans during the years ended December 31, 2008, 2007 and 2006, were $20.9 million, $18.5 million and $8.8 million, respectively. If the non-accrual commercial loans had performed in accordance with their original terms, interest income would have been increased by $50.3 million, $35.2 million and $23.9 million for the years ended December 31, 2008, 2007 and 2006, respectively.

     During the year ended December 31, 2008, commercial loans with an aggregate carrying value of $589.1 million, as of their respective restructuring dates, were involved in troubled debt restructurings as defined by SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings. As of December 31, 2008, commercial loans with an aggregate carrying value of $381.4 million were involved in troubled debt restructurings. Additionally, under SFAS No. 114, loans involved in troubled debt restructurings are also assessed as impaired, generally for a period of at least one year following the restructuring, assuming the loan performs under the restructured terms and the restructured terms were at market. The allocated reserve for commercial loans that were involved in troubled debt restructurings was $48.0 million as of December 31, 2008. For the year ended December 31, 2007, commercial loans with an aggregate carrying value of $235.5 million as of their respective restructuring dates, were involved in troubled debt restructurings. As of December 31, 2007, commercial loans with an aggregate carrying value of $263.9 million were involved in troubled debt restructurings. The allocated reserve for commercial loans that were involved in troubled debt restructurings was $23.1 million as of December 31, 2007.
     Activity in the allowance for loan losses related to our Commercial Banking segment for the years ended December 31, 2008, 2007 and 2006, was as follows:

	Year Ended December 31,
	2008	2007	2006
	($ in thousands)
Balance as of beginning of year	$138,930	$120,575	$87,370
Provision for loan losses	576,805	77,576	81,211
Charge offs, net of recoveries	(270,900)	(57,489)	(48,006)
Transfers to held for sale	(20,991)	(1,732)	—

Balance as of end of year	$423,844	$138,930	$120,575

Foreclosed Assets
     When we foreclose on assets that collateralized a loan, we record the assets at their estimated fair value at the time of foreclosure. Upon foreclosure and through liquidation, we evaluate the asset’s fair value as compared to its carrying amount and record a valuation adjustment when the carrying amount exceeds fair value. We estimate fair value at the asset’s liquidation value, based on market conditions, less estimated costs to sell such asset.
     As of December 31, 2008 and 2007, we had $84.4 million and $19.7 million, respectively, of REO, which was recorded in other assets on our audited consolidated balance sheet. During the year ended December 31, 2008, we sold $7.3 million of our REO and recognized gain of $0.5 million as a component of other (expense) income, net in the accompanying audited consolidated statements of income. We did not sell any of our REO during the year ended December 31, 2007. During the years ended December 31, 2008 and 2007, we recorded writedowns of $16.7 million and $1.2 million, respectively, related to our REO as a component of other (expense) income, net, in the accompanying audited consolidated statements of income. We did not have any REO during the year ended December 31, 2006.
     Additionally, during the year ended December 31, 2008, we foreclosed on assets that collateralized loans that had a book value of $61.3 million. Based on our intent to hold and use these assets, we recorded them at their estimated fair value of $42.3 million as a component of other assets on our accompanying audited consolidated balance sheets and charged off $19.0 million against our allowance for loan losses.
Note 8. Marketable Securities and Investments
Marketable Securities, available-for-sale
     As of December 31, 2008, our marketable securities, available-for-sale, were as follows:

						Average
						Remaining
		Unrealized	Unrealized	Fair	Book	Term
	Cost	Gains	Losses	Value	Yield	(Months)
	($ in thousands)
Agency Discount Notes	$149,383	$562	$—	$149,945	2.77%	2
Agency Callable Notes	312,829	2,249	—	315,078	3.66	22
Agency Debt	30,697	—	(383)	30,314	4.45	24
Agency MBS	141,213	1,023	—	142,236	4.62	29
Corporate Debt	4,994	147	—	5,141	3.04	35

Total	$639,116	$3,981	$(383)	$642,714

     As of December 31, 2008, we owned $642.7 million, in marketable securities, available-for-sale. Included in these marketable securities, available-for-sale, were Agency Discount Notes, callable notes issued by Fannie Mae, Freddie Mac, FHLB and Federal Farm Credit Bank (“Agency Callable Notes”), bonds issued by the FHLB (“Agency Debt”), commercial and residential mortgage-backed securities issued and guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae (“Agency MBS”) and a corporate debt security issued by Wells Fargo & Company and guaranteed by the FDIC (“Corporate Debt”). With the exception of the Corporate Debt, CapitalSource Bank pledged all of the marketable securities, available-for-sale, to the FHLB of San Francisco as a source of contingent borrowing capacity as of December 31, 2008.
     During the year ended December 31, 2008, we recognized $2.1 million (after-tax), in net unrealized gains related to these marketable securities as a component of accumulated other comprehensive income in our accompanying audited consolidated balance sheet. During the year ended December 31, 2008, we sold marketable securities, available-for-sale for $82.3 million, recognizing gross pre-tax gains of $0.2 million. During the year ended December 31, 2008, we reviewed these securities for impairment and do not consider them to be other-than-temporarily impaired. As of December 31, 2008, all of these securities were held at CapitalSource Bank.
Investments
     As of December 31, 2008 and 2007, our investments were as follows:

	December 31,
	2008	2007
	($ in thousands)
Investments carried at cost	$61,279	$127,183
Investments carried at fair value:
Investments available-for-sale(1)	36,837	13,309
Warrants	4,661	8,994
Investments accounted for under the equity method	61,806	82,159
Investments held-to-maturity(2)	14,389	—

Total	$178,972	$231,645

(1)	Amount includes $0.4 million and $4.5 million of Non-Agency RMBS, as of December 31, 2008 and 2007, respectively, with maturity dates greater than ten years, and an investment in a subordinated note of a collateralized loan obligation of $2.4 million and $5.3 million as of December 31, 2008 and 2007, respectively, that matures in 2020 and a $33.8 million corporate debt securities that mature in 2013, 2016 and 2018.

(2)	As of December 31, 2008, the carrying value of these investments approximates fair value, thus there are no unrealized holding gains or losses associated with these securities.
     During the years ended December 31, 2008, 2007 and 2006, we recognized net pre-tax gains of $6.2 million, $17.0 million and $9.3 million, respectively, on investments sold that were carried at cost. We did not sell any available-for-sale investments during the year ended December 31, 2008. For the years ended December 31, 2007 and 2006, we sold available-for-sale investments for $7.1 million and $48.0 million, respectively, recognizing gross pre-tax gains of $5.2 million and $0.3 million, respectively.
     As of December 31, 2008 and 2007, unrealized gains (losses) on investments carried at fair value were as follows:

	December 31, 2008
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	($ in thousands)
Investments available-for-sale(1)	$37,305	$52	$(520)	$36,837
Warrants(2)	8,043	3,116	(6,498)	4,661

Total	$45,348	$3,168	$(7,018)	$41,498

	December 31, 2007
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
		($ in thousands)
Investments available-for-sale(1)	$13,509	$13	$(213)	$13,309
Warrants(2)	10,520	3,444	(4,970)	8,994

Total	$24,029	$3,457	$(5,183)	$22,303

(1)	Unrealized gains and losses on available-for-sale securities are included in accumulated other comprehensive income (loss), net, on the accompanying audited consolidated balance sheets, to the extent that the losses are not considered other-than-temporary impairments.

(2)	Unrealized gains and losses on warrants are included in (loss) gain on investments, net in the accompanying audited consolidated statements of income.
     As of December 31, 2008 and 2007, our investments that were in an unrealized loss position for which other-than-temporary impairments have not been recognized were as follows:

	December 31,
	2008		2007
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
		($ in thousands)
Investments carried at cost	$2,774	$10,208	$5,314	$13,844
Investments available-for-sale:
Debt securities	219	2,781	171	289
Equity investments	301	213	42	473

Total	$3,294	$13,202	$5,527	$14,606

     We evaluate each of these investments for impairment by considering the length of time and extent to which the market value has been less than the cost basis. During the years ended December 31, 2008 and 2007, we recorded other-than-temporary declines in the fair value of our Non-Agency RMBS of $4.1 million and $30.4 million, respectively, as a component of (loss) gain on residential mortgage investment portfolio in the accompanying audited consolidated statements of income in accordance with FASB Emerging Issues Task Force Issue No. 99-20, Recognition of Interest Income on Purchased Beneficial Interests and Beneficial Interests that Continue to Be Held by a Transferor in Securitized Financial Assets. During the years ended December 31, 2008 and 2007, we also recorded other-than-temporary declines in the fair value of an investment in a subordinated note of a collateralized loan obligation of $3.0 million and $0.7 million, respectively, as a component of other income, net of expense in the accompanying audited consolidated statements of income. Additionally, we also recorded a $17.9 million other-than-temporary impairment related to corporate debt securities during the year ended December 31, 2008. We did not record any other-than-temporary declines in the fair value of these investments during the years ended December 31, 2007 and 2006.
     During the years ended December 31, 2008, 2007 and 2006, we recorded other-than-temporary impairments of $60.0 million, $8.5 million, and $5.3 million, respectively, relating to our investments carried at cost.
     As of December 31, 2008, we had commitments to contribute up to an additional $17.0 million to 18 private equity funds and $0.8 million to an equity investment.
     Certain investments are subject to clawback or put/call right provisions. The investment and carrying value information is net of any restrictions related to the warrant or underlying shares/units.
Note 9. Guarantor Information
     The following represents the supplemental consolidating condensed financial information of CapitalSource Inc., which, as discussed in Note 13, Borrowings, is the issuer of both Senior Debentures and Subordinated Debentures (together, the “Debentures,”), and CapitalSource Finance LLC (“CapitalSource Finance”), which is a guarantor of the Debentures, and our subsidiaries that are not guarantors of the Debentures, as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006. CapitalSource Finance, a 100% owned indirect subsidiary of CapitalSource Inc., has guaranteed the Senior Debentures, fully and unconditionally, on a senior basis and has guaranteed the Subordinated Debentures, fully and unconditionally, on a senior subordinate basis. Separate consolidated financial statements of the guarantor are not presented, as we have determined that they would not be material to investors.

Consolidating Balance Sheet
December 31, 2008

		CapitalSource Finance LLC
		Combined	Combined	Other
		Non-Guarantor	Guarantor	Non-Guarantor		Consolidated
	CapitalSource Inc.	Subsidiaries	Subsidiaries	Subsidiaries	Eliminations	CapitalSource Inc.
			($ in thousands)
ASSETS

Cash and cash equivalents	$11	$1,230,254	$38,866	$69,432	$—	$1,338,563
Restricted cash	—	35,695	81,337	302,351	—	419,383
Marketable securities, available for sale	—	642,714	—	—	—	642,714
Mortgage-related receivables, net	—	—	—	1,801,535	—	1,801,535
Mortgage-backed securities pledged, trading	—	—	—	1,489,291	—	1,489,291
Commercial real estate “A” participation interest, net	—	1,396,611	—	—	—	1,396,611
Loans held for sale	—	1,561	—	6,982	—	8,543
Loans:
Loans	—	6,040,079	398,509	2,958,169	(6)	9,396,751
Less deferred loan fees and discounts	—	(85,245)	(32,950)	(45,052)	(11,070)	(174,317)
Less allowance for loan losses	—	(55,600)	(295,002)	(73,242)	—	(423,844)

Loans, net	—	5,899,234	70,557	2,839,875	(11,076)	8,798,590
Interest receivable	—	55,689	2,178	59,649	—	117,516
Direct real estate investments, net	—	—	—	989,716	—	989,716
Investment in subsidiaries	4,397,772	—	1,657,532	1,602,354	(7,657,658)	—
Intercompany note receivable	75,000	9	185,765	264,000	(524,774)	—
Investments	—	104,589	22,334	52,049	—	178,972
Goodwill	—	173,135	—	—	—	173,135
Other assets	39,169	102,213	253,270	853,546	(183,135)	1,065,063

Total assets	$4,511,952	$9,641,704	$2,311,839	$10,330,780	$(8,376,643)	$18,419,632

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$—	$5,043,695	$—	$—	$—	$5,043,695
Repurchase agreements	—	—	—	1,595,750	—	1,595,750
Credit facilities	890,000	456,999	82,462	15,601	—	1,445,062
Term debt	—	2,238,382	—	3,100,074	—	5,338,456
Other borrowings	729,474	—	441,899	402,440	—	1,573,813
Other liabilities	62,181	198,272	52,552	463,656	(184,525)	592,136
Intercompany note payable	—	46,850	122,917	355,007	(524,774)	—

Total liabilities	1,681,655	7,984,198	699,830	5,932,528	(709,299)	15,588,912
Shareholders’ equity:
Preferred stock	—	—	—	—	—	—
Common stock	2,828	921,000	—	—	(921,000)	2,828
Additional paid-in capital	3,686,965	146,019	699,806	3,926,123	(4,772,148)	3,686,765
(Accumulated deficit) retained earnings	(868,394)	587,837	908,731	468,063	(1,964,662)	(868,425)
Accumulated other comprehensive income, net	8,898	2,650	3,472	3,586	(9,511)	9,095

Total CapitalSource Inc. shareholders’ equity	2,830,297	1,657,506	1,612,009	4,397,772	(7,667,321)	2,830,263
Noncontrolling interests	—	—	—	480	(23)	457

Total shareholders’ equity	2,830,297	1,657,506	1,612,009	4,398,252	(7,667,344)	2,830,720

Total liabilities and shareholders’ equity	$4,511,952	$9,641,704	$2,311,839	$10,330,780	$(8,376,643)	$18,419,632

Consolidating Balance Sheet
December 31, 2007

		CapitalSource Finance LLC
		Combined	Combined	Other
		Non-Guarantor	Guarantor	Non-Guarantor		Consolidated
	CapitalSource Inc.	Subsidiaries	Subsidiaries	Subsidiaries	Eliminations	CapitalSource Inc.
			($ in thousands)
ASSETS

Cash and cash equivalents	$—	$151,511	$19,005	$8,183	$—	$178,699
Restricted cash	—	80,782	168,928	264,093	—	513,803
Mortgage-related receivables, net	—	—	—	2,033,296	—	2,033,296
Mortgage-backed securities pledged, trading	—	—	—	4,030,180	—	4,030,180
Loans held for sale	—	78,675	15,652	—	—	94,327
Loans:
Loans	—	4,221,190	459,561	5,036,952	(557)	9,717,146
Less deferred loan fees and discounts	—	(37,052)	(61,492)	(49,053)	508	(147,089)
Less allowance for loan losses	—	—	(107,611)	(31,319)	—	(138,930)

Loans, net	—	4,184,138	290,458	4,956,580	(49)	9,431,127
Interest receivable	—	16	22,446	72,979	—	95,441
Direct real estate investments, net	—	—	—	1,017,604	—	1,017,604
Investment in subsidiaries	3,777,732	—	1,079,432	1,217,739	(6,074,903)	—
Intercompany note receivable	75,000	9	286,101	207,806	(568,916)	—
Investments	—	122,224	39,536	69,885	—	231,645
Goodwill	—	—	5,344	—	—	5,344
Other assets	17,061	42,570	113,919	255,504	(21,156)	407,898

Total assets	$3,869,793	$4,659,925	$2,040,821	$14,133,849	$(6,665,024)	$18,039,364

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$—	$12,673	$—	$3,897,354	$—	$3,910,027
Credit facilities	480,237	932,195	—	794,631	—	2,207,063
Term debt	—	2,570,125	—	4,576,863	(551)	7,146,437
Other borrowings	755,896	—	535,991	387,487	—	1,679,374
Other liabilities	27,640	18,634	79,793	340,092	(21,162)	444,997
Intercompany note payable	—	46,850	207,806	314,260	(568,916)	—

Total liabilities	1,263,773	3,580,477	823,590	10,310,687	(590,629)	15,387,898
Shareholders’ equity:
Preferred stock	—	—	—	—	—	—
Common stock	2,207	—	—	—	—	2,207
Additional paid-in capital	2,941,329	524,914	90,979	3,256,263	(3,872,156)	2,941,329
(Accumulated deficit) retained earnings	(342,466)	549,305	1,120,817	516,216	(2,186,338)	(342,466)
Accumulated other comprehensive income, net	4,950	5,195	5,435	5,253	(15,883)	4,950

Total CapitalSource Inc. shareholders’ equity	2,606,020	1,079,414	1,217,231	3,777,732	(6,074,377)	2,606,020
Noncontrolling interests	—	34	—	45,430	(18)	45,446

Total shareholders’ equity	2,606,020	1,079,448	1,217,231	3,823,162	(6,074,395)	2,651,466

Total liabilities and shareholders’ equity	$3,869,793	$4,659,925	$2,040,821	$14,133,849	$(6,665,024)	$18,039,364

Consolidating Statement of Income
Year Ended December 31, 2008

		CapitalSource Finance LLC		Other
		Combined Non-	Combined	Non-
		Guarantor	Guarantor	Guarantor		Consolidated
	CapitalSource Inc.	Subsidiaries	Subsidiaries	Subsidiaries	Eliminations	CapitalSource Inc.
			($ in thousands)
Net investment income:
Interest income:
Loans	$4,335	$490,010	$34,160	$431,463	$(13,375)	$946,593
Mortgage-backed securities pledged, trading	—	—	—	122,181	—	122,181
Other	—	20,440	3,705	15,642	—	39,787

Total interest income	4,335	510,450	37,865	569,286	(13,375)	1,108,561
Fee income	—	27,631	59,751	41,343	4,421	133,146

Total interest and fee income	4,335	538,081	97,616	610,629	(8,954)	1,241,707
Operating lease income	—	—	—	107,748	—	107,748

Total investment income	4,335	538,081	97,616	718,377	(8,954)	1,349,455
Interest expense:
Deposits	—	76,245	—	—	—	76,245
Borrowings	95,253	142,132	47,456	351,332	(13,375)	622,798

Total interest expense	95,253	218,377	47,456	351,332	(13,375)	699,043

Net investment (loss) income	(90,918)	319,704	50,160	367,045	4,421	650,412
Provision for loan losses	—	55,600	479,281	58,165	—	593,046

Net investment (loss) income after provision for loan losses	(90,918)	264,104	(429,121)	308,880	4,421	57,366
Operating expenses:
Compensation and benefits	1,061	29,446	112,890	4	—	143,401
Depreciation on direct real estate investments	—	—	—	35,889	—	35,889
Professional fees	3,577	5,596	34,668	10,728	(1,991)	52,578
Other administrative expenses	38,175	24,765	48,480	5,120	(57,213)	59,327

Total operating expenses	42,813	59,807	196,038	51,741	(59,204)	291,195
Other income (expense):
Loss on investments, net	—	(10,492)	(9,147)	(53,716)	(214)	(73,569)
(Loss) gain on derivatives	—	(7,449)	36,829	(66,179)	(4,283)	(41,082)
Loss on residential mortgage investment portfolio	—	—	—	(102,779)	—	(102,779)
(Loss) gain on debt extinguishment	(28,296)	4,160	29,854	53,138	—	58,856
Other income (expense)	54	5,830	56,143	(7,689)	(69,847)	(15,509)
Earnings in subsidiaries	(47,939)	—	96,776	(288,141)	239,304	—
Intercompany	—	(83,155)	137,068	(53,913)	—	—

Total other income	(76,181)	(91,106)	347,523	(519,279)	164,960	(174,083)
Net (loss) income before income taxes	(209,912)	113,191	(277,636)	(262,140)	228,585	(407,912)
Income taxes	9,977	16,417	—	(215,629)	—	(189,235)

Net (loss) income	(219,889)	96,774	(277,636)	(46,511)	228,585	(218,677)
Net income attributable to noncontrolling interests	—	4	—	1,428	(6)	1,426

Net (loss) income attributable to CapitalSource Inc.	$(219,889)	$96,770	$(277,636)	$(47,939)	$228,591	$(220,103)

Consolidating Statement of Income
Year Ended December 31, 2007

		CapitalSource Finance LLC		Other
		Combined Non-	Combined	Non-
		Guarantor	Guarantor	Guarantor		Consolidated
	CapitalSource Inc.	Subsidiaries	Subsidiaries	Subsidiaries	Eliminations	CapitalSource Inc.
			($ in thousands)
Net investment income:
Interest income:
Loans	$12,203	$471,003	$76,333	$495,765	$(15,771)	$1,039,533
Mortgage-backed securities pledged, trading	—	—	—	212,869	—	212,869
Other	2	5,795	8,566	11,138	—	25,501

Total interest income	12,205	476,798	84,899	719,772	(15,771)	1,277,903
Fee income	—	72,814	55,483	34,134	(36)	162,395

Total interest and fee income	12,205	549,612	140,382	753,906	(15,807)	1,440,298
Operating lease income	—	—	—	97,013	—	97,013

Total investment income	12,205	549,612	140,382	850,919	(15,807)	1,537,311
Interest expense:
Deposits	—	—	—	—	—	—
Borrowings	72,050	236,533	46,171	525,256	(15,771)	864,239

Total interest expense	72,050	236,533	46,171	525,256	(15,771)	864,239

Net investment (loss) income	(59,845)	313,079	94,211	325,663	(36)	673,072
Provision for loan losses	—	—	64,657	13,984	—	78,641

Net investment (loss) income after provision for loan losses	(59,845)	313,079	29,554	311,679	(36)	594,431
Operating expenses:
Compensation and benefits	1,194	20,781	135,676	104	—	157,755
Depreciation on direct real estate investments	—	—	—	32,004	—	32,004
Professional fees	2,905	2,890	17,546	6,034	—	29,375
Other administrative expenses	48,074	3,429	39,725	3,917	(46,288)	48,857

Total operating expenses	52,173	27,100	192,947	42,059	(46,288)	267,991
Other income (expense):
Gain (loss) on investments, net	—	22,028	(2,192)	434	—	20,270
Gain (loss) on derivatives	—	544	8,534	(55,228)	—	(46,150)
Loss on residential mortgage investment portfolio	—	—	—	(75,164)	—	(75,164)
Gain on debt extinguishment	—	—	—	678	—	678
Other income (expense)	—	18,133	52,761	566	(45,744)	25,716
Earnings in subsidiaries	271,307	—	297,473	225,698	(794,478)	—
Intercompany	—	(29,195)	32,007	(2,812)	—	—

Total other income (expense)	271,307	11,510	388,583	94,172	(840,222)	(74,650)
Net income before income taxes	159,289	297,489	225,190	363,792	(793,970)	251,790
Income taxes	—	—	—	87,563	—	87,563

Net income	159,289	297,489	225,190	276,229	(793,970)	164,227
Net income attributable to noncontrolling interests	—	26	—	4,922	(10)	4,938

Net income attributable to CapitalSource Inc.	$159,289	$297,463	$225,190	$271,307	$(793,960)	$159,289

Consolidating Statement of Income
Year Ended December 31, 2006

		CapitalSource Finance LLC		Other
		Combined Non-	Combined	Non-
		Guarantor	Guarantor	Guarantor		Consolidated
	CapitalSource Inc.	Subsidiaries	Subsidiaries	Subsidiaries	Eliminations	CapitalSource Inc.
			($ in thousands)
Net investment income:
Interest income:
Loans	$9,744	$449,005	$69,150	$332,256	$(12,425)	$847,730
Mortgage-backed securities pledged, trading	—	—	—	147,308	—	147,308
Other	553	5,781	9,470	5,691	—	21,495

Total interest income	10,297	454,786	78,620	485,255	(12,425)	1,016,533
Fee income	—	96,535	17,318	56,632	—	170,485

Total interest and fee income	10,297	551,321	95,938	541,887	(12,425)	1,187,018
Operating lease income	—	—	—	30,742	—	30,742

Total investment income	10,297	551,321	95,938	572,629	(12,425)	1,217,760
Interest expense:
Deposits	—	—	—	—	—	—
Borrowings	49,819	221,180	35,156	327,936	(12,425)	621,666

Total interest expense	49,819	221,180	35,156	327,936	(12,425)	621,666

Net investment (loss) income	(39,522)	330,141	60,782	244,693	—	596,094
Provision for loan losses	—	—	71,714	9,848	—	81,562

Net investment (loss) income after provision for loan losses	(39,522)	330,141	(10,932)	234,845	—	514,532
Operating expenses:
Compensation and benefits	—	21,514	114,398	—	—	135,912
Depreciation on direct real estate investments	—	—	—	11,468	—	11,468
Professional fees	6,051	2,239	15,607	4,443	—	28,340
Other administrative expenses	17,643	2,311	34,557	868	(15,047)	40,332

Total operating expenses	23,694	26,064	164,562	16,779	(15,047)	216,052
Other income (expense):
Gain on investments, net	—	11,864	237	—	—	12,101
(Loss) gain on derivatives	—	(721)	2,644	562	—	2,485
Gain on residential mortgage investment portfolio	—	—	—	2,528	—	2,528
Loss on debt extinguishment	—	—	—	(2,497)	—	(2,497)
Other income (expense)	75,017	8,562	29,179	—	(90,047)	22,711
Earnings in subsidiaries	327,534	—	292,851	180,717	(801,102)	—
Intercompany	—	(30,930)	30,930	—	—	—

Total other income (expense)	402,551	(11,225)	355,841	181,310	(891,149)	37,328
Net income before income taxes and cumulative effect of accounting change	339,335	292,852	180,347	399,376	(876,102)	335,808
Income tax (benefit) expense	(29,955)	—	—	67,132	—	37,177

Net income before cumulative effect of accounting change	369,290	292,852	180,347	332,244	(876,102)	298,631
Cumulative effect of accounting change, net of taxes	—	—	370	—	—	370

Net income	369,290	292,852	180,717	332,244	(876,102)	299,001
Net income attributable to noncontrolling interests	—	9	—	4,710	(8)	4,711

Net income attributable to CapitalSource Inc.	$369,290	$292,843	$180,717	$327,534	$(876,094)	$294,290

Consolidating Statement of Cash Flows
Year Ended December 31, 2008

		CapitalSource Finance LLC		Other
		Combined Non-	Combined	Non-
		Guarantor	Guarantor	Guarantor		Consolidated
	CapitalSource Inc.	Subsidiaries	Subsidiaries	Subsidiaries	Eliminations	CapitalSource Inc.
			($ in thousands)
Operating activities:
Net (loss) income	$(219,889)	$96,774	$(277,636)	$(46,511)	$228,585	$(218,677)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities, net of impact of acquisitions:
Stock option expense	—	53	966	—	—	1,019
Restricted stock expense	—	3,385	39,190	—	—	42,575
Loss (gain) on extinguishment of debt	28,296	(4,200)	(29,854)	(53,098)	—	(58,856)
Amortization of deferred loan fees and discounts	—	(38,544)	(33,738)	(18,685)	—	(90,967)
Paid-in-kind interest on loans	—	7,887	5,276	2,689	—	15,852
Provision for loan losses	—	55,600	479,281	58,165	—	593,046
Amortization of deferred financing fees and discounts	55,216	28,059	2,600	32,265	—	118,140
Depreciation and amortization	—	2,717	3,639	33,101	—	39,457
Benefit for deferred income taxes	3,689	(34,096)	(3,071)	(118,973)	—	(152,451)
Non-cash loss (gain) on investments, net	—	55,542	26,789	(81)	—	82,250
Impairment of Parent Company goodwill	—	—	5,344	—	—	5,344
Non-cash loss on property and equipment disposals	—	—	17,202	—	—	17,202
Unrealized loss on derivatives and foreign currencies, net	—	26,202	3,632	11,259	—	41,093
Unrealized loss on residential mortgage investment portfolio, net	—	—	—	50,085	—	50,085
Net decrease in mortgage-backed securities pledged, trading	—	—	—	2,559,389	—	2,559,389
Amortization of discount on residential mortgage investments	—	—	—	(8,619)	—	(8,619)
Accretion of discount on commercial real estate “A” participation interest	—	(23,777)	—	—	—	(23,777)
(Increase) decrease in interest receivable	—	(50,445)	20,600	13,330	—	(16,515)
Decrease in loans held for sale, net	—	52,788	10,470	206,725	—	269,983
Decrease (increase) in intercompany note receivable	—	—	100,336	(56,194)	(44,142)	—
(Increase) decrease in other assets	(4,627)	(40,242)	(90,391)	(509,843)	161,979	(483,124)
Increase (decrease) in other liabilities	19,864	168,221	(28,783)	128,004	(163,363)	123,943
Net transfers with subsidiaries	(564,742)	462,167	48,010	293,344	(238,779)	—

Cash (used in) provided by operating activities, net of impact of acquisitions	(682,193)	768,091	299,862	2,576,352	(55,720)	2,906,392
Investing activities:
Decrease (increase) in restricted cash	—	45,087	87,591	(38,258)	—	94,420
Decrease in mortgage-related receivables, net	—	—	—	214,298	—	214,298
Decrease in commercial real estate “A” participation interest	—	447,804	—	—	—	447,804
Acquisition of CS Advisors CLO II	—	—	—	(18,619)	—	(18,619)
(Increase) decrease in loans, net	—	(1,736,575)	(316,348)	2,029,345	11,027	(12,551)
Acquisition of real estate, net of cash acquired	—	—	—	(10,121)	—	(10,121)
Acquisition of investments, net	—	(43,269)	(514)	(5,173)	—	(48,956)
Acquisition of marketable securities, available-for-sale	—	(639,116)	—	—	—	(639,116)
Net cash acquired in FIL transaction	—	3,187,037	—	—	—	3,187,037
Acquisition of property and equipment, net	—	(1,644)	(3,373)	(577)	—	(5,594)

Cash provided by (used in) investing activities	—	1,259,324	(232,644)	2,170,895	11,027	3,208,602
Financing activities:
Payment of deferred financing fees	(42,110)	(20,754)	273	(13,340)	—	(75,931)
Deposits accepted, net of repayments	—	(126,773)	—	—	—	(126,773)
(Decrease) increase in intercompany note payable	—	—	(84,889)	40,747	44,142	—
Repayments of repurchase agreements, net	—	(12,673)	—	(2,301,604)	—	(2,314,277)
Borrowings on (repayments of) credit facilities, net	409,763	(456,591)	100,712	(966,160)	—	(912,276)
Borrowings of term debt	—	—	—	56,108	—	56,108
Repayments of term debt	—	(331,881)	—	(1,477,390)	551	(1,808,720)
Repayments of other borrowings	—	—	(63,453)	(10,724)	—	(74,177)
Proceeds from issuance of common stock, net of offering costs	601,755	—	—	—	—	601,755
Proceeds from exercise of options	362	—	—	—	—	362
Tax expense on share based payments	—	—	—	(10,641)	—	(10,641)
Payment of dividends	(287,566)	—	—	(2,994)	—	(290,560)

Cash provided by (used in) financing activities	682,204	(948,672)	(47,357)	(4,685,998)	44,693	(4,955,130)

Increase (decrease) in cash and cash equivalents	11	1,078,743	19,861	61,249	—	1,159,864
Cash and cash equivalents as of beginning of year	—	151,511	19,005	8,183	—	178,699

Cash and cash equivalents as of end of year	$11	$1,230,254	$38,866	$69,432	$—	$1,338,563

Consolidating Statement of Cash Flows
Year Ended December 31, 2007

		CapitalSource Finance LLC		Other
		Combined Non-	Combined	Non-
		Guarantor	Guarantor	Guarantor		Consolidated
	CapitalSource Inc.	Subsidiaries	Subsidiaries	Subsidiaries	Eliminations	CapitalSource Inc.
			($ in thousands)
Operating activities:
Net income	$159,289	$297,489	$225,190	$276,229	$(793,970)	$164,227
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Stock option expense	—	475	7,094	—	—	7,569
Restricted stock expense	—	4,082	32,839	—	—	36,921
Gain on extinguishment of debt	—	—	—	(678)	—	(678)
Amortization of deferred loan fees and discounts	—	(26,287)	(34,368)	(27,903)	—	(88,558)
Paid-in-kind interest on loans	—	(7,839)	(14,390)	(7,824)	—	(30,053)
Provision for loan losses	—	—	64,658	13,983	—	78,641
Amortization of deferred financing fees and discounts	22,172	15,926	474	26,104	—	64,676
Depreciation and amortization	—	325	3,388	32,178	—	35,891
Benefit for deferred income taxes	—	—	—	41,793	—	41,793
Non-cash (gain) loss on investments, net	—	(4,018)	3,125	28	—	(865)
Non-cash (gain) loss on property and equipment disposals	—	(1,372)	1,254	1,155	—	1,037
Unrealized (gain) loss on derivatives and foreign currencies, net	—	(7,476)	(7,084)	57,159	—	42,599
Unrealized loss on residential mortgage investment portfolio, net	—	—	—	75,507	—	75,507
Net increase in mortgage-backed securities pledged, trading	—	—	—	(494,153)	—	(494,153)
Amortization of discount on residential mortgage investments	—	—	—	(39,380)	—	(39,380)
Decrease (increase) in interest receivable	52	4,412	(2,321)	(25,816)	—	(23,673)
Increase in loans held for sale, net	—	(174,006)	(53,781)	(371,110)	—	(598,897)
Decrease (increase) in intercompany note receivable	—	2,128	(67,101)	239,261	(174,288)	—
Decrease (increase) in other assets	1,219	(2,419)	(11,186)	(218,088)	(4,490)	(234,964)
Increase (decrease) in other liabilities	3,004	(9,541)	(17,033)	204,490	14,054	194,974
Net transfers with subsidiaries	(804,649)	(191,111)	(418,103)	619,893	793,970	—

Cash (used in) provided by operating activities	(618,913)	(99,232)	(287,345)	402,828	(164,724)	(767,386)
Investing activities:
Increase in restricted cash	—	(25,151)	(46,273)	(201,475)	—	(272,899)
Decrease in mortgage-related receivables, net	—	—	—	265,839	—	265,839
Decrease in receivables under reverse-repurchase agreements, net	—	51,892	—	—	—	51,892
(Increase) decrease in loans, net	—	(7,359)	245,446	(1,662,109)	(10,087)	(1,434,109)
Acquisition of real estate, net of cash acquired	—	—	—	(248,120)	—	(248,120)
Disposal (acquisition) of investments, net	—	38,771	(3,012)	(64,483)	—	(28,724)
Acquisition of property and equipment, net	—	(45)	(5,334)	—	—	(5,379)

Cash provided by (used in) investing activities	—	58,108	190,827	(1,910,348)	(10,087)	(1,671,500)
Financing activities:
Payment of deferred financing fees	(2,862)	(27,259)	(2,215)	(20,771)	—	(53,107)
Increase (decrease) in intercompany note payable	—	33,518	—	(207,806)	174,288	—
(Repayments of) borrowings under repurchase agreements, net	—	(50,586)	—	449,845	—	399,259
Borrowings on (repayments of) credit facilities, net	124,551	(66,776)	—	(105,189)	—	(47,414)
Borrowings of term debt	—	1,137,477	232	1,722,375	523	2,860,607
Repayments of term debt	—	(1,071,963)	(4,847)	(426,208)	—	(1,503,018)
Borrowings under other borrowings	245,000	—	75,630	—	—	320,630
Proceeds from issuance of common stock, net of offering costs	714,490	—	—	—	—	714,490
Proceeds from exercise of options	4,750	—	—	—	—	4,750
Tax expense on share based payments	—	—	—	2,054	—	2,054
Payment of dividends	(467,173)	—	—	(9,644)	—	(476,817)

Cash provided by (used in) financing activities	618,756	(45,589)	68,800	1,404,656	174,811	2,221,434

Increase in cash and cash equivalents	(157)	(86,713)	(27,718)	(102,864)	—	(217,452)
Cash and cash equivalents as of beginning of period	157	238,224	46,723	111,047	—	396,151

Cash and cash equivalents as of end of period	$—	$151,511	$19,005	$8,183	$—	$178,699

Consolidating Statement of Cash Flows
Year Ended December 31, 2006

		CapitalSource Finance LLC
		Combined	Combined	Other
	CapitalSource	Non-Guarantor	Guarantor	Non-Guarantor		Consolidated
	Inc.	Subsidiaries	Subsidiaries	Subsidiaries	Eliminations	CapitalSource Inc.
			($ in thousands)
Operating activities:
Net income	$369,290	$292,852	$180,717	$332,244	$(876,102)	$299,001
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Stock option expense	—	580	8,018	—	—	8,598
Restricted stock expense	—	2,611	22,084	—	—	24,695
Loss on extinguishment of debt	—	—	—	2,497	—	2,497
Non-cash prepayment fee	—	—	(8,353)	—	—	(8,353)
Cumulative effect of accounting change, net of taxes	—	—	(370)	—	—	(370)
Amortization of deferred loan fees and discounts	—	(45,732)	5,045	(45,561)	—	(86,248)
Paid-in-kind interest on loans	—	6,941	(3,733)	(2,877)	—	331
Provision for loan losses	—	—	71,714	9,848	—	81,562
Amortization of deferred financing fees and discounts	18,087	23,305	487	14,286	—	56,165
Depreciation and amortization	—	172	2,887	11,696	—	14,755
Benefit for deferred income taxes	(29,955)	—	—	(20,699)	—	(50,654)
Non-cash loss on investments, net	—	7,993	31	—	—	8,024
Non-cash (gain) loss on property and equipment disposals	—	(676)	272	—	—	(404)
Unrealized loss (gain) on derivatives and foreign currencies, net	60	1,734	(1,835)	(1,429)	—	(1,470)
Unrealized loss on residential mortgage investment portfolio, net	—	—	—	4,758	—	4,758
Net increase in mortgage-backed securities pledged, trading	—	—	—	(375,244)	—	(375,244)
Amortization of discount on residential mortgage investments	—	—	—	(32,090)	—	(32,090)
(Increase) decrease in interest receivable	(52)	38,561	(20,497)	(45,901)	—	(27,889)
Increase in loans held for sale, net	—	(9,143)	—	—	—	(9,143)
(Increase) decrease in intercompany note receivable	(75,000)	5,666	24,094	—	45,240	—
Decrease (increase) in other assets	10,448	(3,312)	(12,994)	(9,503)	25,646	10,285
Increase in other liabilities	21,324	6,309	31,751	50,580	(27,388)	82,576
Net transfers with subsidiaries	(883,951)	(36,266)	(147,904)	192,019	876,102	—

Cash (used in) provided by operating activities	(569,749)	291,595	151,414	84,624	43,498	1,382
Investing activities:
Decrease (increase) in restricted cash	—	70,201	30,644	(53,307)	—	47,538
Increase in mortgage-related receivables, net	—	—	—	(2,333,434)	—	(2,333,434)
Increase in receivables under reverse-repurchase agreements, net	—	(18,649)	—	—	—	(18,649)
(Increase) decrease in loans, net	(60)	70,035	(543,272)	(1,449,381)	2,816	(1,919,862)
Acquisition of real estate, net of cash acquired	—	—	—	(498,005)	—	(498,005)
Disposal (acquisition) of investments, net	33,683	(94,145)	47,521	(19,642)	—	(32,583)
Acquisition of property and equipment, net	—	(1,630)	(2,975)	—	—	(4,605)

Cash provided by (used in) investing activities	33,623	25,812	(468,082)	(4,353,769)	2,816	(4,759,600)
Financing activities:
Payment of deferred financing fees	(3,140)	(21,554)	(5,322)	(26,607)	—	(56,623)
(Decrease) increase in intercompany note payable	(20,327)	(9,433)	—	75,000	(45,240)	—
Borrowings repurchase agreements, net	—	16,104	—	377,010	—	393,114
Borrowings on (repayments of) credit facilities, net	355,685	(939,301)	—	714,183	—	130,567
Borrowings of term debt	—	2,063,522	5,786	3,439,970	(1,074)	5,508,204
Repayments of term debt	—	(1,333,586)	(329)	(214,960)	—	(1,548,875)
Borrowings under other borrowings	—	—	206,685	—	—	206,685
Proceeds from issuance of common stock, net of offering costs	603,422	—	—	—	—	603,422
Proceeds from exercise of options	7,050	—	—	—	—	7,050
Tax benefits on share based payments	—	—	—	4,281	—	4,281
Payment of dividends	(408,445)	—	—	(8,907)	—	(417,352)

Cash provided by (used in) financing activities	534,245	(224,248)	206,820	4,359,970	(46,314)	4,830,473

(Decrease) increase in cash and cash equivalents	(1,881)	93,159	(109,848)	90,825	—	72,255
Cash and cash equivalents as of beginning of period	2,038	145,065	156,571	20,222	—	323,896

Cash and cash equivalents as of end of period	$157	$238,224	$46,723	$111,047	$—	$396,151

Note 10. Direct Real Estate Investments
     Our direct real estate investments primarily consist of long-term care facilities generally leased through long-term, triple-net operating leases. As of December 31, 2008 and 2007, our direct real estate investments were as follows:

	December 31,
	2008	2007
	($ in thousands)
Land	$106,797	$106,620
Buildings	910,413	902,863
Furniture and equipment	51,814	51,545
Accumulated depreciation	(79,308)	(43,424)

Total	$989,716	$1,017,604

     Depreciation of direct real estate investments totaled $35.9 million, $32.0 million and $11.5 million for the years ended December 31, 2008, 2007 and 2006, respectively. During the year ended December 31, 2007, we recognized $1.2 million in impairments, which was recorded as a component of other income (expense) in our accompanying audited consolidated income statement for the year ended December 31, 2007. We did not incur impairments on our direct real estate investments during the years ended December 31, 2008 and 2006.
     As of December 31, 2008, all of our direct real estate investments were pledged either directly or indirectly as collateral for certain of our borrowings. For additional information about our borrowings, see Note 13, Borrowings, in our accompanying audited consolidated financial statements for the year ended December 31, 2008.
     The leases on our direct real estate investments expire at various dates through 2026 and typically include fixed rental payments, subject to escalation over the life of the lease. As of December 31, 2008, we expect to receive future minimum rental payments from our non-cancelable operating leases as follows ($ in thousands):

2009	$100,860
2010	102,237
2011	99,630
2012	97,715
2013	95,693
Thereafter	414,517

$910,652

Note 11. Property and Equipment
     We own property and equipment for use in our operations or that was acquired through foreclosure that we intend to hold and use. As of December 31, 2008 and 2007, property and equipment included in other assets on our accompanying audited consolidated balance sheets consisted of the following:

	December 31,
	2008	2007
	($ in thousands)
Land	$9,558	$3,214
Buildings	55,833	28,861
Equipment	15,268	9,377
Computer software	4,691	4,090
Furniture	7,279	5,837
Leasehold improvements	15,245	10,413
Accumulated depreciation and amortization	(19,601)	(13,030)

Total	$88,273	$48,762

     Depreciation of property and equipment totaled $6.9 million, $3.7 million and $3.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Note 12. Deposits
     As of December 31, 2008, CapitalSource Bank had $5.0 billion in deposits insured up to the maximum legal limit by the FDIC. As of December 31, 2008, CapitalSource Bank had $1.6 billion of time certificates of deposit in the amount of $100,000 or more.
     As of December 31, 2008, the weighted-average interest rate for savings and money market deposit accounts, and for certificates of deposit (including brokered), was 2.76% and 3.56%, respectively. The weighted-average interest rate for all deposits on December 31, 2008 was 3.44%.
     As of December 31, 2008, interest-bearing deposits at CapitalSource Bank were as follows ($ in thousands):

Interest-bearing deposits:
Money market	$279,577
Savings	471,014
Certificates of deposit	4,259,153
Brokered certificates of deposit	33,951

Total interest-bearing deposits	$5,043,695

     As of December 31, 2008, certificates of deposit at CapitalSource Bank detailed by maturity were as follows:

Maturing by December 31,	Amount	Weighted Average Rate
	($ in thousands)
2009	$4,256,580	3.55%
2010	16,357	4.02
2011	13,985	5.06
2012	5,978	4.94
2013	204	3.95

Total	$4,293,104	3.56%

     For the year ended December 31, 2008, interest expense on deposits was as follows ($ in thousands):

Savings and money market deposit accounts	$7,887
Certificates of deposit	67,498
Brokered certificates of deposit	1,137
Fees for early withdrawal	(277)

Total interest expense	$76,245

Note 13. Borrowings
Repurchase Agreements
     As of December 31, 2008, we had borrowings outstanding under five master repurchase agreements with various financial institutions to finance the purchases of RMBS and FHLB discount notes. As of December 31, 2008 and 2007, the aggregate amounts outstanding under such repurchase agreements were $1.6 billion and $3.9 billion, respectively. As of December 31, 2008 and 2007, these repurchase agreements had weighted average borrowing rates of 2.55% and 5.12%, respectively, and weighted average remaining maturities of 0.4 months and 2.5 months, respectively. The terms of most of our borrowings pursuant to these repurchase agreements typically reset every 30 days. As of December 31, 2008 and 2007, these repurchase agreements were collateralized by Agency RMBS and FHLB discount notes with a fair value of $1.7 billion and $4.1 billion, respectively, including accrued interest, and cash deposits of $10.6 million and $29.2 million, respectively, in order to cover margin calls.
Credit Facilities
     We utilize secured credit facilities, to finance our commercial loans and for general corporate purposes. Our committed credit facility capacities were $2.6 billion and $5.6 billion as of December 31, 2008 and 2007, respectively. Interest on our credit facility borrowings is charged at variable rates that may be based on one or more of one-month LIBOR, one-month EURIBOR, and/or the applicable Commercial Paper (“CP”) rate. As of December 31, 2008 and 2007, total undrawn capacities under our credit facilities were $1.2 billion and $3.4 billion, respectively, which is limited to the extent we have existing available eligible collateral to pledge in order to utilize such unused capacity.

     As of December 31, 2008, our credit facilities’ committed capacity, principal outstanding, aggregate outstanding collateral balances, interest rates, maturity dates and maximum advance rates were as follows:

			Aggregate
			Outstanding			Maximum
	Committed	Principal	Collateral	Interest	Maturity	Advance
	Capacity	Outstanding	Balance(1)	Rate(2)	Date	Rate(3)
	($ in thousands)
Credit Facilities:
CS Funding III	$150,000	$74,000	$113,572	LIBOR + 2.00%	April 29, 2009	77.5%
CS Funding VII(4)	285,000	176,600	261,175	CP+ 2.25%	March 31, 2010	70.0%
CS Funding VIII	40,450	40,450	115,397	CP+ 0.75%	July 19, 2010	64.0%
CSE QRS Funding I(4)	815,000	15,600	144,549	LIBOR/CP+ 2.0%	April 24, 2010	77.5%
CS Europe(5)	279,420	165,949	315,796	EURIBOR + 2.50%(6)	September 23, 2009	70.0%
CS Inc.(7)	1,070,000	972,463	1,780,200	LIBOR + 4.50%(8)	March 13, 2010	N/A

Total credit facilities	$2,639,870	$1,445,062	$2,730,689

(1)	Represents the outstanding balances of the loans and other assets which are pledged as collateral to the credit facility.

(2)	As of December 31, 2008, the one-month LIBOR was 0.44%; the one-month EURIBOR was 2.60%; the CP rate for CS Funding VII was 3.38%; the CP rate for CS Funding VIII was 2.17%; and the blended CP rate for CSE QRS Funding I was 1.32%.

(3)	We may obtain financing up to the specified percentage of the outstanding principal balance of real estate loans, real estate-related loans and commercial loans, that we transfer to the credit facilities, depending upon and subject to, among other factors, the type of loan and lien position, its current loan rating and priority of payment within the particular borrower’s capital structure and certain concentration limits. Advance rates on individual eligible collateral range from 25% to the specified percentage.

(4)	On termination or maturity of the credit facility, amounts due under the credit facility may, in the absence of a default, be repaid from proceeds from amortization of the collateral pool. The maturity date reflected in the table above assumes utilization of a one-year amortization period from the termination date of each facility.

(5)	CS Europe was a €200 million multi-currency facility allowing for principal to be drawn in US Dollars (“USD”), Euro or British Pound Sterling (“GBP”), and the amounts presented were translated to USD using the applicable spot rates as of December 31, 2008.

(6)	Borrowings in Euro or GBP are at EURIBOR or GBP LIBOR + 2.50%, respectively, and borrowings in USD are at LIBOR + 2.50%.

(7)	The Aggregate Collateral Balance is comprised of the loan assets and other assets that qualify as Available Assets as defined under the credit agreement. See below for additional details regarding this credit facility.

(8)	LIBOR + 4.50% or at an alternative base rate, which is the greater of the prime rate for USD borrowings or the Federal Funds Rate + 0.50%, or for foreign currency borrowings, at the prevailing EURIBOR rate + 4.50% or GBP LIBOR + 4.50%.
     In December 2008, we modified the terms of our $1.07 billion unsecured credit facility to collateralize it with substantially all of the Parent Company’s previously unencumbered assets, including loan assets, healthcare net lease properties, owned and purchased tranches of our term securitizations and our equity interest in CapitalSource Bank. The amendment increased the margin above the applicable reference rate that we must pay on borrowings under the facility by an additional 1.50% to 4.50%. We are required to make mandatory prepayments (which are accompanied by commitment reductions) in $25.0 million increments with a portion of the proceeds of certain specified events, including (A) 75% of the cash proceeds of any unsecured debt issuance by the Parent Company, (B) 25% of the cash proceeds of specified equity issuances, and (C) 75% of any principal repayments on, or the cash proceeds received on the disposition of or the incurrence of secured debt with respect to, assets constituting collateral under the facility. Regardless of any mandatory prepayments, the facility commitments reduce to (1) $1.0 billion on March 31, 2009; (2) $900.0 million on June 30, 2009; and (3) $700.0 million on December 31, 2009. The revised facility also contains customary operating and financial covenants, certain of which were revised to avoid a potential event of default. In January 2009, we made a mandatory reduction in the facility commitment of $25.0 million, and in February 2009 we made a further $50.0 million reduction in the facility commitment which fulfilled the March 31, 2009 amortization requirement one month ahead of schedule. The committed capacity and principal amount outstanding on this facility as of February 25, 2009 were $995.0 million and $937.2 million, respectively.

     In February 2009, to avoid a potential event of default, we amended this facility to modify the Consolidated EBITDA to Interest Expense financial covenant to exclude the period ending December 31, 2008, and to define and measure the covenant differently for future periods, including: replacing the trailing twelve month measurement period with a quarterly measurement; changing the way we measure Consolidated EBITDA by including up to $90.0 million of provision for loan losses for the reporting period ending March 31, 2009, and up to $50.0 million for each reporting period thereafter; and setting the minimum ratio of Consolidated EBITDA to Interest Expense to 1.50:1.00 for the periods ending March 31, June 30, and September 30, 2009, and 1.75:1.00 for each period thereafter. This amendment also provides that we only count loans that are delinquent by at least 180 days, subject to an insolvency event or are charged off pursuant to our credit and collection policy when calculating our maximum average portfolio charged-off ratio; and increases the maximum average portfolio charged-off ratios (i) for the fiscal quarter ended March 31, 2009, from 8.0% to 8.5%, calculated excluding CapitalSource Bank, and from 5.0% to 6.5%, calculated including CapitalSource Bank; and (ii) for every fiscal quarter thereafter, from 8.0% to 10.0%, when calculated by excluding CapitalSource Bank, and from 5.0% to 6.5%, calculated including CapitalSource Bank.
     In December 2008, we modified the terms of our CS Funding VIII facility to provide that amounts previously payable to us from interest collections on the collateral are payable to the lenders.
     In February 2009, we reduced the commitment on our CS Funding III facility from $150.0 million to $100.0 million and we obtained a waiver of the aggregate portfolio charge-off ratio financial covenant for the December 2008 through March 2009 reporting periods to avoid a potential event of default. We also agreed to an increase in the facility margin of 1.5% to 3.5%.
     In February 2009, we obtained a waiver for our CS Funding VII facility, revocable at the discretion of the administrative agent, of the aggregate portfolio charge-off ratio financial covenant for the December 2008 through February 2009 reporting periods to avoid a potential event of default.
     In February 2009, we reduced the facility commitment amount on our CSE QRS Funding I facility from $815.0 million to $250.0 million and we obtained a waiver of the average portfolio charged-off ratio financial covenant for the January 2009 through March 2009 reporting periods to avoid a potential event of default. We also agreed to an increase in the facility margin of 1.50% to 3.50%.
     In February 2009, we reduced the facility commitment amount on our CS Europe credit facility from €200.0 million to €125.0 million.
     As of February 25, 2009, our credit facilities’ aggregate committed capacity was $1.8 billion.
Federal Home Loan Bank Financing
     As a member of the FHLB of San Francisco, CapitalSource Bank has current financing availability with the FHLB equal to 15% of CapitalSource Bank’s total assets. As of December 31, 2008, the maximum financing under this formula was $915.4 million. Although no advances were outstanding as of December 31, 2008, a letter of credit in the amount of $0.8 million had been issued under the facility. The financing is subject to various terms and conditions including, but not limited to, the pledging of acceptable collateral, satisfaction of the FHLB stock ownership requirement and certain limits regarding the maximum term of debt.
Term Debt
     In conjunction with each of our term debt transactions, we established and contributed commercial loans to separate single purpose entities (collectively referred to as the “Issuers”). The Issuers issued certificates that are collateralized by and are designed to be paid off from the cash flows of the underlying pool of commercial loans held by the Issuer. The Issuers are structured to be legally isolated, bankruptcy remote entities. Simultaneously with the initial contributions, the Issuers issued notes to institutional investors and we retained subordinated notes or 100% of the Issuers’ trust certificates or equity. The notes are collateralized by all or portions of specific commercial loans, totaling $4.6 billion as of December 31, 2008. During 2008, we did not consummate any term debt transactions.
     We continue to service the underlying commercial loans contributed to the Issuer and earn periodic servicing fees paid from the cash flows of the underlying commercial loans. We have no legal obligation to repay the outstanding certificates or contribute additional assets to the entity. During the year ended December 31, 2008, we repurchased $162.4 million of loans that had experienced a credit event such as borrower delinquency or bankruptcy from certain Issuers as permitted by the transaction documents. The loans were repurchased at their outstanding loan balance plus accrued interest. These repurchases were executed in order to maintain strong performance of the transactions and to avoid the funding of delinquency reserves. We expect that these repurchases will occur less frequently in the future.

     We have determined that the Issuers are variable interest entities, subject to the consolidation guidance of FIN 46(R). Through our assessment of the Issuers, we concluded that the entities were designed to create and pass along risks related to the credit performance of the underlying commercial loan portfolio. As we expect that our interests will absorb a majority of the expected losses related to such risks, we have concluded that we are the primary beneficiary of the Issuers. As a result, we report all of the assets and liabilities of the Issuers in our consolidated financial statements including the underlying commercial loans and the issued certificates held by third parties. The certificates are designed to be paid off by the cash flows of the underlying commercial loans. As a result, we do not have the ability to pledge or exchange the assets held by the Issuers. The carrying amount of the commercial loans and issued certificates were $4.4 billion and $3.6 billion, respectively, as of December 31, 2008.
     Our outstanding term debt transactions in the form of asset securitizations as of December 31, 2008 and 2007, were as follows:

		Outstanding Debt Balance as
	Amounts	of December 31,		Interest Rate	Original Expected
	Issued	2008	2007	Spread(1)	Maturity Date
	($ in thousands)
2004-1
Class A-1	$218,000	$—	$—	0.13%	N/A
Class A-2	370,437	—	1,295	0.33%	September 22, 2008
Class B	67,813	—	149	0.65%	September 22, 2008
Class C	70,000	—	154	1.00%	September 22, 2008
Class D	39,375	—	87	1.75%	September 22, 2008
Class E(2)	109,375	—	—	N/A	N/A

	875,000	—	1,685

2006-1
Class A	567,134	118,453	213,115	0.12%	April 20, 2010
Class B	27,379	12,637	12,637	0.25%	June 21, 2010
Class C	68,447	31,592	31,592	0.55%	September 20, 2010
Class D	52,803	24,371	24,371	1.30%	December 20, 2010
Class E(2)	31,290	—	—	2.50%	June 20, 2011
Class F(2)	35,202	—	—	N/A	N/A

	782,255	187,053	281,715

2006-2
Class A-1	300,000	300,000	300,000	0.24%	May 20, 2013
Class A-2	550,000	550,000	550,000	0.21%	September 20, 2012
Class A-3	147,500	147,500	147,500	0.33%	May 20, 2013
Class B	71,250	71,250	71,250	0.38%	June 20, 2013
Class C(6)	157,500	151,637	157,500	0.68%	June 20, 2013
Class D	101,250	101,250	101,250	1.52%	June 20, 2013
Class E(3)	56,250	19,349	19,349	2.50%	June 20, 2013
Class F(2)	116,250	—	—	N/A	N/A

	1,500,000	1,340,986	1,346,849

2006-A
Class A-1A	$70,375	$70,375	$70,375	0.26%	January 20, 2037
Class A-R(4)	200,000	106,108	50,000	0.27%	January 20, 2037
Class A-2A	500,000	500,000	500,000	0.25%	January 20, 2037
Class A-2B	125,000	125,000	125,000	0.31%	January 20, 2037
Class B(6)	82,875	57,875	82,875	0.39%	January 20, 2037
Class C(6)	62,400	32,400	62,400	0.65%	January 20, 2037
Class D	30,225	30,225	30,225	0.75%	January 20, 2037
Class E(6)	30,225	20,225	30,225	0.85%	January 20, 2037
Class F(6)	26,650	5,000	26,650	1.05%	January 20, 2037
Class G(6)	33,150	10,000	33,150	1.25%	January 20, 2037
Class H	31,200	31,200	31,200	1.50%	January 20, 2037
Class J(2)	47,450	—	—	2.50%	January 20, 2037
Class K(2)	60,450	—	—	N/A	N/A

	1,300,000	988,408	1,042,100

2007-1
Class A	586,000	337,847	428,245	0.13%	May 21, 2012
Class B	20,000	11,531	14,616	0.31%	July 20, 2012
Class C	84,000	48,429	61,387	0.65%	February 20, 2013
Class D	48,000	27,673	35,078	1.50%	September 20, 2013
Class E(2)	34,000	—	—	N/A	January 21, 2014
Class F(2)	28,000	—	—	N/A	N/A

	800,000	425,480	539,326

2007-A
Class A(5)	1,250,000	386,752	1,137,850	1.50%	May 31, 2011
Class B(2)	83,333	—	—	N/A	May 31, 2011

	1,333,333	386,752	1,137,850

2007-2
Class A	400,000	284,863	400,000	1.10%	October 21, 2019
Class B(2)	10,000	—	—	N/A	October 21, 2019
Class C(2)	90,000	—	—	N/A	October 21, 2019

	500,000	284,863	400,000

2007-3
Class A	$380,000	$—	$354,139	0.85%	January 20, 2016
Class B	10,000	—	10,000	1.50%	January 20, 2016
Class C	45,000	—	45,000	2.70%	January 20, 2016
Class D(2)	4,000	—	—	N/A	January 20, 2016
Class E(2)	41,350	—	—	N/A	January 20, 2016
Class F(2)	49,428	—	—	N/A	January 20, 2016

	529,778	—	409,139

Total	$7,620,366	$3,613,542	$5,158,664

(1)	The interest rate of 2006-A is based on three-month LIBOR, which was 4.52% and 4.70% as of December 31, 2008 and 2007, respectively. The interest rates of 2007-A and 2007-2 are based on CP rates, which were 2.79% and 2.07%, respectively, as of December 31, 2008. All of our other term debt transactions are based on one-month LIBOR, which was 0.44% and 4.60% as of December 31, 2008 and 2007, respectively.

(2)	Securities retained by CapitalSource.

(3)	Only $20.0 million of these securities were offered for sale. The remaining $36.3 million of the securities are retained by CapitalSource.

(4)	Variable funding note.

(5)	These notes closed with an initial commitment amount of $1.3 billion and an initial funding amount of $1.1 billion. 2007-A allowed for replenishment through a revolving period that extended to November 30, 2007. During the revolving period, we had the option to increase the commitment amount of the Class A notes up to $1.5 billion, subject to certain limitations. The maximum amount drawn under 2007-A was $1.2 billion. As of December 31, 2008, we had drawn all the capacity amount under these notes.

(6)	We repurchased certain bonds from third party investors at fair market value. The total of $115.8 million of repurchased debt reflects various classes of the 2006-A securitization and one class of the 2006-2 securitization. The tables reflect outstanding debt to third party investors, and therefore, eliminate the portions of debt owned by CapitalSource.
     Except for our series 2007-2 Term Debt (“2007-2”), series 2006-2 Term Debt (“2006-2”) and series 2006-A Term Debt (“2006-A”), the expected aforementioned maturity dates are based on the contractual maturities of the underlying loans held by the securitization trusts and an assumed constant prepayment rate of 10%. 2006-2 and 2006-A have replenishment periods that allow us, subject to certain restrictions, to reinvest principal payments into eligible new loan collateral and we assumed no prepayments would be made during these replenishment periods, but use a constant prepayment rate of 10% once the replenishment period ends. If the underlying loans experience delinquencies or have their maturity dates extended, the interest payments collected on them to repay the notes may be delayed. The noteholders may get cash flows from the transactions faster if the notes remain outstanding beyond the stated maturity dates and upon other termination events, in which case our cash flow from these transactions would be delayed until the notes senior to our retained interests are retired.
Owner Trust Term Debt
     In February 2006, we purchased beneficial interests in securitization trusts (the “Owner Trusts”), which issued $2.4 billion in asset-backed notes through two on-balance sheet securitizations for the purpose of purchasing adjustable rate prime residential mortgage whole loans. These notes are backed by the $2.5 billion of residential mortgage loans purchased with the proceeds and simultaneously sold and deposited with the Owner Trusts. A third party remains servicer of the mortgage loans. Legal title to the loans is held by the Owner Trusts as discussed in Note 5, Mortgage-Related Receivables and Related Owner Trust Securitizations. Senior notes rated “AAA” by Standard & Poor’s and Fitch Ratings and “Aaa” by Moody’s Investors Service, Inc. (the “Senior Notes”) were issued by the Owner Trusts in the public capital markets. The Owner Trusts also issued subordinate notes and ownership certificates, all of which we acquired and continue to hold. In accordance with SFAS No. 140, we were not the transferor in these securitizations. However, as the holder of the subordinate notes issued by the Owner Trusts, we determined that we were the primary beneficiary of the Owner Trusts in accordance with FIN 46(R). As the primary beneficiary, we consolidated the assets and liabilities of the Owner Trusts and recorded our investments in the mortgage loans as assets and the Senior Notes and subordinate notes as liabilities on our accompanying audited consolidated balance sheets. The holders of the Senior Notes have no recourse to the general credit of us. The two securitizations had aggregate outstanding balances of $1.7 billion and $2.0 billion as of December 31, 2008 and 2007, respectively.
     In the first securitization, the Owner Trusts issued $1.5 billion in Senior Notes and $65.4 million in subordinate notes. The interest rates on the Class I-A1 and I-A2 Senior Notes have an initial fixed interest rate of 4.90% until the initial reset date of February 1, 2010. The interest rates on the Class II-A1 and II-A2 Senior Notes have an initial fixed interest rate of 4.70% until the initial reset date of October 1, 2010. The interest rates on the Class III-A1 and III-A2 Senior Notes have an initial fixed interest rate of 5.50% until the initial reset date of January 1, 2011. After the initial reset date, the interest rates on all classes of the Senior Notes will reset annually based on a blended rate of one-year constant maturity treasury index (“CMT”) plus 240 basis points, up to specified caps. These Senior Notes are expected to mature at various dates through March 25, 2036. One of our subsidiaries purchased the subordinate notes. The aggregate outstanding balances of these Senior Notes and subordinate notes were $1.0 billion and $1.2 billion as of December 31, 2008 and 2007, respectively.

     In the second securitization, the Owner Trusts issued $940.9 million in Senior Notes and $40.2 million in subordinate notes. The interest rates on all classes of the Senior Notes have an initial fixed interest rate of 4.625% until the initial reset date of November 1, 2010. After the initial reset date, the interest rates of the Senior Notes will reset annually based on a blended rate of one-year CMT plus 225 basis points, up to specified caps. These Senior Notes are expected to mature on February 26, 2036. One of our subsidiaries purchased the subordinate notes. The aggregate outstanding balances of these Senior Notes and subordinate notes were $695.5 million and $800.8 million as of December 31, 2008 and 2007, respectively.
Other Borrowings
     As of December 31, 2008 and 2007, our other borrowings were as follows:

	December 31,
	2008	2007
	($ in thousands)
Convertible debt, net(1)	$729,474	$755,896
Subordinated debt	438,799	529,877
Mortgage debt	330,311	341,086
Notes payable	75,229	52,515

Total	$1,573,813	$1,679,374

(1)	Amounts presented are net of $30.6 million and $49.1 million of discounts, net of amortization, as of December 31, 2008 and 2007, respectively.
Convertible Debt
     Our outstanding convertible debt transactions as of December 31, 2008 and 2007, and their applicable conversion rates, effective conversion prices per share, and number of shares used to determine aggregate consideration as of December 31, 2008 were as follows:

				Effective
	Outstanding Balance			Conversion
	as of December 31,		Conversion	Price per	Number of
Debentures	2008	2007	Rate(1)	Share(1)	Shares

1.25% Senior Convertible Debentures due 2034	$26,620	$47,620	49.1002	$20.37	1,307,047
1.625% Senior Subordinated Convertible Debentures due 2034	153,500	177,380	49.1002	20.37	7,536,881
3.5% Senior Convertible Debentures due 2034	8,446	8,446	46.9599	21.29	396,623
4% Senior Subordinated Convertible Debentures due 2034	321,554	321,554	46.9599	21.29	15,100,144
7.25% Senior Subordinated Convertible Debentures due 2037	250,000	250,000	36.9079	27.09	9,226,975
Debt discount, net of amortization (2)	(30,646)	(49,104)	—	—

Total	$729,474	$755,896

Equity components recorded in additional paid-in capital	$101,220	$101,220

(1)	As of December 31, 2008, the Debentures may convert into the stated number of shares of common stock per $1,000 principal amount of debentures, subject to certain conditions. The conversion rates and prices of our convertible debt are subject to adjustment based on the average price of our common stock ten business days prior to the ex-dividend date and on the dividends we pay on our common stock. See below for further information regarding the adjustments of the conversion rates and prices.

(2)	As of December 31, 2008, the unamortized discounts on our 1.25%, 1.625%, 3.5%, 4%, and 7.25% Senior Convertible Debentures will be amortized through March 15, 2009, March 15, 2009, July 15, 2011, July 15, 2011, and July 15, 2012, respectively.

     For the periods ended December 31, 2008, 2007, and 2006, the interest expense recognized on our Convertible Debentures and the effective interest rates on the liability components were as follows:

	Years Ended December 31,
	2008	2007	2006
	($ in thousands)
Interest expense recognized on:
Contractual interest coupon	$34,645	$23,896	$14,363
Amortization of deferred financing fees	2,235	2,191	1,881
Amortization of debt discount	18,461	18,098	15,450

Total interest expense recognized	$55,341	$44,185	$31,694

Effective interest rate on the liability component:
1.25% Senior Convertible Debentures due 2034	8.29%	5.88%	5.88%
1.625% Senior Subordinated Convertible Debentures due 2034	6.81%	6.27%	—
3.5% Senior Convertible Debentures due 2034	7.25%	7.25%	7.25%
4.0% Senior Subordinated Convertible Debentures due 2034	7.68%	7.68%	—
7.25% Senior Subordinated Convertible Debentures due 2037	7.79%	7.79%	—
     In March 2004, we completed an offering of $225.0 million in aggregate principal amount of senior convertible debentures due 2034 (the “1.25% Debentures”) in a private offering pursuant to Rule 144A under the Securities Act of 1933, as amended. Until March 2009, the 1.25% Debentures will bear interest at a rate of 1.25%, after which time the debentures will not bear interest.
     In July 2004, we completed an offering of $330.0 million principal amount of 3.5% senior convertible debentures due 2034 (the “3.5% Debentures,” together with the 1.25% Debentures, the “Senior Debentures”) in a private offering pursuant to Rule 144A under the Securities Act of 1933, as amended.
     The 3.5% Debentures will pay contingent interest, subject to certain limitations as described in the offering memorandum, beginning on July 15, 2011. This contingent interest feature is indexed to the value of our common stock, which is not clearly and closely related to the economic characteristics and risks of the 3.5% Debentures. In accordance with SFAS No. 133, the contingent interest feature represents an embedded derivative that must be bifurcated from its host instrument and accounted for separately as a derivative instrument. However, we determined that the fair value of the contingent interest feature at inception was zero based on our option to redeem the 3.5% Debentures prior to incurring any contingent interest payments. If we were to exercise this redemption option, we would not be required to make any contingent interest payments and, therefore, the holders of the 3.5% Debentures cannot assume they will receive those payments. We continue to conclude that the fair value of the contingent interest feature is zero.
     The Senior Debentures are unsecured and unsubordinated obligations, and are guaranteed by one of our wholly owned subsidiaries (see Note 9, Guarantor Information).
     In April 2007, we completed exchange offers relating to our 1.25% Debentures and 3.5% Debentures. At closing, we issued $177.4 million in aggregate principal amount of a new series of senior subordinated convertible debentures due 2034, bearing interest at a rate of 1.625% per year until March 15, 2009 (the “1.625% Debentures”), in exchange for a like principal amount of our 1.25% Debentures. In addition, we issued $321.6 million in aggregate principal amount of a new series of 4% senior subordinated convertible debentures due 2034 (the “4% Debentures”) in exchange for a like principal amount of our 3.5% Debentures. The results of the exchange offers were as follows:

	Amount
	Outstanding	Amount
	Prior	Outstanding
	to Exchange	at Completion of
Securities	Offers	Exchange Offers
	($ in thousands)
3.5% Senior Convertible Debentures due 2034	$330,000	$8,446
1.25% Senior Convertible Debentures due 2034	225,000	47,620
4% Senior Subordinated Convertible Debentures due 2034	—	321,554
1.625% Senior Subordinated Convertible Debentures due 2034	—	177,380

Total	$555,000	$555,000

     As of December 31, 2008, both our 1.25% Debentures and our 1.625% Debentures would be convertible, subject to certain conditions, into 1.3 million and 7.5 million shares of our common stock, respectively, at a conversion rate of 49.1002 shares of common stock per $1,000 principal amount of debentures, representing an effective conversion price of approximately $20.37 per share. The conversion rate and price will adjust each time we pay a dividend on our common stock, with the fair value of each adjustment taxable to the holders. The 1.25% Debentures and 1.625% Debentures are redeemable for cash at our option at any time on or after March 15, 2009 at a redemption price of 100% of their principal amount plus accrued interest. Holders of the 1.25% Debentures or 1.625% Debentures have the right to require us to repurchase some or all of their respective debentures for cash on March 15, 2009, March 15, 2014, March 15, 2019, March 15, 2024 and March 15, 2029 at a price of 100% of their principal amount plus accrued interest. Holders of the 1.25% Debentures or 1.625% Debentures also have the right to require us to repurchase some or all of their respective debentures upon certain events constituting a fundamental change. We expect the holders of these notes to exercise their right to cause us to repurchase the notes in March 2009.
     As of December 31, 2008, both our 3.5% Debentures and our 4% Debentures would be convertible, subject to certain conditions, into 0.4 million and 15.1 million shares of our common stock, respectively, at a conversion rate of 46.9599 shares of common stock per $1,000 principal amount of debentures, representing an effective conversion price of approximately $21.29 per share. The conversion rate and price will adjust each time we pay a dividend on our common stock, with the fair value of each adjustment taxable to the holders. The 3.5% Debentures and 4% Debentures are redeemable for cash at our option at any time on or after July 15, 2011 at a redemption price of 100% of their principal amount plus accrued interest. Holders of the 3.5% Debentures or 4% Debentures have the right to require us to repurchase some or all of their respective debentures for cash on July 15, 2011, July 15, 2014, July 15, 2019, July 15, 2024 and July 15, 2029 at a price of 100% of their principal amount plus accrued interest. Holders of the 3.5% or 4% Debentures also have the right to require us to repurchase some or all of their respective debentures upon certain events constituting a fundamental change.
     Because the terms of the 1.625% Debentures and the 4% Debentures are not substantially different from the Senior Debentures, as defined by EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, we did not consider the consummation of the exchange offers to prompt an extinguishment of issued debt and, therefore, continued to amortize the remaining unamortized deferred financing fees over the remaining estimated lives of the 1.625% Debentures and the 4% Debentures. Additionally, all costs associated with the exchange offers were expensed as incurred.
     In July 2007, we issued $250.0 million principal amount of 7.25% senior subordinated convertible notes due 2037 bearing interest at a rate of 7.25% per year until July 20, 2012 (the “7.25% Debentures” and together with the 1.625% Debentures and the 4% Debentures, the “Subordinated Debentures”). The 7.25% Debentures were sold at a price of 98% of the aggregate principal amount of the notes. The 7.25% Debentures had an initial conversion rate of 36.9079 shares of our common stock per $1,000 principal amount of notes, representing an initial conversion price of approximately $27.09 per share. The conversion rate and price will adjust if we pay dividends on our common stock greater than $0.60 per share, per quarter, with the fair value of each adjustment taxable to the holders.
     The 7.25% Debentures are redeemable for cash at our option at any time on or after July 20, 2012 at a redemption price of 100% of their principal amount plus accrued interest. Holders of the 7.25% Debentures have the right to require us to repurchase some or all of their debentures for cash on July 15, 2012, July 15, 2017, July 15, 2022, July 15, 2027 and July 15, 2032 at a price of 100% of their principal amount plus accrued interest. Holders of the 7.25% Debentures also have the right to require us to repurchase some or all of their 7.25% Debentures upon certain events constituting a fundamental change.
     The Subordinated Debentures are guaranteed on a senior subordinated basis by CapitalSource Finance (see Note 9, Guarantor Information). The Subordinated Debentures rank junior to all of our other existing and future secured and unsecured and unsubordinated indebtedness, including the outstanding Senior Debentures, and senior to our existing and future subordinated indebtedness.
     The Subordinated Debentures provide for a make-whole amount upon conversion in connection with certain transactions or events that may occur prior to March 15, 2009, July 15, 2011 and July 15, 2012 for the 1.625% Debentures, the 4% Debentures and the 7.25% Debentures, respectively, which, under certain circumstances, will increase the conversion rate by a number of additional shares. The Subordinated Debentures do not provide for the payment of contingent interest.
     Holders of each series of the Debentures may convert their debentures prior to maturity only if the following conditions occur:
     1) The sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the applicable conversion price per share of our common stock on such last trading day;
     2) During the five consecutive business day period after any five consecutive trading day period in which the trading price per debenture for each day of that period was less than 98% of the product of the conversion rate and the last reported sale price of our common stock for each day during such period (the “98% Trading Exception”); provided, however, that if, on the date of any conversion pursuant to the 98% Trading Exception that is on or after March 15, 2029 for the 1.25% Debentures or 1.625% Debentures, on or after July 15, 2019 for the 3.5% Debenture or 4% Debentures and on or after July 15, 2022 for the 7.25% Debentures, the last reported sale price of our common stock on the trading day before the conversion date is greater than 100% of the applicable conversion price, then holders surrendering debentures for conversion will receive, in lieu of shares of our common stock based on the then applicable conversion rate, shares of common stock with a value equal to the principal amount of the debentures being converted;
     3) Specified corporate transactions occur such as if we elect to distribute to all holders of our common stock rights or warrants entitling them to subscribe for or purchase, for a period expiring within 45 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or distribute to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 5% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution;
     4) We call any or all of the Debentures of such series for redemption, or
     5) We are a party to a consolidation, merger or binding share exchange, in each case pursuant to which our common stock would be converted into cash or property other than securities.
     We are unable to assess the likelihood of meeting conditions (1) or (2) above for the Debentures as both conditions depend on future market prices for our common stock and the Debentures. We believe that the likelihood of meeting conditions (3), (4) or (5) related to the specified corporate transactions occurring for the Debentures is remote since we have no current plans to distribute rights or warrants to all holders of our common stock, call any of our Debentures for redemption or enter a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash or property other than securities.
     Under the terms of the indentures governing our Senior Debentures, 1.625% Debentures, and 4% Debentures, we have the ability to make irrevocable elections to pay the principal balance in cash upon any conversion prior to or at maturity. The principal balance of our 7.25% Debentures is required to be settled in cash upon redemption or conversion. During the third quarter of 2008, we began applying the if-converted method to determine the effect on diluted net income per share of shares issuable pursuant to our Senior Debentures, 1.625% Debentures and 4% Debentures as we are no longer assuming cash settlement of the underlying principal. The only impact on diluted net income per share from our 7.25% Debentures results from the application of the treasury stock method to any conversion spread on this instrument (see Note 18, Net (Loss) Income per Share for further information).
     In October 2008, we entered into an agreement with an existing securityholder and issued 6,224,392 shares of our common stock in exchange for approximately $45.0 million in aggregate principal amount of our outstanding 1.25% Debentures and 1.625% Debentures held by the securityholder. We retired all of the debentures acquired in the exchange. In connection with this exchange, and pursuant to the provisions of SFAS No. 84, Induced Conversions of Convertible Debt — an amendment of APB Opinion No. 26, we incurred a loss of approximately $29.7 million, which includes a write-off of $1.4 million in deferred financing fees and debt discounts.
     In February 2009, we entered into an agreement with an existing securityholder and issued 19,815,752 shares of our common stock in exchange for approximately $61.6 million in aggregate principal amount of our outstanding 1.625% Debentures held by the securityholder. We retired all of the debentures acquired in the exchange. In connection with this exchange, we incurred a loss of approximately $57.5 million in the first quarter of 2009, which includes a write-off of $0.4 million in deferred financing fees and debt discount.
Subordinated Debt
     We have issued subordinated debt to statutory trusts (“TP Trusts”) that are formed for the purpose of issuing preferred securities to outside investors, which we refer to as Trust Preferred Securities (“TPS”). We generally retained 100% of the common securities issued by the TP Trusts, representing 3% of their total capitalization. The terms of the subordinated debt issued to the TP Trusts and the TPS issued by the TP Trusts are substantially identical. We did not consummate any of these financings in 2008.
     The TP Trusts are wholly owned indirect subsidiaries of CapitalSource. However, in accordance with the provisions of FIN 46(R), we have not consolidated the TP Trusts for financial statement purposes. We account for our investments in the TP Trusts under the equity method of accounting pursuant to APB No. 18, The Equity Method of Accounting for Investments in Common Stock.

     We had subordinated debt outstanding totaling $438.8 million and $529.9 million as of December 31, 2008 and 2007, respectively. During the year ended December 31, 2008, we purchased all of the preferred securities issued under our TPS series 2007-1 at a discount from liquidation value and terminated the trust. In 2008, we also purchased an aggregate of $50.8 million of preferred securities from our TPS 2006-4, 2006-5 and 2007-2 at a discount from liquidation value and exchanged and cancelled the related subordinated debt. Based upon these transactions, we realized an aggregate gain of $29.9 million which has been recorded as a component of other (expense) income, net, in the accompanying audited consolidated statements of income.
     As of December 31, 2008, our outstanding subordinated debt transactions were as follows:

	Trust Formation				Interest Rate as of
TPS Series	Date	Debt Issued	Maturity Date	Date Callable(1)	December 31, 2008
		(Amounts in
		thousands)
2005-1	November 2005	$103,093	December 15, 2035	December 15, 2010	3.95	%(2)
2005-2	December 2005	$128,866	January 30, 2036	January 30, 2011	6.82	%(3)
2006-1	February 2006	$51,545	April 30, 2036	April 30, 2011	6.96	%(4)
2006-2	September 2006	$51,550	October 30, 2036	October 30, 2011	6.97	%(5)
2006-3	September 2006	€25,775	October 30, 2036	October 30, 2011	6.91	%(6)
2006-4	December 2006	$21,908	January 30, 2037	January 30, 2012	5.42	%(2)
2006-5	December 2006	$6,650	January 30, 2037	January 30, 2012	5.42	%(2)
2007-2	June 2007	$39,177	July 30, 2037	July 30, 2012	5.42	%(2)

(1)	The subordinated debt is callable by us in whole or in part at par at any time after the stated date.

(2)	Bears interest at a floating interest rate equal to three-month LIBOR plus 1.95%, resetting quarterly at various dates.

(3)	Bears a fixed rate of interest of 6.82% through January 20, 2011 and then bears interest at a floating interest rate equal to three-month LIBOR plus 1.95%, resetting quarterly.

(4)	Bears a fixed rate of interest of 6.96% through April 1, 2011 and then bears interest at a floating interest rate equal to three-month LIBOR plus 1.95%, resetting quarterly.

(5)	Bears a fixed rate of interest of 6.97% through October 30, 2011 and then bears interest at a floating interest rate equal to three-month LIBOR plus 1.95%, resetting quarterly.

(6)	Bears interest at a floating interest rate equal to three-month EURIBOR plus 2.05%, resetting quarterly.
     The subordinated debt described above is unsecured and ranks subordinate and junior in right of payment to all of our indebtedness.
Mortgage Debt
     We use mortgage loans to finance certain of our direct real estate investments. We had mortgage debt totaling $330.3 million and $341.1 million as of December 31, 2008 and 2007, respectively. As of December 31, 2008, our mortgage debt comprised a senior $239.0 million loan, $35.3 million mezzanine loan and 11 mortgage loans totaling $56.0 million guaranteed by HUD and collateralized by 11 of our healthcare investment properties. The interest rate under the senior loan is one-month LIBOR plus 1.54%, and the interest rate under the mezzanine loan is one-month LIBOR plus 4% and the weighted average interest rate on our mortgage loans is 6.61%.
     We exercised the first of three one-year extensions to the senior and mezzanine loans in September 2008 extending the maturity of both loans from April 9, 2009 to April 9, 2010. The master servicer acknowledged and agreed to the extension in February 2009, subject to our compliance with the terms of the loan documents as of April 9, 2009.
Notes Payable
     We have incurred other indebtedness in the ordinary course of our lending and investing activities. We had notes payable totaling $75.2 million and $52.5 million as of December 31, 2008 and 2007, respectively. Notes payable includes a $24.4 million senior loan secured by a property that we assumed following the exercise of our collection remedies, a $27.7 million senior loan that we assumed on the acquisition of a majority equity interest in a property, and four junior subordinated notes totaling $20.0 million that we entered into as consideration for the acquisition of a healthcare real estate property portfolio.

Debt Maturities
     The on-balance sheet contractual obligations under our repurchase agreements, credit facilities, term debt, convertible debt, subordinated debt, mortgage debt and notes payable as of December 31, 2008, were as follows:

				Other Borrowings
	Repurchase	Credit		Convertible	Subordinated	Mortgage
	Agreements	Facilities(1)	Term Debt(2)	Debt(3)	Debt(4)	Debt	Notes Payable	Total
	($ in thousands)
2009	$1,595,750	$239,949	$1,321,460	$180,120	$—	$5,554	$74	$3,342,907
2010	—	1,205,113	1,170,235	—	—	5,960	52,206	2,433,514
2011	—	—	796,678	330,000	—	6,393	84	1,133,155
2012	—	—	784,546	250,000	—	259,622	89	1,294,257
2013	—	—	272,759	—	—	943	2,776	276,478
Thereafter	—	—	993,292	—	438,799	51,839	20,000	1,503,930

Total	$1,595,750	$1,445,062	$5,338,970	$760,120	$438,799	$330,311	$75,229	$9,984,241

(1)	The contractual obligations for credit facilities are computed based on the stated maturities of the facilities not considering optional annual renewals, and assumes utilization of available term-out features.

(2)	Excludes net unamortized discounts of $0.5 million and is based on the contractual amortization schedule of our loans. The underlying loans are subject to prepayment, which would shorten the life of the term debt transactions; conversely, the underlying loans may be amended to extend their term, which will lengthen the life of the term debt transactions. At our option, we may substitute for prepaid loans up to specified limitations, which may also impact the life of the term debt. Also, the contractual obligations for our term debt are computed based on the estimated life of the instrument. The contractual obligations for the Owner Trust term debt are computed based on the estimated lives of the underlying adjustable rate prime residential mortgage whole loans.

(3)	The contractual obligations for our convertible debt are computed based on the initial put/call date. The legal maturity of our 7.25% Debentures is 2037 and the legal maturities of our other series of Debentures are 2034. The amounts are presented gross of $30.6 million discounts, net of amortization.

(4)	The contractual obligations for subordinated debt are computed based on the legal maturities, which are between 2035 and 2037.
Interest Expense
     The weighted average interest rates on all of our borrowings, including amortization of deferred financing costs, for the years ended December 31, 2008, 2007 and 2006 were 4.9%, 6.2% and 6.0%, respectively.
Deferred Financing Costs
     As of December 31, 2008 and 2007, deferred financing costs of $73.5 million and $94.1 million, respectively, net of accumulated amortization of $171.8 million and $105.5 million, respectively, were included in other assets in the accompanying audited consolidated balance sheets.
Debt Covenants
     The Parent Company is required to comply with financial and non-financial covenants under our indebtedness, including, without limitation, with respect to interest coverage, minimum tangible net worth, leverage, maximum delinquent and charged-off loans and servicing standards. If we were to default under our indebtedness by violating these covenants or otherwise, our lenders’ remedies would include the ability to, among other things, transfer servicing to another servicer, accelerate payment of all amounts payable under such indebtedness and/or terminate their commitments under such indebtedness. In addition, under our term debt securitizations, the priority of payments are altered if the notes remain outstanding beyond the stated maturity dates and upon other termination events, in which case we would receive no cash flow from these transactions until the notes senior to our retained interests are retired. A default under our recourse indebtedness could trigger cross-default provisions in our other debt facilities and a default under some of our non-recourse indebtedness would trigger cross-default provisions in other of our non-recourse debt.
     In February 2009, we obtained a waiver of the Consolidated EBITDA to Interest Expense financial covenant for our syndicated bank credit facility for the reporting period ending December 31, 2008. The waiver was obtained to provide certainty that the net loss reported for the quarter ended and the year ended December 31, 2008, after making certain adjustments as provided for in the covenant definition, would not cause an event of default under the facility agreement. Because this covenant was tested on a rolling 12-month basis, we would likely have breached it for the quarter ending March 31, 2009 and other periods in 2009. However, on February 25, 2009, we amended this facility as described above under Credit Facilities.
     During the first quarter of 2009, we obtained waivers of financial covenants and executed amendments with respect to some of our other credit facilities as described above under Credit Facilities. We may need to obtain other waivers and amendments in the future, and there can be no assurance that we will be able to obtain them on favorable terms or at all.
     In addition, upon the occurrence of specified servicer defaults, our lenders under our credit facilities and the holders of our asset-backed notes issued in our term debt may elect to terminate us as servicer of the loans under the applicable facility or term debt and appoint a successor servicer or replace us as cash manager for our secured facilities and term debt. If we were terminated as servicer, we would no longer receive our servicing fee. In addition, because there can be no assurance that any successor servicer would be able to service the loans according to our standards, the performance of our loans could be materially adversely affected and our income generated from those loans significantly reduced.
     We believe we are in compliance with our financial covenants as of December 31, 2008, after consideration of the waivers received. Based on our review of the covenants we will be required to meet during 2009 and the information currently available to us, we believe that we will meet our financial covenants through December 31, 2009.
Single Purpose Loan Financing
     In May 2008, we purchased subordinated notes of a SPE to which one of our other wholly owned indirect subsidiaries provided advisory services. In accordance with FIN 46(R), we determined that we were the primary beneficiary of the SPE. As a result, we consolidated the assets and liabilities of the SPE for financial reporting purposes, including commercial loans with a principal balance of $236.2 million and a fair value of $205.8 million and a related debt facility of $187.1 million. In connection with this transaction, we paid $13.3 million to a third-party warehouse lender to settle a limited guarantee we had provided under which we agreed to assume a portion of net losses realized by the loans held by the SPE up to a specific loss limit. During the year ended December 31, 2008, we sold $162.9 million of these loans to third parties using the proceeds to repay the principal balance on the facility. The balance of the facility was fully repaid and terminated in July 2008.
Note 14. Shareholders’ Equity
Common Stock Shares Outstanding
     Common stock share activity for the years ended December 31, 2008, 2007 and 2006 was as follows:

Outstanding as of December 31, 2005	140,405,766
Issuance of common stock	39,758,116
Exercise of options	692,375
Restricted stock and other stock grants, net	596,033

Outstanding as of December 31, 2006	181,452,290
Issuance of common stock	36,327,557
Sale of treasury stock	1,300,000
Exercise of options	339,201
Restricted stock and other stock grants, net	1,285,752

Outstanding as of December 31, 2007	220,704,800
Issuance of common stock	61,644,758
Exercise of options	57,327
Restricted stock and other stock grants, net	397,326

Outstanding as of December 31, 2008	282,804,211

     In order to comply with the rules applicable to REITs, in January 2006, we paid a special dividend of $2.50 per share, or $350.9 million in the aggregate, representing our cumulative undistributed earnings and profits, including earnings and profits of some of our predecessor entities, from our inception through December 31, 2005. We paid this special dividend $70.2 million in cash and $280.7 million in 12.3 million shares of common stock, based on an imputed per share stock price of $22.85.

Dividend Reinvestment and Stock Purchase Plan
     We have a Dividend Reinvestment and Stock Purchase Plan (the “DRIP”) for current and prospective shareholders. Participation in the DRIP allows common shareholders to reinvest cash dividends and to purchase additional shares of our common stock, in some cases at a discount from the market price. During the years ended December 31, 2008 and 2007, we received $198.1 million and $607.8 million, respectively, related to the direct purchase of 15.4 million and 31.7 million shares of our common stock pursuant to the DRIP, respectively. In addition, we received proceeds of $38.7 million and $106.7 million related to cash dividends reinvested in 3.6 million and 5.4 million shares of our common stock during the years ended December 31, 2008 and 2007, respectively.
Equity Offerings
     In June 2008, we sold 34.5 million shares of our common stock in an underwritten public offering at a price of $11.00 per share, including the 4.5 million shares purchased by the underwriters pursuant to their over-allotment option. In connection with this offering, we received net proceeds of $365.8 million, which were used to repay borrowings under our secured credit facilities. Affiliated purchasers, including John K. Delaney, CapitalSource Chairman and Chief Executive Officer, Michael C. Szwajkowski, President of our Structured Finance Business, and affiliates of Farallon Capital Management, L.L.C., purchased an aggregate of 6.4 million shares.
     In October 2008, we entered into an agreement with one of our existing securityholders, pursuant to which we issued 6,224,392 shares of our common stock in exchange for approximately $45.0 million in aggregate principal amount of our outstanding 1.25% and 1.625% senior and senior subordinated convertible debentures due 2034 held by the securityholder. We retired all of the debentures we acquired in the exchange. In connection with this conversion, we incurred a loss of approximately $29.7 million, which includes a write-off of $1.4 million in deferred financing fees and debt discounts.
Note 15. Employee Benefit Plan
     Our employees are eligible to participate in the CapitalSource Finance LLC 401(k) Savings Plan (“401(k) Plan”), a defined contribution plan in accordance with Section 401(k) of the Internal Revenue Code of 1986, as amended. For the years ended December 31, 2008, 2007 and 2006, we contributed $2.0 million, $1.9 million and $1.7 million, respectively, in matching contributions to the 401(k) Plan.
Note 16. Income Taxes
     We elected REIT status under the Code when we filed our federal income tax return for the year ended December 31, 2006. We operated as a REIT through 2008, but revoked our REIT election effective January 1, 2009 and recognized the resulting deferred tax effects in the consolidated financial statements as of December 31, 2008. While we were a REIT, we were required to distribute at least 90% of our REIT taxable income to our shareholders and meet the various other requirements imposed by the Code, through actual operating results, asset holdings, distribution levels and diversity of stock ownership. While we were a REIT, we generally were not subject to corporate-level income tax on the earnings distributed to our shareholders that we derived from our REIT qualifying activities. We were subject to corporate-level tax on the earnings we derived from our TRSs. While we were a REIT, we were still subject to foreign, state and local taxation in various foreign, state and local jurisdictions, including those in which we transacted business or resided. Effective January 1, 2009, we will provide for income taxes as a “C” corporation on income earned from our operations.
     As certain of our subsidiaries were TRSs, we continued to report a provision for income taxes within our consolidated financial statements. We used the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates for the periods in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the change.

     The components of income tax (benefit) expense for the years ended December 31, 2008, 2007 and 2006 were as follows:

	Year Ended December 31,
	2008	2007	2006
	($ in thousands)
Current:
Federal	$(70,274)	$37,135	$74,095
State	7,858	6,229	13,736
Foreign	22,515	2,615	—

Total current	(39,901)	45,979	87,831
Deferred:
Federal	(111,625)	36,354	(43,652)
State	(37,611)	5,230	(7,002)
Foreign	(98)	—	—

Total deferred	(149,334)	41,584	(50,654)

Income tax (benefit) expense	$(189,235)	$87,563	$37,177

     For the year ended December 31, 2008, we had approximately $15.8 million of pre-tax income and $438.2 million of pre-tax loss that was attributable to foreign and domestic operations, respectively.
     Deferred income taxes are recorded when revenues and expenses are recognized in different periods for financial statement and income tax purposes. Net deferred tax assets are included in other assets in the accompanying audited consolidated balance sheets. The components of deferred tax assets and liabilities as of December 31, 2008 and 2007, were as follows:

	December 31,
	2008	2007
	($ in thousands)
Deferred tax assets:
Allowance for loan losses	$171,348	$33,098
Net unrealized losses on investments	135,263	—
Net operating losses — federal	85,141	—
Net operating losses — state and foreign net of federal tax benefit	20,102	1,767
Stock based compensation awards	9,761	12,678
Other	93,251	3,973

Total deferred tax assets	514,866	51,516
Valuation allowance	—	(1,767)

Total deferred tax assets, net of valuation allowance	514,866	49,749
Deferred tax liabilities:
Mark-to-market on loans	304,489	49,949
Net unrealized gain on investments	—	36
Property and equipment	—	325
Other, net	52,638	1,610

Total deferred tax liabilities	357,127	51,920

Net deferred tax assets (liabilities)	$157,739	$(2,171)

     As of December 31, 2008, we recorded no valuation allowance against our deferred tax assets. In assessing the need to record a valuation allowance, we considered future reversals of existing taxable temporary differences, future taxable income and tax planning strategies, as being adequate to allow for the full realization of the deferred tax assets. As of December 31, 2007, we recorded valuation allowances of $1.8 million, against our deferred tax assets related to foreign and state net operating loss carryforwards.
     As of December 31, 2008, we have net operating loss carryforwards of $243.3 million for federal tax purposes, which will be available to offset future taxable income. If not used, these carryforwards will expire in 2028. To the extent net operating loss carryforwards, when realized, relate to non-qualified stock option and restricted stock deductions, the resulting benefits will be credited to stockholders’ equity. We also have state net operating loss carryforwards of $536.3 million. These state net operating loss carryforwards will expire in varying amounts beginning in 2013 through 2028.

     The reconciliations of the effective income tax rate and the federal statutory corporate income tax rate for the years ended December 31, 2008, 2007 and 2006, were as follows:

	Year Ended December 31,
	2008	2007	2006
Federal statutory rate	35.0%	35.0%	35.0%
Benefit of REIT election	(10.0)	(5.5)	(16.8)
State income taxes, net of federal tax benefit	2.0	3.1	2.1
Other	(5.3)	2.2	0.5
Impact of making and revoking REIT election(1)	24.7	—	(9.7)

Effective income tax rate	46.4%	34.8%	11.1%

(1)	In connection with our REIT election, we reversed net deferred tax liabilities of $34.7 million, relating to REIT qualifying activities, into income during the year ended December 31, 2006. In connection with revoking our REIT election, we recognized $103.0 million of net deferred tax assets relating to our REIT qualifying activities into income during the year ended December 31, 2008.
     We adopted the provisions of FIN 48 on January 1, 2007. As a result of adopting FIN 48, we recognized an increase of approximately $5.7 million in the liability for unrecognized tax benefits, which was accounted for as an increase to accumulated deficit as of January 1, 2007. Our recognized tax benefits totaled $14.0 million, as of January 1, 2007, including $6.5 million that, if recognized, would affect the effective tax rate. A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2008 and 2007 are as follows ($ in thousands):

	Year Ended
	December 31,
	2008	2007
Balance at January 1	$16,720	$13,998
Additions based on tax positions related to the current year	—	2,004
Additions for tax positions of prior years	26,246	718
Reductions for tax positions of prior years	(6,510)	—
Settlements	(16,709)	—

Balance at December 31	$19,747	$16,720

     As of December 31, 2008 and 2007, approximately $5.0 million and $7.2 million, respectively, of our unrecognized tax benefits would affect the effective tax rate. We do not currently anticipate such unrecognized tax benefits to significantly increase or decrease over the next 12 months; however, actual results could differ from those currently anticipated.
     We recognize interest and penalties accrued related to unrecognized tax benefits as a component of income taxes. As of December 31, 2008 and 2007, accrued interest expense and penalties totaled $1.9 million and $1.5 million, respectively. For the year ended December 31, 2008 and 2007, we recognized $0.4 million and $0.7 million, respectively, in interest expense.
     We file income tax returns with the United States and various state, local and foreign jurisdictions and generally remain subject to examinations by these tax jurisdictions for tax years 2003 forward. In June 2008, we settled an Internal Revenue Service examination for the tax years 2004 and 2005 and concluded certain state examinations of tax years 2003 to 2005. During the year ended December 31, 2008, we incurred interest expense of $3.3 million and $16.7 million of additional tax in connection with the settlement and conclusion of these examinations. We are currently under examination by certain states for the tax years 2004 and 2005, and we have been notified by the Internal Revenue Service that we will be audited for tax years 2006 and 2007.

Note 17. Comprehensive (Loss) Income
     Comprehensive (loss) income for the years ended December 31, 2008, 2007 and 2006, was as follows:

	Year Ended December 31,
	2008	2007	2006
	($ in thousands)
Net (loss) income	$(218,677)	$164,227	$299,001
Unrealized gain (loss) on available-for-sale securities, net of tax	7,857	(3,103)	3,532
Unrealized (loss) gain on foreign currency translation, net of tax	(2,892)	5,175	(826)
Unrealized (loss) gain on cash flow hedges, net of tax	(820)	413	1,098

Comprehensive (loss) income	(214,532)	166,712	302,805
Comprehensive income attributable to noncontrolling interests	1,426	4,938	4,711

Comprehensive (loss) income attributable to CapitalSource Inc.	$(215,958)	$161,774	$298,094

     Accumulated other comprehensive income, net as of December 31, 2008 and 2007, was as follows:

	December 31,
	2008	2007
	($ in thousands)
Unrealized gain (loss) on available-for-sale securities, net of tax	$7,468	$(389)
Unrealized gain on foreign currency translation, net of tax	1,457	4,349
Unrealized gain on cash flow hedges, net of tax	170	990

Accumulated other comprehensive income, net	$9,095	$4,950

Note 18. Net (Loss) Income per Share Attributable to CapitalSource Inc.
     The computations of basic and diluted net (loss) income per share attributable to CapitalSource Inc. for the years ended December 31, 2008, 2007 and 2006, were as follows:

	Year Ended December 31,
	2008	2007	2006
	($ in thousands, except per share data)
Basic net (loss) income per share attributable to CapitalSource Inc.:
Net (loss) income attributable to CapitalSource Inc.	$(220,103)	$159,289	$294,290
Average shares — basic	251,213,699	191,697,254	166,273,730
Basic net (loss) income per share attributable to CapitalSource Inc.	$(0.88)	$0.83	$1.77
Diluted net (loss) income per share attributable to CapitalSource Inc.:
Net (loss) income attributable to CapitalSource Inc.	$(220,103)	$159,289	$294,290
Average shares — basic	251,213,699	191,697,254	166,273,730
Effect of dilutive securities:
Stock dividend declared	—	—	807,874
Option shares	—	340,328	483,301
Unvested restricted stock	—	1,120,000	1,341,067
Stock units	—	30,380	19,201
Non-managing member units	—	—	—
Conversion premium on the Debentures(1)	—	94,694	294,834
Written call option	—	—	—

Average shares — diluted	251,213,699	193,282,656	169,220,007

Diluted net (loss) income per share attributable to CapitalSource Inc.	$(0.88)	$0.82	$1.74

(1)	For the year ended December 31, 2007, the conversion premiums on the 1.25% and 1.625% Debentures represent the dilutive shares based on a conversion price of $22.41. For the year ended December 31, 2006, the conversion premiums on the 1.25% and 3.5% Debentures, represent the dilutive shares based on conversion prices of $25.20 and $26.35, respectively.

     The weighted average shares that have an antidilutive effect in the calculation of diluted net income per share attributable to CapitalSource Inc. and have been excluded from the computations above are shown in the following table. No shares are presented for the year ended December 31, 2008 as we reported a net loss:

	Year Ended December 31,
	2008	2007	2006
Stock options	N/A	8,102,769	4,513,699
Non-managing member units	N/A	1,113,259	2,331,965
Shares subject to a written call option	N/A	7,401,420	7,401,420
     From the third quarter of 2008, we are no longer assuming cash settlement of the underlying principal on our Senior Debentures, 1.625% Debentures, and 4% Debentures, therefore, we began applying the if-converted method to determine the effect on diluted net income per share of shares issuable pursuant to convertible debt. For prior periods, we used the treasury stock method to determine the effect on diluted income per share of shares issuable pursuant to the conversion premium of convertible debt and the shares underlying the principal balances were excluded. See Note 13, Borrowings, of our accompanying audited consolidated financial statements as of December 31, 2008, for further information on convertible debt.
     For the year ended December 31, 2007, the conversion premiums on the 3.5% Debentures and 4% Debentures were considered to be antidilutive based on a conversion price of $23.43. As dividends are paid, the conversion prices related to our written call option, Senior Debentures, 1.625% Debentures, and 4% Debentures are adjusted. The conversion price related to the 7.25% Debentures will be adjusted only if we pay dividends on our common stock greater than $0.60 per share, per quarter. Also, we have excluded the shares underlying the principal balance of the 7.25% Debentures for all periods presented.
Note 19. Stock-Based Compensation
Equity Incentive Plan
     In April 2006, our shareholders adopted the CapitalSource Inc. Third Amended and Restated Equity Incentive Plan (the “Plan”), which amended the CapitalSource Inc. Second Amended and Restated Equity Incentive Plan adopted on August 6, 2003 in connection with our initial public offering. A total of 33.0 million shares of common stock are reserved for issuance under the Plan. Any shares that may be issued under the Plan to any person pursuant to an option or stock appreciation right (an “SAR”) are counted against this limit as one share for every one share granted. Any shares that may be issued under the Plan to any person, other than pursuant to an option or SAR, are counted against this limit as one and one-half shares for every one share granted. As of December 31, 2008, there were 14.4 million shares subject to outstanding grants and 9.5 million shares remaining available for future grants under the Plan. The Plan will expire on the earliest of (1) the date as of which the Board of Directors, in its sole discretion, determines that the Plan shall terminate, (2) following certain corporate transactions such as a merger or sale of our assets if the Plan is not assumed by the surviving entity, (3) at such time as all shares of common stock that may be available for purchase under the Plan have been issued or (4) August 6, 2016. The Plan is intended to give eligible employees, members of the Board of Directors, and our consultants and advisors awards that are linked to the performance of our common stock.
Adoption of SFAS No. 123(R)
     As discussed in Note 2, Summary of Significant Accounting Policies, we adopted SFAS No. 123(R) on January 1, 2006, as it relates to the Plan described above. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and amends SFAS No. 95, Statement of Cash Flows. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. SFAS No. 123(R) also requires the cash flows resulting from the tax benefits of tax deductions in excess of the compensation cost recognized from the exercise of stock options to be classified as financing cash flows, rather than as operating cash flows.
     We adopted the fair value recognition provisions of SFAS No. 123(R) using the modified- prospective-transition method. Under this method, compensation cost recognized beginning on January 1, 2006, includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). In accordance with the modified-prospective-transition method, our consolidated financial statements from prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123(R). In addition, under SFAS No. 123(R), an entity may elect to recognize compensation cost for an award with only service conditions that has a graded vesting schedule using either a straight-line recognition method or a graded vesting recognition method. We elected the straight-line recognition method for all awards with only service based vesting conditions. For awards having graded vesting schedules and performance or market based vesting conditions, we amortize compensation cost using the graded vesting recognition method.
     Upon adoption of SFAS No. 123(R), we recorded a cumulative effect of accounting change of $0.4 million (or $0.00 per diluted share), net of taxes, in our accompanying audited consolidated statement of income for the year ended December 31, 2006, resulting from the requirement to estimate forfeitures for unvested awards at the date of grant instead of recognizing them as incurred.
     Total compensation cost recognized in income pursuant to the Plan was $43.6 million, $44.5 million and $33.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.
Stock Options
     Stock option activity for the year ended December 31, 2008 was as follows:

		Weighted	Weighted Average
		Average	Remaining
		Exercise	Contractual Life	Aggregate
	Options	Price	(in years)	Intrinsic Value
	($ in thousands)
Outstanding as of December 31, 2007	9,058,317	$22.91
Granted	81,005	12.68
Exercised	(57,327)	6.31
Forfeited	(188,055)	20.40

Outstanding as of December 31, 2008	8,893,940	$22.98	7.18	$45

Vested as of December 31, 2008	8,865,072	$22.99	7.18	$45
Exercisable as of December 31, 2008	5,185,059	$22.59	6.99	$45
     For the years ended December 31, 2008, 2007 and 2006, the weighted average grant date fair value of options granted was $2.65, $1.60 and $1.44, respectively. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006, was $0.5 million, $3.8 million and $9.8 million, respectively. As of December 31, 2008, the total unrecognized compensation cost related to nonvested options granted pursuant to the Plan was $2.1 million. This cost is expected to be recognized over a weighted average period of 1.5 years.
     For awards containing only service and/or performance based vesting conditions, we use the Black-Scholes weighted average option-pricing model to estimate the fair value of each option grant on its grant date. The weighted average assumptions used in this model for the years ended December 31, 2008, 2007 and 2006, were as follows:

	Year Ended December 31,
	2008	2007	2006
Dividend yield	12.0%	10.4%	8.3%
Expected volatility	49.6%	23.3%	20.0%
Risk-free interest rate	2.8%	4.6%	5.0%
Expected life	4.0 years	4.0 years	9.6 years
     The dividend yield is computed based on annualized dividends and the average share price for the period. In connection with our REIT election, we changed our method of computing the expected volatility to be based on the average volatility of the common stock of selected competitor REITs as our historical volatility was then no longer an indicator of our future volatility. The risk-free interest rate is the U.S. Treasury yield curve in effect at the time of grant based on the expected life of options. The expected life of our options granted represents the period of time that options are expected to be outstanding. The expected life of our options increased during the year ended December 31, 2006, as a result of options granted to certain executives during the period which have a longer expected life.
     We granted 3.5 million awards to our Chairman and Chief Executive Officer during the year ended December 31, 2006, that contained market based vesting conditions. For the awards containing market based vesting conditions, we used a lattice option-pricing model to estimate the fair value of each option grant on its grant date. No awards containing market based vesting conditions were issued during the years ended December 31, 2008 and 2007.

     The assumptions used in this model for the year ended December 31, 2006, were as follows:

Dividend yield	8.35%
Expected volatility	19%
Risk-free interest rate	4.99%
Expected life	10 years
     The dividend yield is computed based on anticipated annual dividends and the share price on the last day of the period. Our expected volatility is computed based on the average volatility of the common stock of selected competitor REITs as our historical volatility is not an indicator of our future volatility, as discussed above. The risk-free interest rate is the U.S. Treasury yield curve in effect at the time of grant based on the expected life of options. The expected life of our options granted represents the period of time that options are expected to be outstanding.
Restricted Stock
     Restricted stock activity for the year ended December 31, 2008, was as follows:

		Weighted
		Average
		Grant-Date
	Shares	Fair Value
Nonvested as of December 31, 2007	4,742,356	$23.07
Granted	3,883,758	13.24
Vested	(2,731,268)	21.38
Forfeited	(430,745)	21.56

Nonvested as of December 31, 2008	5,464,101	$19.40

     The fair value of nonvested restricted stock is determined based on the closing trading price of our common stock on the grant date, in accordance with the Plan. The weighted average grant date fair value of restricted stock granted during the years ended December 31, 2008, 2007 and 2006 was $13.24, $23.55 and $23.97, respectively. The total fair value of restricted stock that vested during the years ended December 31, 2008, 2007 and 2006 was $31.7 million, $39.8 million and $26.8 million, respectively. As of December 31, 2008, the total unrecognized compensation cost related to nonvested restricted stock granted pursuant to the Plan was $36 million, which is expected to be recognized over a weighed average period of 1.22 years.
Restricted Stock Units
     On December 31, 2008, our Board of Directors made a grant under our Equity Incentive Plan to our Chief Executive Officer, John K. Delaney, of 2.0 million restricted stock units, which carry full cash dividend rights and require delivery to Mr. Delaney of 2.0 million shares of our common stock six months following termination of his service to the company. In connection with this grant, we recorded $9.2 million in compensation expense in our audited consolidated statements of income for the year ended December 31, 2008, based on a grant date fair value of $4.62 per share. We granted a total of 2.1 million and 52,060 restricted stock units during the years ended December 31, 2008 and 2007, respectively.
Note 20. Bank Regulatory Capital
     CapitalSource Bank is subject to various regulatory capital requirements established by federal and state regulatory agencies. Failure to meet minimum capital requirements can result in regulatory agencies initiating certain mandatory and possibly additional discretionary actions that, if undertaken, could have a direct material effect on our audited consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, CapitalSource Bank’s must meet specific capital guidelines that involve quantitative measures of its assets and liabilities as calculated under regulatory accounting practices. CapitalSource Bank’s capital amounts and other requirements are also subject to qualitative judgments by its regulators about, risk weightings and other factors. See Item 1, Business — Supervision and Regulation, for a further description of CapitalSource Bank’s regulatory requirements.

     The calculations of the respective capital amounts at CapitalSource Bank as of December 31, 2008, were as follows ($ in thousands):

Common stockholder’s equity at CapitalSource Bank	$915,691
Less:
Disallowed goodwill and other disallowed intangible assets	(102,547)
Unrealized loss on available-for-sale securities	(2,125)
Disallowance of deferred tax assets	(16,397)

Total Tier-1 Capital	794,622
Add: Allowable portion of the allowance for loan losses and other	55,696

Total Risk-Based Capital	$850,318

     To remain in compliance with the conditions imposed by the FDIC, CapitalSource Bank must at all times be both “well-capitalized,” which requires CapitalSource Bank to have a total risk-based capital ratio of 10%, a Tier 1 risk-based capital ratio of 6% and a Tier 1 leverage ratio of 5%, and must maintain a total risk-based capital ratio of than 15%. CapitalSource Bank’s capital ratios and the minimum requirement as of December 31, 2008 were as follows:

	Actual		Minimum Required
	Amount	Ratio	Amount	Ratio
	($ in thousands)
Tier-1 Leverage Capital	$794,622	13.38%	$296,876	5.00%
Risk-Based Capital:
Tier-1	794,622	16.30	292,489	6.00
Total	850,318	17.44	731,222	15.00
     The California Department of Financial Institutions (the “DFI”) approval order requires that CapitalSource Bank, during the first three years of operations, maintain a minimum ratio of tangible shareholder’s equity to total tangible assets of at least 10.0%. At December 31, 2008, CapitalSource Bank satisfied the DFI capital ratio requirement with a ratio of 12.0%.
Note 21. Commitments and Contingencies
     We have non-cancelable operating leases for office space and office equipment. The leases expire over the next fifteen years and contain provisions for certain annual rental escalations.
     As of December 31, 2008, future minimum lease payments under non-cancelable operating leases, including leases held at CapitalSource Bank, were as follows ($ in thousands):

2009	$14,425
2010	14,027
2011	13,196
2012	12,356
2013	9,415
Thereafter	65,870

Total	$129,289

     In addition, in April 2007, we entered into a new lease for our corporate headquarters which requires estimated minimum payments of $7.9 million per year (subject to certain escalations) scheduled to commence in 2009 for a period of 15 years. We are currently in negotiations to materially reduce our commitment under this lease.
     Rent expense was $11.4 million, $9.7 million and $7.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     We are obligated to provide standby letters of credit in conjunction with several of our lending arrangements. As of December 31, 2008 and 2007, we had issued $183.5 million and $226.4 million, respectively, in letters of credit which expire at various dates over the next six years. If a borrower defaults on its commitment(s) subject to any letter of credit issued under these arrangements, we would be responsible to meet the borrower’s financial obligation and would seek repayment of that financial obligation from the borrower. These arrangements qualify as a financial guarantee in accordance with FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. As a result, we included the fair value of these obligations, totaling $5.9 million, in other liabilities in the accompanying audited consolidated balance sheet as of December 31, 2008.

     As of December 31, 2008 and 2007, we had unfunded commitments to extend credit to our clients of $3.6 billion and $4.7 billion, respectively. Due to their nature, we cannot know with certainty the aggregate amounts we will be required to fund under these unfunded commitments. We expect that these unfunded commitments will continue to indefinitely exceed our Parent Company’s available funds. Our failure to satisfy our full contractual funding commitment to one or more of our clients could create breach of contract and lender liability for us and irreparably damage our reputation in the marketplace. In many cases, our obligation to fund unfunded commitments is subject to our clients’ ability to provide collateral to secure the requested additional fundings, the collateral’s satisfaction of eligibility requirements, our clients’ ability to meet specified preconditions to borrowing, including compliance with all provisions of the loan agreements, and/or our discretion pursuant to the terms of the loan agreements. In many other cases, however, there are no such prerequisites to future fundings by us and our clients may draw on these unfunded commitments at any time. To the extent there are unfunded commitments with respect to a loan that is owned partially by CapitalSource Bank and the Parent Company, unless our client is in default, CapitalSource Bank is obligated in some cases pursuant to intercompany agreements to fund its portion of the unfunded commitment before the Parent Company is required to fund its portion. In addition, in some cases we may be able to borrow additional amounts under our secured credit facilities as we fund these unfunded commitments.
     As of December 31, 2008, we had identified conditional asset retirement obligations primarily related to the future removal and disposal of asbestos that is contained within certain of our direct real estate investment properties. The asbestos is appropriately contained and we believe we are compliant with current environmental regulations. If these properties undergo major renovations or are demolished, certain environmental regulations are in place, which specify the manner in which asbestos must be handled and disposed. Under FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations — An Interpretation of FASB No. 143, we are required to record the fair value of these conditional liabilities if they can be reasonably estimated. As of December 31, 2008, sufficient information was not available to estimate our liability for conditional asset retirement obligations as the obligations to remove the asbestos from these properties have indeterminable settlement dates. As such, no liability for conditional asset retirement obligations was recorded on our accompanying audited consolidated balance sheet as of December 31, 2008.
     From time to time we are party to legal proceedings. We do not believe that any currently pending or threatened proceeding, if determined adversely to us, would have a material adverse effect on our business, financial condition or results of operations, including our cash flows.
Note 22. Related Party Transactions
     We have from time to time in the past, and expect that we may from time to time in the future, make loans to or invest in the equity securities of companies in which our directors, executive officers, nominees for directors, 5% or more beneficial owners or certain of their affiliates have material interests. Our Board of Directors, or a committee or disinterested directors, is charged with considering and approving these types of transactions. Management believes that each of our related party loans has been, and will continue to be, subject to the same due diligence, underwriting and rating standards as the loans that we make to unrelated third parties.
     As of December 31, 2008 and 2007, we had committed to lend $135.3 million and $223.4 million, respectively, to such entities of which $111.7 million and $110.1 million, respectively, was outstanding. These loans bear interest ranging from 3.66% to 8.75% as of December 31, 2008 and 7.60% to 12.25% as of December 31, 2007. For the years ended December 31, 2008, 2007 and 2006, we recognized $9.2 million, $13.0 million and $37.5 million, respectively, in interest and fees from these loans.
     Activity in related party loans for the year ended December 31, 2008, was as follows ($ in thousands):

Balance at beginning of year	$110,131
Advances	150,348
Repayments	(123,835)
Reclassified to non-related party	(24,995)

Balance at end of year	$111,649

Note 23. Derivative Instruments
     In addition to the derivatives related to our residential mortgage investments discussed in Note 6, Residential Mortgage-Backed Securities and Certain Derivative Instruments, we have also entered into various derivative instruments to manage interest rate and foreign exchange risk in our Commercial Banking segment. We account for these derivative instruments pursuant to the provisions of

SFAS No. 133 and, as such, adjust these instruments to fair value through income as a component of (loss) gain on derivatives in the accompanying audited consolidated statements of income. During the years ended December 31, 2008, 2007 and 2006, we recognized net realized and unrealized losses of $41.1 million, $46.2 million and net realized and unrealized gains of $2.5 million, respectively, related to these derivative instruments. As of December 31, 2008 and 2007, our commercial derivative activities resulted in an asset position of $66.4 million and $51.1 million, respectively, which is recorded on our consolidated balance sheet in other assets; and a liability position of $131.3 million and $78.6 million, respectively, which is recorded on our consolidated balance sheet in other liabilities.
Interest Rate Risk
     We enter into various derivative instruments to manage interest rate risk. The objective is to manage interest rate sensitivity by modifying the characteristics of certain assets and liabilities to reduce the adverse effect of changes in interest rates.
     Interest rate swaps are contracts in which a series of interest rate cash flows, based on a specific notional amount and a fixed and variable interest rate, are exchanged over a prescribed period. Options are contracts that provide the right, but not the obligation, to buy (call) or sell (put) a security at an agreed-upon price during a certain period of time or on a specific date in exchange for the payment of a premium when the contract is issued. Swaptions are contracts that provide the right, but not the obligation, to enter into an interest rate swap agreement on a specified future date in exchange for the payment of a premium when the contract is issued. Caps and floors are contracts that transfer, modify, or reduce interest rate risk in exchange for the payment of a premium when the contract is issued. Eurodollar and Treasury futures are contracts that cash settle on a future date based on a specific notional amount and a variable interest rate.
Foreign Exchange Risk
     We enter into forward exchange contracts to manage foreign exchange risk. The objective is to manage the uncertainty of future foreign exchange rate fluctuations by contractually locking in current foreign exchange rates for the settlement of anticipated future cash flows.
Derivatives Designated as Hedging Instruments
     In connection with the issuance of one series of our TPS, we entered into an interest rate swap. The objective of this instrument was to offset the changes in interest rate payments attributable to fluctuations in three-month LIBOR. This interest rate swap was designated as a cash flow hedge for accounting purposes until its termination in the third quarter of 2007. As of December 31, 2008 and 2007, we had no derivatives designated as an accounting hedge.
Derivatives Not Designated as Hedging Instruments
Interest Rate Swaps
     We enter into interest rate swap agreements to minimize the economic effect of interest rate fluctuations specific to our fixed rate debt, certain fixed rate loans and certain sale-leaseback transactions. Interest rate fluctuations result in hedged assets and liabilities appreciating or depreciating in market value. Gain or loss on the derivative instruments will generally offset the effect of unrealized appreciation or depreciation of hedged assets and liabilities for the period the item is being hedged. As of December 31, 2008 and 2007 the fair value of the interest rate swap derivative asset was $53.0 million and $45.4 million, respectively. As of December 31, 2008 and 2007 the fair value of the interest rate swap derivative liability was $127.6 million and $71.6 million, respectively.
Basis Swaps
     We enter into basis swap agreements to eliminate basis risk between our LIBOR-based term debt and the prime-based loans pledged as collateral for that debt. These basis swaps modify our exposure to interest risk typically by converting our prime rate loans to a one-month LIBOR rate. The objective of this swap activity is to protect us from risk that interest collected under the prime rate loans will not be sufficient to service the interest due under the one-month LIBOR-based term debt. These basis swaps are not designated as hedges for accounting purposes. During the years ended December 31, 2008, 2007 and 2006, we recognized a net gain of $2.1 million, net loss of $1.8 million and $2.3 million, respectively, related to the fair value of these basis swaps and cash payments made or received, which was recorded in (loss) gain on derivatives in the accompanying audited consolidated statements of income. As of December 31, 2008 and 2007 the fair value of the basis swap derivative asset was $6.5 million and $5.2 million, respectively.

As of December 31, 2008 and 2007 the fair value of the basis swap derivative liability was $2.6 million and $6.0 million, respectively.
Interest Rate Caps
     The Issuers entered into interest rate cap agreements to hedge loans with embedded interest rate caps that are pledged as collateral for our term debt. Simultaneously, we entered into offsetting interest rate cap agreements. The interest rate caps are not designated as hedges for accounting purposes. Since the interest rate cap agreements are offsetting, changes in the fair value of the interest rate cap agreements have no impact on current period earnings.
Call Options
     Concurrently with our sale of the 1.25% and 1.65% Debentures we entered into and amended two separate call option transactions. The objective of these transactions is to minimize potential dilution as a result of the conversion of the 1.25% and the 1.625% Debentures. These call options are not designated as hedges for accounting purposes and were initially recorded in shareholders’ equity. Subsequent changes in the fair value of these transactions will not be recognized as long as the instruments remain classified in shareholders’ equity. We reassess this classification on a quarterly basis to determine whether the call option transactions should be reclassified. We continue to believe that equity classification for these transactions is appropriate as of December 31, 2008. For further discussion of the terms of these transactions, see Note 13, Borrowings.
Forward Exchange Contracts
     We have entered into forward exchange contracts to hedge anticipated loan syndications and foreign currency-denominated loans we originate against foreign currency fluctuations. These forward exchange contracts provide for a fixed exchange rate which has the effect of locking in the anticipated cash flows to be received from the loan syndication and the foreign currency-denominated loans. As of December 31, 2008 and 2007 the fair value of the forward exchange contracts derivative asset was $6.9 million and $0.5 million, respectively. As of December 31, 2008 and 2007 the fair value of the forward exchange contracts derivative liability was $1.1 million and $1.0 million, respectively.
Derivatives Related to Residential Mortgage Investments
     In connection with our residential mortgage investments, we entered into interest rate swaps, interest rate swaptions, interest rate caps and Eurodollar and Treasury futures contracts as part of our interest rate risk management program related to these investments. The objective of these instruments is to offset the changes in fair value of our residential mortgage investments. These derivatives are not designated as hedges for accounting purposes. During the years ended December 31, 2008, 2007 and 2006, we recognized net losses of $101.6 million, $79.6 million, and net gains of $18.1 million, respectively, related to the fair value of these derivatives and related cash payments which were recorded in (loss) gain on the residential mortgage investment portfolio in the accompanying audited consolidated statements of income. As of December 31, 2008 and 2007 the fair value of the residential mortgage investment portfolio derivative asset was $140.6 million and $36.5 million, respectively. As of December 31, 2008 and 2007 the fair value of the residential mortgage investment portfolio derivative liability was $211.5 million and $121.0 million, respectively.
Note 24. Credit Risk
     In the normal course of business, we utilize various financial instruments to manage our exposure to interest rate and other market risks. These financial instruments, which consist of derivatives and credit-related arrangements, involve, to varying degrees, elements of credit and market risk in excess of the amounts recorded on the accompanying audited consolidated balance sheets in accordance with GAAP.
     Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. Market risk is the possibility that a change in market prices may cause the value of a financial instrument to decrease or become more costly to settle. The contract or notional amounts of financial instruments, which are not included in the accompanying audited consolidated balance sheets, do not necessarily represent credit or market risk. However, they can be used to measure the extent of involvement in various types of financial instruments.
     We manage credit risk of our derivatives and credit-related arrangements by limiting the total amount of arrangements outstanding by an individual counterparty, by obtaining collateral based on management’s assessment of the client and by applying uniform credit standards maintained for all activities with credit risk. As of December 31, 2008, we had received cash collateral of $24.2 million and have posted cash collateral of $155.3 million related to our derivatives in asset and liability positions, respectively.
     Contract or notional amounts and the credit risk amounts for derivatives and credit-related arrangements as of December 31, 2008 and 2007, were as follows:

	December 31,
	2008		2007
	Contract or		Contract or
	Notional	Credit Risk	Notional	Credit Risk
	Amount	Amount	Amount	Amount
	($ in thousands)
Derivatives:
Interest rate swaps	$8,173,804	$192,747	$9,624,814	$73,449
Interest rate caps	1,115,575	616	1,180,359	2,476
Futures	2,656,000	2,848	1,867,000	—
Interest rate swaptions	152,000	523	1,250,000	6,516
Forward exchange contracts	71,443	6,855	79,248	514

Total derivatives	$12,168,822	$203,589	$14,001,421	$82,955

Credit-related arrangements:
Commitments to extend credit	$3,576,193	$38,910	$4,734,661	$66,269
Commitments to extend letters of credit	169,144	6,578	186,359	5,889
Interest-only loans	8,874,758	8,874,758	9,153,997	9,153,997
Paid-in-kind interest on loans	74,516	74,516	69,274	69,274

Total credit-related arrangements	$12,694,611	$8,994,762	$14,144,291	$9,295,429

Derivatives
     Derivatives expose us to credit and market risk. If the counterparty fails to perform, the credit risk is equal to the fair market value gain of the derivative. When the fair market value of a derivative contract is positive, this indicates the counterparty owes us, and therefore, creates a repayment risk for us. When the fair market value of a derivative contract is negative, we owe the counterparty and have no repayment risk. Market risk is the adverse effect that a change in interest rates has on the value of a financial instrument. We manage market risk by only using derivatives for hedging purposes against existing assets and liabilities. For further discussion regarding our derivative activities, see Note 23, Derivative Instruments.
Credit-Related Arrangements
     As of December 31, 2008 and 2007, we had committed credit facilities to our borrowers of approximately $13.3 billion and $14.6 billion, respectively, of which approximately $3.6 billion and $4.7 billion, respectively, was unfunded. Our failure to satisfy our full contractual funding commitment to one or more of our borrower’s could create a breach of contract and lender liability for us and damage our reputation in the marketplace, which could have a material adverse effect on our business.
     We are obligated to provide standby letters of credit in conjunction with several of our lending arrangements. As of December 31, 2008 and 2007, we had issued $183.5 million and $222.6 million, respectively, in letters of credit which expire at various dates over the next six years. If a borrower defaults on its commitment(s) subject to any letter of credit issued under these arrangements, we would be responsible to meet the borrower’s financial obligation and would seek repayment of that financial obligation from the borrower.
     Our interest-only loans consist of balloon and bullet loans, which collectively represent approximately 93% of our loan portfolio as of December 31, 2008 and 2007. A balloon loan is a term loan with a series of scheduled payment installments calculated to amortize the principal balance of the loan so that upon maturity of the loan more than 25%, but less than 100%, of the loan balance remains unpaid and must be satisfied. A bullet loan is a loan with no scheduled payments of principal before the maturity date of the loan. On the maturity date, the entire unpaid balance of the loan is due. Balloon loans and bullet loans involve a greater degree of credit risk than other types of loans because they require the client to make a large final payment upon the maturity of the loan.
     Our PIK interest rate loans represent the deferral of either a portion or all of the contractual interest payments on the loan. At each payment date, any accrued and unpaid interest is capitalized and included in the loan’s principal balance. As of December 31, 2008 and 2007, the outstanding balance of our PIK loans was $1.1 billion and $939.0 million, respectively. On the maturity date, the principal balance and the capitalized PIK interest are due. Loans with PIK interest have a greater degree of credit risk than other types of loans because they require the client to make a large final payment upon the maturity of the loan.
Concentrations of Credit Risk
     In our normal course of business, we engage in commercial lending and leasing activities with clients throughout the United States. As of December 31, 2008, the single largest industry concentration was healthcare and social assistance, which made up approximately 18% of our commercial loan portfolio. As of December 31, 2008, the largest geographical concentration was New York, which made up approximately 13% of our commercial loan portfolio. As of December 31, 2008, the single largest industry concentration in our direct real estate investment portfolio was skilled nursing, which made up approximately 98% of the investments. As of December 31, 2008, the largest geographical concentration in our direct real estate investment portfolio was Florida, which made up approximately 33% of the investments.
Note 25. Fair Value Measurements
     We use fair value measurements to record fair value adjustments to certain of our financial assets and liabilities and to determine fair value disclosures. Marketable securities, mortgage-backed securities, available-for-sale investments, warrants and derivatives are recorded at fair value on a recurring basis. In addition, we may be required from time to time to measure certain of our assets at fair value on a nonrecurring basis, including loans held for sale, loans held for investment and certain of our investments. As previously discussed in Note 2, Summary of Significant Accounting Policies, we adopted SFAS No. 157 effective January 1, 2008. SFAS No. 157 amended SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS No. 107”), which requires the disclosure of the estimated fair value of on- and off-balance sheet financial instruments. We followed SFAS No. 157 in determining the SFAS No. 107 fair value disclosure amounts. The disclosures required under SFAS No. 157 and SFAS No. 107 are included in this note.
Fair Value Determination
     Fair value is based on quoted market prices or by using market based inputs where available. Given the nature of some of our assets and liabilities, clearly determinable market based valuation inputs are often not available; therefore, these assets and liabilities are valued using internal estimates. As subjectivity exists with respect to many of our valuation estimates used, the fair values we have disclosed may not equal prices that we may ultimately realize if the assets are sold or the liabilities settled with third parties.
     Below is a description of the valuation methods for our assets and liabilities recorded at fair value on either a recurring or nonrecurring basis and for estimating fair value of financial instruments not recorded at fair value for disclosure purposes. While we believe the valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the measurement date.
Financial Assets and Liabilities
Cash
     Cash and cash equivalents and restricted cash are recorded at historical cost. The carrying amount is a reasonable estimate of fair value as these instruments have short-term maturities and interest rates that approximate market.
Marketable Securities
     Marketable securities consist of Agency Discount Notes, Agency Callable Notes, Agency Debt, Agency MBS and Corporate Debt that are carried at fair value on a recurring basis and classified as available-for-sale securities. The securities are valued using quoted prices from external market participants, including pricing services. If quoted prices are not available, the fair value is determined using quoted prices of securities with similar characteristics or independent pricing models, which utilize observable market data such as benchmark yields, reported trades and issuer spreads. The entire portfolio of securities is classified as Level 2.
Mortgage-Related Receivables
     Mortgage-related receivables are recorded at outstanding principal, net of unamortized purchase discounts. For SFAS No. 107 disclosures, the fair value is determined by an external pricing service based on the underlying collateral of the receivables. The value of the loans collateralizing the mortgage-related receivables is based on internal valuation techniques that consider interest rates, home values and borrower attributes, as well as anticipated default rates and prepayment rates.
Residential Mortgage-Backed Securities
     Residential mortgage-backed securities are carried at fair value on a recurring basis. Agency RMBS are classified as trading and Non-Agency RMBS are classified as available-for-sale. Where possible, these securities are valued using quoted prices from external market participants, including pricing services. If quoted prices are not available, the values are determined using quoted prices of securities with similar characteristics or internal pricing models inclusive of assumptions related to prepayment speeds and credit losses. Level 2 securities relate principally to Agency RMBS, and Level 3 securities relate principally to Non-Agency RMBS for which there was no active market as of December 31, 2008.
Commercial Real Estate “A” Participation Interest
     The “A” Participation Interest is recorded at outstanding principal, net of the unamortized purchase discount. For SFAS No. 107 disclosures, the fair value is estimated based on a discounted cash flow analysis, using rates currently being offered for securities with similar characteristics as the underlying collateral.
Loans Held for Sale
     Loans held for sale are carried at the lower of cost or fair value, with fair value adjustments recorded on a nonrecurring basis. The fair value is determined using actual market transactions when available. In situations when market transactions are not available, we use the income approach through internally developed valuation models to estimate the fair value. This requires the use of significant judgment surrounding discount rates and the timing and amounts of future cash flows. Key inputs to these valuations also include costs of completion and unit settlement prices for the underlying collateral of the loans. Fair values determined through actual market transactions are classified within Level 2 of the valuation hierarchy while fair values determined through internally developed valuation models are classified within Level 3.
Loans Held for Investment
     Loans held for investment are recorded at outstanding principal, net of any deferred fees and unamortized purchase discounts or premiums. We record fair value adjustments on a nonrecurring basis when we have determined that it is necessary to record a specific reserve against the loans. We may utilize the fair value of collateral to measure the specific reserve for those loans that are collateral dependent. To determine the fair value of the collateral, we may employ different approaches depending on the type of collateral. Typically, we determine the fair value of the collateral using internally developed models. Our models utilize industry valuation benchmarks, such as multiples of earnings before interest, taxes, depreciation, and amortization (“EBITDA”), depending on the industry, to determine a value for the underlying enterprise. In certain cases where our collateral is a fixed or other tangible asset, we will periodically obtain a third party appraisal. When fair value adjustments are recorded on these loans, we typically classify them in Level 3 of the fair value hierarchy.
     For SFAS No. 107 disclosures, we determine the fair value estimates of loans held for investment primarily using external pricing services. These pricing services group loans based on credit rating and collateral type, and the fair value is estimated utilizing discounted cash flow techniques. The valuations take into account current market rates of return, contractual interest rates, maturities and assumptions regarding expected future cash flows. Within each respective loan grouping, current market rates of return are determined based on quoted prices for similar instruments that are actively traded, adjusted as necessary to reflect the illiquidity of the instrument. This approach requires the use of significant judgment surrounding current market rates of return, liquidity adjustments and the timing and amounts of future cash flows.
Investments
     Investments carried at fair value on a recurring basis include debt and equity securities classified as available-for-sale under SFAS No. 115. Debt securities are primarily corporate bonds whose values are determined using internally developed valuation models. These models utilize discounted cash flow techniques for which key inputs include the timing and amount of future cash flows and market yields. Market yields are based on comparisons to other instruments for which market data is available. Prior to the fourth quarter of 2008, we utilized pricing services to value our debt security investments. However, given the declining volume of trading activity surrounding our investments, we concluded that such inputs were no longer representative of the investments’ fair value. Equity securities are valued using the stock price of the underlying company in which we hold our investment. Given the lack of active and observable trading in the market, our debt securities are classified in Level 3. Our equity securities are classified in

Level 1 or 2 depending on the level of activity within the market.
     Investments accounted for under the cost or equity methods of accounting are carried at fair value on a nonrecurring basis to the extent that they are impaired during the period. We impair these investments to fair value when we have determined that other-than-temporary impairment exists. As there is rarely an observable price or market for such investments, we determine fair value using internally developed models. Our models utilize industry valuation benchmarks, such as multiples of EBITDA, depending on the industry, to determine a value for the underlying enterprise. We reduce this value by the value of debt outstanding to arrive at an estimated equity value of the enterprise. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the pricing indicated by the external event will be used to corroborate our private equity valuation. Where these investments have been measured to fair value, we typically classify them in Level 3 of the fair value hierarchy.
     For SFAS No. 107 disclosures, we determine the fair value estimate of equity investments accounted for under the cost method of accounting as described above. The disclosures required under SFAS No. 107 are not required for investments accounted for under the equity method of accounting. We also own mortgage-backed securities classified as held-to-maturity under SFAS No. 115, which are recorded at amortized cost. As of December 31, 2008, the carrying value of these investments approximated fair value as they were purchased in late December 2008.
Warrants
     Warrants are carried at fair value on a recurring basis and generally relate to private companies. Warrants for private companies are valued based on the estimated value of the underlying enterprise principally using a multiple determined either from comparable public company data or from the transaction where we acquired the warrant and a financial performance indicator based on EBITDA or another revenue measure. Given the nature of the inputs used to value private company warrants, they are classified in Level 3 of the fair value hierarchy.
Derivative Assets and Liabilities
     Derivatives are carried at fair value on a recurring basis and primarily relate to interest rate swaps, caps, floors, basis swaps and forward exchange contracts which we enter into to manage interest rate risk and foreign exchange risk. Our derivatives are principally traded in over-the-counter markets where quoted market prices are not readily available. Instead, derivatives are measured using market observable inputs such as interest rate yield curves, volatilities and basis spreads. We also consider counterparty credit risk in valuing our derivatives. We typically classify our derivatives in Level 2 of the fair value hierarchy.
FHLB Stock
     Our investment in FHLB stock is recorded at historical cost, which is a reasonable estimate of fair value. FHLB stock does not have a readily determinable fair value, but can be sold back to the FHLB at its par value with stated notice.
Deposits
     Deposits are carried at historical cost. The carrying amounts of deposits for savings and money market accounts and brokered certificates of deposit are deemed to approximate fair value as they either have no stated maturities or short-term maturities. For SFAS No. 107 disclosures, certificates of deposit are grouped by maturity date, and the fair value is estimated utilizing discounted cash flow techniques. The interest rates applied to the analyses are rates currently being offered for similar certificates of deposit within the respective maturity groupings.
Repurchase Agreements
     The carrying amount of repurchase agreements is a reasonable estimate of fair value as these instruments have short-term maturities and interest rates that approximate market.
Credit Facilities
     For SFAS No. 107 disclosures, the fair value of our credit facilities is estimated based on current market interest rates for similar debt instruments adjusted for the remaining time to maturity.

Term Debt
     Term debt is comprised of term debt transactions in the form of asset securitizations and Owner Trust term debt. For SFAS No. 107 disclosures, the fair value of our term debt securitizations is determined based on actual prices from recent third party purchases of our debt when available and based on indicative price quotes received from various market participants when recent transactions have not occurred. The fair value of the Owner Trust senior term debt is determined by an external pricing service based on the fair value of the mortgage-related receivables, as described above, and the structure of the deal. The fair value is not adjusted for changes in our credit quality as the holders do not have recourse to our general credit. As of December 31, 2008, the Owner Trust subordinated term debt was no longer outstanding. As of December 31, 2007, the carrying amount of the Owner Trust subordinated term debt approximated its fair value.
Other Borrowings
     Our other borrowings are comprised of convertible debt, subordinated debt and mortgage debt. For SFAS No. 107 disclosures, the fair value of our convertible debt is determined from quoted market prices in active markets or, when the market is not active, from quoted market prices for debt with similar maturities. The fair value of our subordinated debt is determined based on recent third party purchases of our debt when available and based on indicative price quotes received from market participants when recent transactions have not occured. The fair value of our mortgage debt is estimated using discounted cash flow techniques, which take into account current market interest rates and the fixed spread included in the debt.
Off-Balance Sheet Financial Instruments
Loan Commitments and Letters of Credit
     These instruments generate ongoing fees at our current pricing levels, which are recognized over the term of the commitment period. For SFAS No. 107 disclosures, the fair value is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current creditworthiness of the counterparties and current market conditions. In addition, for loan commitments, the market rates of return utilized in the valuation of the loans held for investment as described above are applied to this analysis to reflect current market conditions.
Financial Assets and Liabilities Carried at Fair Value on a Recurring Basis
     Assets and liabilities have been grouped in their entirety based on the lowest level of input that is significant to the fair value measurement. Assets and liabilities carried at fair value on a recurring basis on the balance sheet as of December 31, 2008 were as follows:

	Fair Value
	Measurement as of	Quoted Prices in	Significant Other	Significant
	December 31,	Active Markets for	Observable	Unobservable
	2008	Identical Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
	($ in thousands)
Assets
Marketable securities, available-for-sale	$642,714	$—	$642,714	$—
Mortgage-backed securities pledged, trading	1,489,291	—	1,489,291	—
Investments carried at fair value:
Investments available-for-sale	36,837	—	213	36,624
Warrants	4,661	—	—	4,661
Other assets held at fair value:
Derivative assets	206,979	—	206,979	—

Total assets	$2,380,482	$—	$2,339,197	$41,285

Liabilities
Other liabilities held at fair value:
Derivative liabilities	$342,784	$—	$342,784	$—

     A summary of the changes in the fair values of assets and liabilities carried at fair value for the year ended December 31, 2008 that have been classified in Level 3 was as follows:

		Realized and Unrealized			Purchases,
		Losses, net		Total	Sales,
			Included in	Realized	Issuances,
	Balance as of		Other	and	and	Transfers	Balance as of	Unrealized
	January 1,	Included in	Comprehensive	Unrealized	Settlements,	in (out)	December 31,	Losses, net
	2008	Income	Income, net	Losses, net	Net	of Level 3	2008	(1)
	($ in thousands)
Assets
Investments carried at fair value:
Investments available-for-sale	$12,837	$(25,008)	$(10)	$(25,018)	$48,805	$—	$36,624	$(25,008)
Warrants	8,994	(2,681)	—	(2,681)	(1,652)	—	4,661	(2,281)

Total assets	$21,831	$(27,689)	$(10)	$(27,699)	$47,153	$—	$41,285	$(27,289)

(1)	Represents net unrealized losses included in income relating to assets held as of December 31, 2008.
     Realized and unrealized gains and losses on assets and liabilities classified in Level 3 included in income for the year ended December 31, 2008, reported in interest income, (loss) gain on investments, net, and loss on residential mortgage investment portfolio, were as follows:

			Loss on
	Interest	Loss on	Residential Mortgage
	Income	Investments, net	Investment Portfolio
	($ in thousands)
Total losses included in earnings for the period	$(83)	$(23,536)	$(4,070)
Unrealized losses relating to assets still held at reporting date	(83)	(23,136)	(4,070)
Financial Assets Carried at Fair Value on a Nonrecurring Basis
     We may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. As described above, these adjustments to fair value usually result from the application of lower of cost or fair value accounting or write downs of individual assets. The table below provides the fair values of those assets for which nonrecurring fair value adjustments were recorded during the year ended December 31, 2008, classified by their position in the fair value hierarchy. The table also provides the gains (losses) related to those assets recorded during the year ended December 31, 2008.

	Fair Value
	Measurements for	Quoted Prices in			Total Net Losses for
	the Year Ended	Active Markets	Significant Other	Significant	the Year Ended
	December 31,	for Identical	Observable Inputs	Unobservable	December 31,
	2008	Assets (Level 1)	(Level 2)	Inputs (Level 3)	2008
Assets
Loans held for sale	$8,543	$—	$8,543	$—	$(5,498)
Loans held for investment(1)	289,363	—	—	289,363	(353,202)
Investments carried at cost	3,993	—	—	3,993	(52,278)
Investments accounted for under the equity method	6,207	—	—	6,207	(7,564)

Total assets	$308,106	$—	$8,543	$299,563	$(418,542)

(1)	Represents impaired loans held for investment measured at fair value of the loan’s collateral less transaction costs. Transaction costs were not significant during the year.
SFAS No. 107 Fair Value Disclosures
     SFAS No. 107 requires the disclosure of the estimated fair value of financial instruments. A financial instrument is defined by SFAS No. 107 as cash, evidence of an ownership interest in an entity, or a contract that creates a contractual obligation or right to deliver to or receive cash or another financial instrument from a second entity on potentially favorable terms. The methods and assumptions used in estimating the fair values of our financial instruments are described above.

     The table below provides fair value estimates for our financial instruments as of December 31, 2008 and 2007, excluding financial assets and liabilities for which carrying value is a reasonable estimate of fair value and which are recorded at fair value on a recurring basis.

	December 31,
	2008		2007
	Carrying Value	Fair Value	Carrying Value	Fair Value
	($ in thousands)
Assets:
Mortgage-related receivables, net	$1,801,535	$1,005,639	$2,033,296	$1,988,643
Commercial real estate “A” participation, net	1,396,611	1,266,921	—	—
Loans, net (including loans held for sale)	8,807,133	7,911,429	9,525,454	9,290,410
Investments carried at cost	61,279	81,237	127,183	153,355
Liabilities:
Deposits	$5,043,695	$5,066,874	$—	$—
Credit facilities	1,445,062	1,343,512	2,207,063	2,207,063
Owner Trust term debt	1,724,914	997,611	1,987,774	1,982,076
Other term debt	3,613,542	2,135,646	5,158,664	5,158,664
Convertible debt	729,474	455,368	755,896	749,107
Subordinated debt	438,799	219,400	529,877	452,305
Mortgage debt	330,311	275,995	341,086	341,086
Loan commitments and letters of credit	—	45,488	—	72,158
Note 26. Segment Data
     We currently operate as three reportable segments: 1) Commercial Banking, 2) Healthcare Net Lease, and 3) Residential Mortgage Investment. Our Commercial Banking segment comprises our commercial lending and banking business activities; our Healthcare Net Lease segment comprises our direct real estate investment business activities; and our Residential Mortgage Investment segment comprises our residential mortgage investment and other investment activities formally engaged in to optimize our REIT qualification.
     From January 1, 2006 to the third quarter of 2007, we presented financial results through two reportable segments: 1) Commercial Lending & Investment and 2) Residential Mortgage Investment. Our Commercial Lending & Investment segment comprised our commercial lending and direct real estate investment business activities and our Residential Mortgage Investment segment comprised all of our activities related to our investments in residential mortgage loans and RMBS. Changes were made in the way management organizes financial information to make operating decisions, resulting in the activities previously reported in the Commercial Lending & Investment segment being disaggregated into the Commercial Finance segment and the Healthcare Net Lease segment as described above. Beginning in the third quarter of 2008, we changed the name of our Commercial Finance segment to Commercial Banking to incorporate depository products, services and investments of CapitalSource Bank. We have reclassified all comparative prior period segment information to reflect our three reportable segments.
     The financial results of our operating segments as of and for the year ended December 31, 2008 and 2007, were as follows:

	Year Ended December 31, 2008
				Residential
	Commercial	Healthcare		Mortgage	Consolidated
	Banking	Net Lease		Investment	Total
	($ in thousands)
Total interest and fee income	$1,014,023	$1,402		$226,282	$1,241,707
Operating lease income	—	107,748		—	107,748
Interest expense	475,240	43,232	(1)	180,571	699,043
Provision for loan losses	576,804	—		16,242	593,046
Operating expenses(2)	233,617	47,469		10,109	291,195
Other expense(3)	66,822	1,204		106,057	174,083

Net (loss) income before income taxes	(338,460)	17,245		(86,697)	(407,912)
Income tax benefit	(189,235)	—		—	(189,235)

Net (loss) income	(149,225)	17,245		(86,697)	(218,677)
Net (loss) income attributable to noncontrolling interests	(706)	2,132		—	1,426

Net (loss) income attributable to CapitalSource Inc.	$(148,519)	$15,113		$(86,697)	$(220,103)

Total assets as of December 31, 2008	$13,520,621	$1,059,031		$3,839,980	$18,419,632

	Year Ended December 31, 2007
				Residential
	Commercial	Healthcare		Mortgage	Consolidated
	Banking	Net Lease		Investment	Total
	($ in thousands)
Total interest and fee income	$1,090,585	$1,362		$348,351	$1,440,298
Operating lease income	—	97,013		—	97,013
Interest expense	498,603	41,047	(1)	324,589	864,239
Provision for loan losses	77,576	—		1,065	78,641
Operating expenses(2)	220,550	41,441		6,000	267,991
Other income (expense)(3)	883	(369)		(75,164)	(74,650)

Net income (loss) before income taxes	294,739	15,518		(58,467)	251,790
Income taxes	87,563	—		—	87,563

Net income (loss)	207,176	15,518		(58,467)	164,227
Net income (loss) attributable to noncontrolling interests	(1,037)	5,975		—	4,938

Net income (loss) attributable to CapitalSource Inc.	$208,213	$9,543		$(58,467)	$159,289

Total assets as of December 31, 2007	$10,608,321	$1,098,287		$6,332,756	$18,039,364

	Year Ended December 31, 2006
			Residential
	Commercial	Healthcare	Mortgage	Consolidated
	Banking	Net Lease	Investment	Total
	($ in thousands)
Total interest and fee income	$919,496	$—	$267,522	$1,187,018
Operating lease income	—	30,742	—	30,742
Interest expense	359,929	11,176 (1)	250,561	621,666
Provision for loan losses	81,211	—	351	81,562
Operating expenses(2)	193,053	14,359	8,640	216,052
Other income (expense)(3)	37,297	(2,497)	2,528	37,328

Net income (loss) before income taxes and cumulative effect of accounting change	322,600	2,710	10,498	335,808
Income taxes	37,177	—	—	37,177

Net income (loss) before cumulative effect of accounting change	285,423	2,710	10,498	298,631
Cumulative effect of accounting change, net of taxes	370	—	—	370

Net income (loss)	285,793	2,710	10,498	299,001
Net (loss) income attributable to noncontrolling interests	(806)	5,517	—	4,711

Net income (loss) attributable to CapitalSource Inc.	$286,599	$(2,807)	$10,498	$294,290

Total assets as of December 31, 2006	$8,443,937	$790,233	$5,975,125	$15,209,295

(1)	Interest expense in our Healthcare Net Lease segment includes interest on its secured credit facility and mortgage debt as well as an allocation of interest on its allocated intercompany debt.

(2)	Operating expenses of our Healthcare Net Lease segment include depreciation of direct real estate investments, professional fees, an allocation of overhead expenses (including compensation and benefits) and other direct expenses. Operating expenses of our Residential Mortgage Investment segment consist primarily of direct expenses related to compensation and benefits and professional fees paid to our investment manager and other direct expenses.

(3)	Other (expense) income for our Residential Mortgage Investment segment includes the net of interest income and expense accruals related to certain of our derivatives along with the changes in fair value of our Agency RMBS and related derivatives.
     The accounting policies of each of the individual operating segments are the same as those described in Note 2, Summary of Significant Accounting Policies. Currently, substantially all of our business activities occur within the United States of America and therefore, no additional geographic disclosures are necessary.

Note 27. Parent Company Information
     As of December 31, 2008 and 2007, the parent company, CapitalSource Inc’s, condensed financial information was as follows:
Condensed Balance Sheets

	December 31,
	2008	2007
	($ in thousands)
Assets
Cash and cash equivalents	$11	$—
Investment in subsidiaries:
Bank subsidiary	915,690	—
Non-Bank subsidiaries	3,482,082	3,777,732

Total investment in subsidiaries	4,397,772	3,777,732
Other assets	114,169	92,061

Total assets	$4,511,952	$3,869,793

Liabilities and Shareholders’ Equity:
Credit facilities	$890,000	$480,237
Other borrowings	729,474	755,896
Other liabilities	62,181	27,640

Total liabilities	1,681,655	1,263,773
Shareholders’ Equity:
Common stock	2,828	2,207
Additional paid-in capital	3,686,965	2,941,329
Accumulated deficit	(868,394)	(342,466)
Accumulated other comprehensive income, net	8,898	4,950

Total shareholders’ equity	2,830,297	2,606,020

Total liabilities and shareholders’ equity.	$4,511,952	$3,869,793

Condensed Statements of Income

	Year Ended December 31,
	2008	2007	2006
	($ in thousands)
Net investment income:
Interest income	$4,335	$12,205	$10,297
Interest expense	95,253	72,050	49,819

Net investment (loss) income	(90,918)	(59,845)	(39,522)
Operating expenses:
Compensation and benefits	1,061	1,194	—
Professional fees	3,577	—	—
Other administrative expenses	38,175	50,979	23,694

Total operating expenses	42,813	52,173	23,694
Other (expense) income:
Other (expense) income	(28,123)	—	75,017
Earnings in Bank subsidiary	(8,491)	—	—
Earnings in non-bank subsidiaries	(38,998)	271,307	327,534

Total other (expense) income	(75,612)	271,307	402,551

Net (loss) income before income taxes	(209,343)	159,289	339,335
Income tax expense (benefit)	10,546	—	(29,955)

Net (loss) income	$(219,889)	$159,289	$369,290

Condensed Statements of Cash Flows

	Year Ended December 31,
	2008	2007	2006
	($ in thousands)
Cash used in operating activities:	$(682,193)	$(618,913)	$(569,749)
Cash provided by investing activities:	—	—	33,623
Financing activities:
Proceeds from issuance of common stock, net of offering costs	601,755	714,490	603,422
Payment of dividend	(287,566)	(467,173)	(408,445)
Borrowings on credit facilities, net	409,763	124,551	355,685
Borrowings of convertible debt	—	245,000	—
Others	(41,748)	1,888	(16,417)

Cash provided by financing activities:	682,204	618,756	534,245

Increase (decrease) in cash and cash equivalents	11	(157)	(1,881)
Cash and cash equivalents at beginning of year	—	157	2,038

Cash and cash equivalents at end of year	$11	$—	$157

Note 28. Unaudited Quarterly Information
     Unaudited quarterly information for each of the three months in the years ended December 31, 2008 and 2007, was as follows:

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008
	($ in thousands except per share data)
Interest income	$272,002	$274,012	$254,222	$308,325
Fee income	28,264	29,974	41,267	33,641

Total interest and fee income	300,266	303,986	295,489	341,966
Operating lease income	27,708	28,140	24,210	27,690

Total investment income	327,974	332,126	319,699	369,656
Interest expense	175,606	174,850	158,115	190,472

Net investment income	152,368	157,276	161,584	179,184
Provision for loan losses	445,452	110,261	31,674	5,659

Net investment (loss) income after provision for loan losses	(293,084)	47,015	129,910	173,525
Depreciation of direct real estate investments	9,085	8,898	8,990	8,916
Other operating expenses	82,440	52,621	61,652	58,593
Other (expense) income	(146,133)	28,163	40,286	(96,399)

Net (loss) income before income taxes	(530,742)	13,659	99,554	9,617
Income tax (benefit) expense	(229,612)	58	37,243	3,076

Net (loss) income	(301,130)	13,601	62,311	6,541
Net (loss) income attributable to noncontrolling interests	(54)	(100)	283	1,297

Net (loss) income attributable to CapitalSource Inc.	$(301,076)	$13,701	$62,028	$5,244

Net (loss) income per share attributable to CapitalSource Inc.:
Basic	$(1.08)	$0.05	$0.26	$0.02
Diluted	(1.08)	0.05	0.26	0.02

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2007	2007	2007	2007
	($ in thousands except per share data)
Interest income	$333,122	$344,043	$311,184	$289,554
Fee income	37,974	29,338	45,056	50,027

Total interest and fee income	371,096	373,381	356,240	339,581
Operating lease income	27,079	27,490	22,156	20,288

Total investment income	398,175	400,871	378,396	359,869
Interest expense	231,139	236,753	205,794	190,553

Net investment income	167,036	164,118	172,602	169,316
Provision for loan losses	33,952	12,353	17,410	14,926

Net investment income after provision for loan losses	133,084	151,765	155,192	154,390
Depreciation of direct real estate investments	8,928	8,924	7,390	6,762
Operating expenses	62,165	56,209	59,053	58,560
Other (expense) income	(52,151)	(49,627)	21,079	6,049

Net income before income taxes	9,840	37,005	109,828	95,117
Income taxes	27,312	11,557	29,693	19,001

Net (loss) income	(17,472)	25,448	80,135	76,116
Net income attributable to noncontrolling interests	1,154	1,182	1,272	1,330

Net (loss) income attributable to CapitalSource Inc.	$(18,626)	$24,266	$78,863	$74,786

Net (loss) income per share attributable to CapitalSource Inc.:
Basic	$(0.09)	$0.13	$0.43	$0.42
Diluted	(0.09)	0.13	0.42	0.41
Note 29. Subsequent Event
     On February 13, 2009, we entered into an agreement with an existing securityholder and issued 19,815,752 shares our common stock in exchange for approximately $61.6 million in aggregate principal amount of our outstanding 1.625% senior subordinated convertible debentures due March 2034 held by the securityholder. We retired all of the debentures acquired in the exchange. In connection with this exchange, we incurred a loss of approximately $57.5 million, which includes a write-off of $0.4 million in deferred financing fees and debt discount.